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As filed with the Securities and Exchange Commission on July 10, 2007

Registration No. 333-140613

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HIRERIGHT, INC.
(Exact Name of Registrant as Specified in Its Charter)

California	7374	33-0465016
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

5151 California Avenue
Irvine, CA 92617
(949) 428-5800
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Jeffrey A. Wahba
Chief Financial Officer
HireRight, Inc.
5151 California Avenue
Irvine, CA 92617
(949) 428-5800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ellen S. Bancroft, Esq. J.R. Kang, Esq. Jason Wisniewski, Esq. Dorsey & Whitney LLP 38 Technology Drive Irvine, CA 92618 (949) 932-3600	Mark A. Stegemoeller, Esq. Angela Grinstead, Esq. Latham & Watkins LLP 633 West Fifth Street Suite 4000 Los Angeles, CA 90071-2007 (213) 485-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.01 par value	$86,250,000	$9,229(3)

(1)
Includes the offering price attributable to shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 10, 2007

4,375,000 Shares

Common Stock

        Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $15.00 and $17.00 per share. We have applied to list our common stock on The NASDAQ Global Market under the symbol "HIRE."

        We are selling 2,954,115 shares of our common stock and the selling stockholders identified in this prospectus are selling an additional 1,420,885 shares of our common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

        The underwriters have an option to purchase a maximum of 526,176 additional shares from us and 130,074 additional shares from the selling stockholders to cover over-allotments of shares.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to HireRight	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

        Delivery of the shares of common stock will be made on or about                           , 2007.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

Robert W. Baird & Co.
CIBC World Markets
Piper Jaffray
William Blair & Company

The date of this prospectus is                           , 2007.

We provide on-demand employment screening solutions.

HIRE SAFE. HIRE SMART. HIRERIGHT.

About HireRight

- Comprehensive screening solutions
- Millions of transactions completed each year
- More than 1400 customers in 2006, including 53 of the Fortune 500™

HireRight.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	7
FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	23
DIVIDEND POLICY	23
CAPITALIZATION	24
DILUTION	25
SELECTED CONSOLIDATED FINANCIAL DATA	27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
BUSINESS	49
MANAGEMENT	64
RELATED PARTY TRANSACTIONS	83
PRINCIPAL AND SELLING STOCKHOLDERS	84
DESCRIPTION OF CAPITAL STOCK	87
SHARES ELIGIBLE FOR FUTURE SALE	91
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS	93
UNDERWRITING	97
NOTICE TO CANADIAN RESIDENTS	100
LEGAL MATTERS	102
EXPERTS	102
WHERE YOU CAN FIND MORE INFORMATION	102
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

        Until                        , 2007 (25 days after commencement of this offering), all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock, which we discuss under "Risk Factors," and our consolidated financial statements and related notes. Except as otherwise indicated, the market data and industry statistics in this prospectus are based upon independent industry publications and other publicly available information.

Our Company

        We are a leading provider of on-demand employment screening solutions. Our customers use our comprehensive screening services in conjunction with our web-based software applications to conduct and manage their employment screening programs efficiently and effectively, make more informed employment decisions, improve workplace safety and mitigate risk. We offer a comprehensive set of background screening services including criminal, motor vehicle and other public records searches, employment, education and professional license verifications and credit checks, as well as drug and health screening services. During 2006, we processed approximately 4.8 million distinct records searches, verifications, checks and screens for our customers.

        Our screening solutions are comprised of a suite of software applications, a comprehensive set of screening services and a proprietary information processing engine. We believe our screening solutions deliver faster results, provide greater convenience and ease-of-use, and enable our customers to effectively manage complex screening programs, providing them with significant time and cost savings. We deliver fast results primarily through our extensive use of automation in executing screening requests and our integration with information sources. We offer convenience and ease-of-use by providing screening solutions that address a wide range of screening program needs, by automating many of the manual processes associated with screening and by offering solutions that are fully integrated with our customers' recruiting software applications. We enable our customers to effectively manage the complexities inherent in employment screening programs by providing subject matter and solution expertise and robust, configurable software applications that facilitate effective program management, monitoring and control.

        We serve a diverse customer base in a variety of industries, such as business services, technology, healthcare, manufacturing, telecommunications and financial services. During 2006, we served more than 1,400 customers, which included 17 of the Fortune 100 companies and 53 of the Fortune 500 companies. In 2006, we also provided screening solutions to approximately 1,300 of our customers' third-party suppliers and contractors through our supplier screening solutions, including our Extended Workforce Screening Solution, which was named one of Human Resource Executive Magazine's 2006 Top HR Products of the Year.

Our Industry

        The background screening market is highly fragmented and represents a large market opportunity. According to a 2004 presentation by the National Association of Professional Background Screeners, the background screening market at that time was estimated to be $4.0 billion in size and to consist of more than 1,000 screening firms.

        We believe that demand for background screening solutions is growing as a result of several factors, including increased public awareness of potential security threats as well as the numerous highly publicized incidents of violence in the workplace. Additionally, governments and other regulatory bodies have established processes and procedures to identify and minimize potential threats, many of which include obtaining background information on individuals. Companies have also sought to establish new, or enhance their existing, screening programs to improve workplace safety and better protect themselves from negligent hiring claims.

        Demand for employment screening solutions is also driven and influenced by trends in related markets. Leading human resource outsourcing, or HRO, providers have increasingly looked to collaborate with other service providers, including background screening providers, to offer a comprehensive solution to potential customers. Additionally, companies and HRO providers have increasingly sought to address the inefficiency and inconsistency associated with manual recruiting and hiring processes, contributing to the evolution and increasing adoption of human resource management systems and recruiting software applications. As adoption of these software applications continues to increase, we believe that an increasing number of customers will seek to integrate their employment screening solution with these applications, thereby driving increased volume of screening transactions towards those employment screening providers that provide integrated solutions.

Our Competitive Strengths

        We consider the following to be our key competitive strengths:

        Comprehensive Screening Solutions.    We provide more than 50 screening services and a suite of software applications that our customers can use to screen their entire permanent and extended workforce across multiple, diverse geographies in a wide variety of industries.

        Superior User Experience.    Our web-based software applications enable our customers to efficiently and effectively manage the complexities inherent in employment screening programs. Our solutions enhance our customers' execution of their screening programs by eliminating duplicative steps in the process, seamlessly integrating with our customers' recruiting software applications, utilizing an intuitive, user-friendly interface and providing consolidated reports.

        Scalable, Proprietary Information Processing Engine.    Our proprietary information processing engine is a key component of our screening solution as it allows us to automate and manage a large number of complex screening requests concurrently and to deliver a wide range of screening services in a fast, accurate and cost-effective manner.

        Extensive Network of Strategic Alliances with Industry Leaders.    We have established strategic alliances with a network of recruiting software application and HRO providers, which provide valuable sales and marketing support and allow us to offer differentiated, pre-integrated screening solutions.

        Proven Track Record of Success with Large Enterprises.    We believe that our record of success in serving large, complex enterprises is a key competitive advantage. The size and diversity of these customers, combined with the longevity of our relationships with many of them, demonstrates our ability to handle complex screening program challenges.

        Strong, Experienced Management Team.    Our management team is led by Eric J. Boden, our President, Chief Executive Officer and Chairman, and Jeffrey A. Wahba, our Chief Financial Officer, who collectively possess over 50 years of leadership and financial management experience. We have expanded our management team significantly over the last three years in order to establish the management infrastructure necessary to pursue our growth objectives.

Our Growth Strategy

        We intend to pursue the following strategies to capitalize on our position of leadership in the employment screening market:

        Increase Penetration of the Large Enterprise Market.    We believe that our employment screening solutions are highly effective in servicing the complex screening needs of large enterprises, as evidenced by the number of large enterprises that currently utilize our solutions. We intend to pursue additional large enterprise customers by continuing to invest in and expand our direct sales and marketing efforts, as well as by pursuing opportunities developed through our strategic alliances with leading recruiting software application and HRO providers.

        Further Penetrate Our Existing Customer Base.    We intend to continue to increase the array of employment screening solutions that we provide to our existing customers. Primarily through our Account Management team, we work closely with existing customers to identify opportunities to screen additional individuals and expand the breadth of screening services and software applications utilized, in order to improve the effectiveness of their screening programs.

        Continue to Enhance Our Market Position in the Small and Midsize Business, or SMB, Market.    Our screening solutions are designed to have the flexibility to effectively meet the screening needs of SMBs. We currently serve many SMB customers and intend to continue to pursue opportunities with SMBs through a dedicated SMB sales force, as well as through our strategic alliances.

        Develop Offerings for Non-Employment Screening.    We intend to leverage our expertise in providing effective employment screening solutions to develop and offer non-employment screening solutions. These solutions may include screening solutions designed to mitigate risk associated with the establishment of business relationships and other non-employment screening applications such as tenant screening for rental properties, student screening for admissions, and screening of consumer service providers.

        Selectively Pursue Acquisition Opportunities.    We intend to selectively consider acquisitions that enhance the breadth of our screening solutions by adding new screening services or additional functionality, that further establish our presence either domestically or internationally, or that allow us to add complementary products or services to our offerings.

Corporate Information

        We were incorporated in California in 1990 and will reincorporate in Delaware prior to the completion of this offering. Our executive offices are located at 5151 California Avenue, Irvine, California 92617 and our telephone number is (949) 428-5800. Our corporate website is at www.hireright.com. The information contained in, or that can be accessed through, our website does not constitute a part of this prospectus. Unless the context requires otherwise, as used in this prospectus, the terms "HireRight," "we," "us" and "our" refer to HireRight, Inc. and its subsidiary, HireRight Estonia AS. HireRight®, HireRight Enterprise™, Extended Workforce Screening Solution™ and Employment Application Solution™ are our United States trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

The Offering

Common stock offered by us	2,954,115 shares
Common stock offered by the selling stockholders	1,420,885 shares
Total common stock offered	4,375,000 shares
Common stock to be outstanding after this offering	11,221,898 shares
Proposed NASDAQ Global Market symbol	HIRE
Use of proceeds
As described in "Use of Proceeds," we intend to use the net proceeds to us from this offering for working capital and other general corporate purposes, including to expand our sales and marketing activities, develop new service offerings and expand our international operations. In addition, we may use a portion of the net proceeds for acquisitions of, or investments in, businesses, products or technologies that enhance or add new services or additional functionality, further solidify our market position or allow us to offer complementary products, services or technologies.
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.
Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should consider carefully before investing in shares of our common stock.

        The number of shares of common stock outstanding after this offering is based on 8,267,783 shares outstanding as of June 30, 2007 (which includes 76,417 shares issuable upon exercise of a warrant held by a selling stockholder, which shares will be sold by the selling stockholder in this offering), and does not include:

  •
  1,054,884 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2007, at a weighted average exercise price of $3.85 per share;

  •
  397,655 shares of common stock issuable upon the exercise of other warrants outstanding as of June 30, 2007, at a weighted average exercise price of $3.20 per share;

  •
  183,228 shares of common stock reserved for future grant or issuance as of June 30, 2007 under our 2000 Stock Option/Stock Issuance Plan; and

  •
  shares of common stock reserved for future grant or issuance under our 2007 Long-Term Incentive Plan and            shares of common stock reserved for purchase under our 2007 Employee Stock Purchase Plan, both expected to be adopted prior to the completion of this offering.

        Unless otherwise indicated, all information in this prospectus assumes:

  •
  a 1-for-4.5 reverse stock split effected in                2007;

  •
  the conversion of all of our outstanding preferred stock into an aggregate of 6,201,142 shares of common stock upon the closing of this offering;

  •
  the underwriters will not exercise their over-allotment option to purchase up to 526,176 additional shares of common stock from us and up to 130,074 additional shares of common stock from the selling stockholders;

  •
  the exercise by a selling stockholder of a warrant to purchase 76,417 shares of common stock immediately prior to the closing of the offering, and assumes no other person will exercise any other outstanding options or warrants; and

  •
  our reincorporation as a Delaware corporation, upon the approval of our stockholders, prior to the completion of this offering.

Summary Consolidated Financial Data

        The following tables set forth a summary of our consolidated financial data for the periods presented and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended December 31,				Three Months Ended March 31,
	2004	2005	2006		2006	2007
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue:
Service revenue	$28,524	$38,387	$52,453		$11,628	$14,515
Reimbursed fee revenue	3,255	4,666	5,644		1,419	1,505

Total revenue	31,779	43,053	58,097		13,047	16,020
Cost of revenue:
Cost of service revenue	17,501	22,268	26,101		5,980	7,016	(1)
Reimbursed fees paid	3,255	4,666	5,644		1,419	1,505

Total cost of revenue	20,756	26,934	31,745		7,399	8,521
Gross profit	11,023	16,119	26,352		5,648	7,499
Operating expenses:
Research and development	2,368	3,131	3,779	(1)	861	909	(1)
Sales and marketing	4,329	6,495	8,676	(1)	1,756	2,379	(1)
General and administrative	4,595	6,303	7,531	(1)	1,606	2,287	(1)

Total operating expenses	11,292	15,929	19,986		4,223	5,575

Income (loss) from operations	(269)	190	6,366		1,425	1,924
Other income (expense):
Interest income (expense), net	(25)	(155)	86		(20)	91
Other expense, net	(45)	(13)	(27)		(4)	(1)

Total other income (expense), net	(70)	(168)	59		(24)	90

Income (loss) before income taxes	(339)	22	6,425		1,401	2,014
Income tax provision (benefit)	2	1	(4,469	)(2)	—	837

Net income (loss)	$(341)	$21	$10,894		$1,401	$1,177

Net income (loss) allocable to common stockholders	$(341)	$0	$2,023		$192	$153
Net income (loss) per share allocable to common stockholders:
Basic	$(0.23)	$0.00	$1.12		$0.11	$0.08
Diluted	$(0.23)	$0.00	$0.73		$0.08	$0.05
Weighted average common and common equivalent shares:
Shares used in computation of basic net income (loss) per share allocable to common stockholders	1,490	1,617	1,811		1,690	1,957
Shares used in computation of diluted net income (loss) per share allocable to common stockholders	1,490	1,617	2,766		2,432	3,036
Pro forma basic net income per share(3):
Basic			$1.36			$0.14
Diluted			$1.21			$0.13
Pro forma weighted average common and common equivalent shares(3):
Basic			8,012			8,158
Diluted			8,967			9,237

(footnotes on next page)

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(in thousands)
Other Data:
Depreciation and amortization	$820	$1,061	$1,078	$302	$302
Net cash provided by (used in) operating activities	(373)	388	9,483	1,703	860
Capital expenditures	913	686	1,435	376	563
	As of March 31, 2007
	Actual	Pro Forma(4)(6)	Pro Forma As Adjusted(5)(6)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,117	$3,117	$46,591
Total assets	26,180	26,180	68,911
Total debt	4	4	4
Total stockholders' (deficit) equity	(7,459)	17,721	60,452

(1)
Includes stock-based compensation expense recognized under SFAS 123(R) as follows:

	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	(in thousands)
Cost of service revenue	$13	$8
Research and development expense	14	7
Sales and marketing expense	33	22
General and administrative expense	184	40

Total stock-based compensation expense	$244	$77

In accordance with the prospective transition method provided under SFAS 123(R), our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

(2)
Reflects the reversal of the valuation allowance applied to net deferred tax assets for the year ended December 31, 2006.

(3)
See discussion of pro forma basic and diluted net income per share in Note 15 of our consolidated financial statements.

(4)
Reflects on a pro forma basis the conversion of all of our outstanding preferred stock into an aggregate of 6,201,142 shares of common stock.

(5)
Gives effect to (i) the conversion of all of our outstanding preferred stock into 6,201,142 shares of our common stock upon the closing of this offering, (ii) the exercise of a warrant to purchase 76,417 shares of our common stock at an exercise price of $3.18 per share by a selling stockholder, which shares will be sold in this offering by the selling stockholder, and (iii) the receipt of the estimated proceeds from the sale of the 2,954,115 shares offered by us in this offering at the assumed initial offering price of $16.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase in the assumed offering price of $16.00 per share would increase total assets and cash and cash equivalents by $2.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Each $1.00 decrease in the assumed offering price of $16.00 per share would decrease total assets and cash and cash equivalents by $2.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, any increase or decrease in the number of shares that we sell in the offering will increase or decrease our proceeds by such increase or decrease, as applicable, multiplied by the offering price per share, less underwriting discounts and commissions and offering expenses.

(6)
The unaudited consolidated pro forma and pro forma as adjusted balance sheet data are presented for informational purposes only and do not purport to represent what our financial position actually would have been had the transactions so described occurred on the dates indicated or to project our financial position as of any future date.

RISK FACTORS

        You should carefully consider the following risks before you decide to purchase our common stock. If any of the following risks actually occur, our business, financial condition, results of operations or cash flow could be materially adversely affected, the value of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We are subject to significant governmental regulation, and a failure to correctly identify, interpret, comply with and reconcile the laws and regulations to which we are subject could result in substantial liability.

        Because we are considered to be a consumer reporting agency and we deal primarily in searching and reporting public and non-public consumer information and records, and performing third-party administrative services for employment-related drug screening and other occupational testing, we are subject or vulnerable to extensive and often complex governmental laws and regulations, such as the Fair Credit Reporting Act, or FCRA, Drivers' Privacy Protection Act, state consumer reporting agency laws, state private investigator licensing regulations, Department of Transportation regulations and various other foreign, federal, state and local laws and regulations. Among other things, such laws restrict access to, use and disclosure of certain types of personal information and regulate the storage and disposal of such information. Identifying, interpreting and complying with foreign laws and regulations is particularly difficult due to the broad range of foreign laws and regulations, as well as uncertainties with respect to the applicability and interpretation of such laws and regulations. For example, with respect to our services provided in the European Union and its member countries, although we have qualified for a safe harbor certification available for U.S. companies for the transmission of the personal information that we collect under the jurisdiction of the European Union, uncertainty remains as to the other laws and regulations of the specific member countries which may also apply to our operations in those countries. Failure to comply with these domestic and foreign laws and regulations, to the extent applicable, may harm our reputation and result in the imposition of civil and criminal penalties and fines, restrictions on our operations, and breach of contract or indemnification claims by our customers and data suppliers.

        In addition to the challenges of identifying, interpreting and complying with such laws and regulations, and changes to such laws and regulations over time, we face the challenge of reconciling the many potential conflicts between such laws and regulations among the various domestic and international jurisdictions that may be involved in the provision of our services. These challenges may require us to incur additional compliance costs. A failure to correctly identify, interpret, comply with and reconcile the laws and regulations to which we are subject could result in substantial liability and could have a material adverse effect on us. The expansion of our business into areas other than employment screening may require compliance with additional laws and regulations.

Evolving or increased regulations, particularly those related to the use of personal information, may lead to additional expense, restrictions and loss of revenue, which could have a material adverse effect on our business.

        Changes to existing laws and regulations relating to our business, interpretations of those laws and regulations or their applicability to us, or the adoption of applicable new laws and regulations could result in additional regulatory compliance requirements or our incurring increasing or substantial regulatory compliance expense, litigation expense or loss of revenue. For example, certain information and services we provide are subject to regulation by various federal, state and local laws and regulations in the United States designed to protect the privacy of the public and to prevent the misuse of personal information in the marketplace. Many consumer advocates, privacy advocates, and government regulators have become increasingly concerned with the use of personal information, particularly social security numbers, department of motor vehicle data and dates of birth, which are extensively used in our search protocols. Since 2001, more than 30 states have enacted new laws to protect personal information or to give consumers more information about how their personal information is used, and lobbying efforts are underway for further restrictions on the dissemination or commercial use of personal information by the public and private sectors. In particular, following publicity surrounding the loss by various high profile public companies of extensive archives of sensitive personal information, and incidents of fraudulent data access through consumer reporting agencies, a number of laws have been enacted or proposed at state and federal levels. Increased regulation in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information, could have a material adverse effect on our ability to collect or process information or our costs related to collecting and providing information. Any such restriction or additional cost could limit our service offerings, reduce our profitability or otherwise materially and adversely affect our ability to conduct our business, or to do so economically.

We could face liability based on the nature of our services and the information we report, which may not be covered or fully covered by insurance.

        We face potential liability from individuals, classes of individuals, customers or regulatory bodies for claims based on the nature, content or accuracy of our services and the information used and reported by us. This potential liability includes claims of non-compliance with laws and regulations governing our services and claims of defamation, invasion of privacy, negligence, copyright, patent or trademark infringement. In some cases such liability may be strict liability. The potential for us to be named in lawsuits may increase depending in part on our customers' compliance with FCRA, other state consumer reporting agency regulations and applicable employment laws in their procurement and use of our screening reports, which actions may be outside of our control.

        From time to time, we have been subject to lawsuits by potential employees of our customers, alleging that we provided to our customers inaccurate or improper information that negatively impacted the customers' hiring decisions. Although the resolutions of these lawsuits have not had a material adverse effect on us to date, such claims could divert the attention of our management, could subject us to equitable remedies relating to the operation of our business and provision of services and result in significant legal expenses, all of which could have a material adverse effect on our business, financial condition and results of operations. Insurance may not be adequate to cover us for all risks to which we are exposed or may not be available to cover these claims at all. For example, punitive damages, which generally are not covered by insurance, is a remedy available under the Fair Credit Reporting Act to consumers for the failure to comply with the FCRA. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of our insurance coverage, could have a material adverse effect on our business, financial condition or results of operations.

We could face liability based on information that we fail to report in our background screening reports, which may not be covered or fully covered by insurance.

        We may face potential liability from our customers, and possibly damaged third parties, in the event we fail to report information, particularly criminal records or other potentially negative information. For example, should we fail to identify and report an available and reportable criminal felony record which our customer hired us to report, or should we fail to correctly report such information to our customer, then we may face potential liability in the event that the employer hires such applicant, later discovers such record, terminates such employee and is in turn sued by such employee. We may also face liability in the event the employer hires such applicant and that employee then causes personal or monetary injury or damage to the employer, its other employees or other related third parties. The adverse publicity from any such event, as well as the liability to which we may be subject, could have a material adverse effect on our business and financial results. In addition, an imposition of liability that is not covered by insurance or that is in excess of our insurance coverage, could have a material adverse effect on our business, financial condition or results of operations.

We may be required to indemnify our customers or data suppliers, which could have a material adverse effect on our financial condition and operating results to the extent such claims are not covered by insurance.

        Some of our customer and supplier contracts contain indemnification provisions that require us to indemnify our customers and suppliers against certain claims, including claims for improper use of information, non-compliance with laws and regulations applicable to our services and intellectual property infringement. To the extent these claims are successful and are not covered by or exceed our insurance coverage, these obligations could have a material adverse impact on our cash flow, results of operation and financial condition.

Our business, financial condition and results of operations could be materially adversely affected by a downturn in the general economy.

        The substantial majority of our revenues are derived from pre-employment screening services. A general economic downturn could result in a reduced demand for our services, as our revenues are dependent upon general economic and hiring conditions and upon conditions in the industries served by us. To the extent that the economy in general or labor market conditions in particular deteriorate, our existing and potential customers may slow or defer hiring new or replacement employees, and may be reluctant to increase expenditures on those employees they do screen. This could interfere with our growth strategy of increasing the number of background screens performed by, and average revenue per order of, our customer base, and could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to successfully manage our relationships with third-party providers of complementary products and services, including human resource outsourcing providers and recruiting software application providers, we may lose referral sources or may no longer be able to integrate with their systems, either of which could have a material adverse effect on our business.

        We have arrangements with human resource outsourcing, or HRO, providers and providers of recruiting software applications, which provide us a source of customer referrals and may allow us to integrate our services with these providers and our mutual customers. If our agreements with such providers are terminated, we may lose these referral sources, our sales cycle for certain new customers could increase and certain of our screening services may become less convenient for our customers. In addition, if these arrangements are terminated as a result of contract renegotiation or otherwise, we may lose the ability to integrate with the software applications of these companies. Our inability to integrate could jeopardize our relationship with existing customers or put us at a competitive disadvantage in obtaining new customers that require integration with the software applications of these companies. Some of these providers have begun or may begin, by acquisition or other affiliation, providing screening services themselves, and may elect to direct all or substantially all of their customers' business to themselves or their affiliated companies. In addition, should a provider update its products without providing sufficient notice to us, this could result in errors, delays and interruptions in providing services to our integrated customers. A termination of our arrangements with these third-party providers, or their refusal to refer customers to us, could have a material adverse effect on our business, financial condition and results of operations.

Security breaches and improper use of information may negatively impact our business and harm our reputation.

        Our solutions involve the collection and transmission of confidential information of customers and their existing and potential employees. A security breach in our facilities, computer networks, or databases could expose us to a risk of loss of, or unauthorized access to and use of, this information, which could harm our business and reputation and result in a loss of customers or the imposition of fines or other penalties by governmental agencies and claims by our customers and their applicants and employees. Despite security measures we maintain, our systems may be vulnerable to physical break-ins, computer viruses, attacks by hackers, employee malfeasance and similar intrusions, and our third-party contractors who handle information also may experience security breaches involving the storage and transmission of proprietary and sensitive personal information. If unauthorized parties gain access to our services or our networks or databases, or if authorized parties utilize our services for impermissible purposes, they may be able to steal, publish, delete or modify our confidential and sensitive third-party personal information. Any inability to protect the security and privacy of our data and electronic transactions, or any misuse of our information services by our customers, employees, vendors or hackers, could cause harm to our business and reputation and result in significant liability. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not discovered until they have been launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures.

        An actual or perceived breach of our security could have the following material and adverse effects:

  •
  deter customers from using our services and harm our reputation;

  •
  expose us to liability;

  •
  increase operating expenses to correct problems caused by the breach;

  •
  deter data suppliers from supplying information to us;

  •
  affect our ability to meet customers' expectations; or

  •
  cause inquiries from or sanctions and penalties by governmental authorities, such as the Federal Trade Commission, which has imposed significant penalties on companies that fail to adequately protect personal data, and states' attorneys general, who have authority to impose fines or penalties with respect to breaches under state laws.

We may be subject to and in violation of state private investigator licensing laws and regulations, which could adversely affect our ability to do business in certain states and subject us to liability.

        The laws and regulations relating to private investigator licensing requirements vary among the states and are subject to differing interpretations. Failure to correctly interpret and comply with these laws and regulations may result in the imposition of penalties or restrictions on our ability to continue our operations in certain states if it is determined that they are applicable to us. In the past, we received cease and desist notices from three states, alleging that we were in violation of their respective private investigator licensing laws and regulations. We have also received inquiries from three other states. We are now licensed as a private investigator in the state of California; we are not licensed as a private investigator in any other state. The inquiries from two of the states have been resolved without the need for any further action. We have responded to these notices and inquiries and are currently in the process of applying for and obtaining private investigator licenses in the states which advised us to obtain such a license. We cannot assure you that we will be granted such licenses or that we will not receive additional inquiries from other state agencies. If we are required to cease or limit our operations or penalties or fines are imposed upon us in one or more states, it could have a material adverse effect on our business, financial condition and results of operations.

We are subject to significant competition, and if we fail to compete successfully, our sales could decline and our business, financial condition and results of operations could be adversely affected.

        The industry in which we operate is and is expected to remain highly competitive. We compete on the basis of a number of factors, including: the technology-enabled, ease-of-use, level of functionality and end-to-end efficiency of our solution; our ability to integrate with customer systems and major software applications; the breadth and geographical reach of our service offerings; the speed of our screening results; pricing and return on investment for our customers; and our successful track record and reference base with similarly situated companies. We compete with a variety of companies that provide a broad range of screening services, and some of these competitors are larger than we are and have more resources than we do, or are better financed than we are, have a greater global presence than we do, or provide more diversified services than we do. As a public company, our competitors will also have access to information about us and our business, while we may not have access to similar information about them. We compete with a diverse group of screening companies, ranging from large public companies such as ChoicePoint, Inc. and First Advantage Corp., or divisions of such large public companies, to many smaller privately-held regional companies. Due in part to their size and resources, certain competitors may be able to allocate greater resources than we can, and may be in a better position to anticipate and respond, to existing and changing customer preferences and requirements, emerging technologies and market trends. Some competitors also sell their data to us and may refuse to provide services to us or may charge us higher fees to reduce our competitive position. It is also possible that new competitors or alliances or consolidation among competitors may emerge and significantly increase competition. In addition, we face difficulties in competing for customers who already have long-standing relationships with other screening service providers, especially if the solutions provided by such competitors are already integrated into the customer's technology platform or hiring processes, which often create a barrier to switching providers and increase the employer's switching costs. If we fail to successfully compete, our business, financial position and results of operations could be materially and adversely affected.

Our contracts with our customers generally do not require that they use us exclusively and do not guarantee that we will receive any revenues from them.

        We typically enter into multi-year contracts with our customers. These contracts generally do not require our customers to purchase any minimum amounts of services from us, and our customers generally are not contractually bound to use our services exclusively. Our customers can generally stop doing business with us for any reason at any time without notice or penalty. As such, we cannot assure you that new customers will commence ordering our services or that existing customers will continue to order our services, which could have a material adverse effect on our business, financial position and results of operations.

If we fail to successfully manage our growth, the additional demands and strain on us could have a material adverse effect on our business, financial condition and results of operations.

        Growing our existing business or executing our business strategy may place significant demands on and strain our personnel and organizational structure, including our management, staff and information systems. To manage our growth successfully, we must maintain appropriate staffing levels and subject matter experts, and update our operating, financial and other systems, procedures and controls accordingly. If we fail to manage our growth effectively, our business, financial condition and results of operations could be materially adversely affected.

We may expand through acquisitions of, investments in, or strategic business relationships with, other organizations, all of which may divert our management's attention, result in additional dilution to our stockholders, consume resources that are necessary to sustain our business, and may not be successful.

        One of our business strategies is to selectively pursue acquisitions of, investments in or strategic business relationships with, other companies that would complement our business and services. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the organizations, technologies, products, personnel or operations of the acquired or affiliated organizations, particularly if the key personnel of such organizations choose not to work for us. Additionally, we may have difficulty maintaining uniform standards, controls, procedures and policies across multiple organizations and locations. Acquisitions, investments or business relationships may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for the ongoing development of our business. We cannot assure you that the anticipated benefits of any acquisition, investment or business relationship would be realized or that we would not be exposed to unknown liabilities. For example, in the event we acquire an organization in part for its customer base, we may have difficulty retaining its customers and experience lower rates of renewal from those customers than we experience with our existing customers.

        In connection with these transactions we may also:

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  issue additional equity securities that would dilute our existing stockholders' ownership;

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  use cash that we may need in the future to operate our business;

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  incur debt on terms unfavorable to us or that we are unable to repay; and

  •
  incur large accounting charges or substantial tax or other liabilities.

        Although we periodically engage in preliminary discussions with respect to acquisitions of, or investments in, other businesses, we are not currently a party to any agreement or commitment, and we have no understandings with respect to any such transactions.

Our international screening business, as well as maintaining our technology development operations outside the United States, subjects us to a broad range of laws and regulations that may be difficult to manage and could expose us to numerous risks that, individually or together, could materially and adversely affect our business.

        In 2006, we performed screening services in approximately 200 countries and territories worldwide, primarily for U.S.-based, multinational organizations, as well as for a small number of companies headquartered outside of the United States. We expect to continue to provide screening services in a large number of countries worldwide and we intend to expand our international operations. Privacy and other laws and regulations governing our operations in these jurisdictions may not be fully developed, may vary significantly, are subject to change from time to time, and may sometimes conflict or be subject to multiple interpretations. Identifying, interpreting and complying with these laws and regulations is difficult, and we cannot be certain we have done so or will correctly do so. We currently do not have compliance personnel in any jurisdiction outside the United States. As a result, we rely on our existing knowledge or experience in interpreting or applying local laws and regulations, which generally is limited, or on our customers' or local vendors' knowledge of such laws and regulations.

        In addition, a majority of our technology development team is currently located in the development center of our wholly-owned subsidiary, HireRight Estonia AS, in Tallinn, Estonia. As a result, we may face difficulties in staffing our technology development operations in Estonia, as well as managing and integrating this team with our operations in the United States.

        Our international operations may subject us to additional risks and challenges, particularly with respect to:

  •
  obtaining qualified, reliable data sources and vendors that cover international markets on reasonable terms, if at all;

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  complying with local privacy laws and restrictions, as well as local license requirements;

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  protecting data and intellectual property outside the United States;

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  enforcing contracts under foreign legal systems, as well as defending claims brought in jurisdictions outside the United States;

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  managing and staffing international operations;

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  assimilating to language and cultural differences and doing business with foreign agencies and governments;

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  currency fluctuations that could impact our margins on international services or could increase the cost of labor at our Estonian subsidiary; and

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  political and economic instability and international conflicts.

        Operating and expanding our business internationally could require us to incur additional compliance costs, which may be significant, or could subject us to substantial liability, including civil and criminal penalties and fines, restrictions on our operations, and breach of contract or indemnification claims by our customers and data suppliers, for failure to adequately comply in any or all of these jurisdictions. Any such cost or liability could have a material adverse effect on our business, financial condition and results of operations.

System failures, including failures due to natural disasters or other catastrophic events, could delay and disrupt our services, cause harm to our business and reputation and result in a loss of customers.

        We depend heavily upon computer systems to provide reliable, uninterrupted service to our customers. We have experienced brief system interruptions in the past, generally relating to specific customers or groups of customers, and we believe that interruptions will continue to occur from time to time in the future. Our systems and operations are vulnerable to damage or interruption from a number of sources, including a natural disaster or other catastrophic event such as earthquake, fire, flood, terrorist attack, power loss and telecommunications failure, as well as computer viruses, physical and electronic break-ins, software issues, technology glitches, and other similar events, which can temporarily or permanently interrupt services to customers. Although we maintain an out-of-state redundant data center for disaster recovery, any substantial disruption of this sort could cause interruptions or delays in our business and loss of data or render us unable to accept and fulfill customer orders or operate our websites in a timely manner, or at all. These interruptions may also interfere with the ability of our vendors to provide us information and our employees' ability to perform their responsibilities. In addition, a majority of the verification, document management and data entry functions for our services are conducted by our outsourced vendor in Mumbai, India. Mumbai recently experienced natural disasters and, as a result, our outsourced vendor experienced system interruptions. Any disruption in the ability of our Mumbai outsourced vendor to perform such functions may result in service interruptions and delays for our customers. Any interruptions or delays caused by such catastrophic events or system failures could harm our brand and reputation, divert our employees' attention, reduce our revenue, subject us to liability, cause us to incur increased expenses, cause us to breach service level contract obligations, or cause us to issue credits or lose customers, any of which could adversely affect our business, financial condition and results of operations.

If we are unable to protect our proprietary technology and other intellectual property rights, it may reduce our ability to compete for business and we may experience reduced revenue and incur costly litigation to protect our rights.

        Our intellectual property rights are important to our business, and our success is dependent, in part, on protecting our proprietary technology and our brand, marks and domain names. In particular, the processes and software technology solutions we have created to manage screening programs, to deliver pre-integrated solutions with the companies with which we have strategic alliances, to gather information from our users, to deliver our screening services, to interact, aggregate and contextualize the information we obtain from many data sources and suppliers, including the use of algorithms and other analytical tools, are critical to the speed and accuracy of the results we provide in screening reports and the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as licensing agreements, third-party nondisclosure agreements and other contractual provisions and technical measures, to protect our intellectual property rights. These protections may not be adequate to prevent our competitors from copying our solutions or otherwise infringing on our intellectual property rights. Existing copyright laws afford only limited protection for our intellectual property rights and may not protect such rights in the event competitors independently develop solutions similar or superior to ours. In addition, the laws of some countries in which we offer our solutions may not protect our solutions and intellectual property rights to the same extent as do the laws of the United States.

        To protect our proprietary methods, we have three U.S. patent applications pending. We cannot assure you that the U.S. Patent and Trademark Office will grant these patents, or that the patents granted will give us the protection that we seek. To protect our brand name, we currently own registered trademarks in the U.S. and over 30 other countries. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into non-disclosure agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

        We will not be able to protect our intellectual property if we do not detect unauthorized use of our intellectual property. If we discover that a third party is infringing upon our intellectual property rights, we may need to undertake costly and time-consuming litigation to enforce our intellectual property rights. We cannot be sure we will prevail in any litigation filed to protect our intellectual property, and even if we are successful in protecting our intellectual property rights, we may incur significant legal costs and management's attention may be diverted from the ongoing development of our business, which could adversely affect our business. If we are unable to protect our intellectual property, our competitors could use our intellectual property to market services similar to ours or our intellectual property could be harmed or lose its value, either of which could decrease demand for our solutions.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or expensive licenses, and our business may be harmed.

        The software and Internet services industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Third parties may assert patent and other intellectual property infringement claims against us in the form of lawsuits, letters or other forms of communication. If a third party successfully asserts a claim that we are infringing their proprietary rights, then royalty or licensing agreements might not be available on terms we find acceptable or at all. As currently pending patent applications are not publicly available, we cannot anticipate all such claims or know with certainty whether our technology infringes the intellectual property rights of third parties. These claims, whether or not successful, could require significant management time and attention; result in costly and time-consuming litigation and the payment of substantial damages; require us to expend additional development resources to redesign our solutions to avoid infringement or discontinue the sale of our solutions; create negative publicity that adversely affects our reputation and brand and the demand for our solutions; or require us to indemnify our customers. Even if we have not infringed any third parties' intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management's time, which could adversely affect our business.

We rely on key personnel and may need additional personnel for the success and growth of our business.

        Our business is largely dependent on the personal efforts and abilities of key personnel including Eric Boden, our Chairman, President and Chief Executive Officer, and our senior management team.

Although we have employment contracts with some of our officers, they can terminate their employment relationship with us at any time. We currently do not maintain key person insurance on any officer or employee. Our performance also depends on our ability to identify, attract, retain and motivate highly skilled development and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The loss of any key employee or our inability to attract or retain other qualified employees could harm our business and results of operations.

We acquire information from a variety of sources to conduct our business, and if some of these sources are not available to us in the future, or if the fees charged by such sources significantly increase, our business may be materially and adversely affected and our profit margins may decline.

        We rely extensively upon information derived from a wide variety of sources. We obtain information from public filings, information companies and governmental authorities, and we rely on a large number of court vendors for completing local courthouse searches. We generally do not have long-term agreements with our data suppliers. Some data suppliers, as well as some service suppliers, such as the drug testing laboratories we use, are also owned, or may in the future be acquired, by our competitors, which may make us vulnerable to unpredictable price increases or delays and refusals to renew agreements. Because our contracts with our customers often contain restrictions on the amounts or types of costs that may be passed through to our customers, we may not be able to recover any or all of the costs of any increases in fees by our data and service suppliers. If our suppliers are no longer able or are unwilling to provide us with certain data or services, we may need to find alternative sources with comparable breadth and accuracy, which may not be available on acceptable terms, or at all. If we are unable to identify and contract with suitable alternative data and service suppliers and integrate them into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services, which could have a material adverse effect on our business, financial position, and results of operations.

To the extent the availability of free or relatively inexpensive information increases, the demand for our services may decrease, which could have a material adverse effect on our business.

        Public sources of free or relatively inexpensive information have become increasingly available, particularly through the Internet, and we expect this trend to continue. Governmental agencies in particular have increased the amount of information to which they provide free public access. Public sources of free or relatively inexpensive information may reduce demand for our services. To the extent that customers choose not to obtain services from us and instead rely on information obtained at little or no cost from these public sources, our revenues could decrease which may have an adverse effect on our business, financial condition and results of operations.

Our quarterly results of operations may fluctuate in the future, which may cause us to fail to meet or exceed the expectations of investors or securities analysts and cause our stock price to decline.

        Our quarterly revenue and results of operations may fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly revenue or results of operations fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Fluctuations in our results of operations may be due to a number of factors, including, but not limited to, those listed below and identified throughout this "Risk Factors" section in this prospectus:

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  our ability to retain and increase sales to existing customers and attract new customers;

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  seasonality of our business cycle, reflecting the historically higher demand for screening services in the second and third quarters of each year;

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  the timing and success of new service offerings, product introductions or upgrades by us or our competitors;

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  changes in our pricing policies or those of our competitors;

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  competition, including entry into the market by new competitors and new service or product offerings by competitors;

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  the amount and timing of expenditures related to expanding our operations, research and development, or introducing new services or products;

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  changes in the payment terms for our services; and

  •
  the purchasing and budgeting cycles of our customers.

        Due to the foregoing factors and the other risks discussed in this prospectus, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance.

Risks Related to This Offering and Ownership of Our Common Stock

Being a public company will increase our expenses and administrative workload, which could strain our available resources.

        As a public company, we will be required to comply with certain additional laws, regulations and requirements, including provisions of the Sarbanes-Oxley Act of 2002, as amended, regulations of the Securities and Exchange Commission and requirements of The NASDAQ Stock Market. Complying with these laws, regulations and requirements will occupy a significant amount of the time of our board of directors and management and will increase our costs and expenses. We expect that compliance with these laws, regulations and requirements, in particular Section 404 of the Sarbanes-Oxley Act, will substantially increase our legal and financial compliance costs and will likely require us to hire additional personnel or consultants. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

        In order to comply with these laws, regulations and requirements, we will need to:

  •
  expand the roles and duties of our board of directors, our board committees and management;

  •
  institute more comprehensive compliance functions and add an internal audit function;

  •
  evaluate and maintain our system of internal control over financial reporting, and report on management's assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related regulations and requirements of the SEC and the Public Company Accounting Oversight Board;

  •
  prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

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  implement more comprehensive internal policies, such as those relating to disclosure controls and procedures and insider trading;

  •
  involve to a greater degree outside counsel and accountants in the above activities;

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  hire investor relations support personnel; and

  •
  hire additional personnel to perform external reporting and internal accounting functions, including tax accounting functions.

If we fail to take some of these actions, in particular with respect to our internal audit and accounting functions and our compliance function, our ability to timely and accurately report our financial results could be impaired.

        In addition, we also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or pay substantially higher insurance premiums to obtain adequate coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

If we fail to maintain an effective system of internal control over financial reporting or fail to comply with Section 404 of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results or to prevent fraud, and our stock price could decline.

        As a public company, we will be required to evaluate, document and test our internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act. Beginning with our Annual Report on Form 10-K for the year ending December 31, 2008, Section 404 of the Sarbanes-Oxley Act requires us to evaluate and report on our internal control over financial reporting and have our independent auditors attest to our evaluation. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of the year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. The report will also contain a statement that our independent registered public accounting firm has issued an attestation report on management's assessment of internal controls. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. In addition, if we identify one or more significant deficiencies or material weaknesses in our internal control over financial reporting, and if we cannot remediate in time to meet our deadline for compliance with Section 404, we will be unable to assert that such internal controls are effective.

        We have prepared an internal plan of action for compliance with Section 404 and for strengthening and testing our system of internal control to provide the basis for our report, but we cannot assure you that this plan of action will be sufficient to meet the rigorous requirements of Section 404. In addition, our independent auditors may issue an adverse opinion regarding management's assessment of Section 404 compliance. It is also possible that our independent auditors may not be in a position to adequately assess our compliance with Section 404 on a timely basis, which could lead to our inability to comply with our reporting requirements under the Securities Exchange Act of 1934, as amended. If we are unable to conclude that we have effective internal controls over financial reporting or our independent auditors are unable to provide us with an unqualified report, investors could lose confidence in our reported financial information and our company, which could result in a decline in the market price of our common stock, and cause us to fail to meet our reporting obligations in the future, which in turn could impact our ability to raise additional financing if needed in the future. Our failure to comply with Section 404 or our reporting requirements could also subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from The NASDAQ Global Market and the inability of registered broker/dealers to make a market in our common stock.

No public market for our common stock currently exists and an active trading market may not develop or be sustained following this offering.

        Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market for our common stock on The NASDAQ Stock Market or otherwise, or how liquid that market might become. Further, we cannot be certain that the market price of our common stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiation among us and the underwriters and may not be indicative of future market prices for our common stock. As a result, you may not be able to sell the shares of our common stock at prices equal to or greater than the price paid by investors in this offering.

If securities or industry analysts do not publish research or reports about our business or if they downgrade their recommendation of our common stock, the price of our stock could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not control these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline. Furthermore, if one or more of the analysts who cover us downgrade or negatively change their recommendation of our common stock, or if our operating results do not meet their expectations, our stock price could decline.

The market price and trading volume of our common stock may be volatile, which may result in losses for our stockholders.

        Even if an active trading market for our common stock develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes often appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price. If the market price of our common stock declines, you may be unable to resell your shares at or above your purchase price.

        The market price of our common stock could fluctuate significantly as a result of:

  •
  changes in the market's expectations about our operating results;

  •
  our operating results failing to meet the expectation of securities analysts or investors in a particular period or failure of securities analysts to publish reports about us or our business;

  •
  changes in financial estimates and recommendations by securities analysts concerning our company or the industry in general;

  •
  operating and stock price performance of other companies that investors deem comparable to us;

  •
  news reports relating to trends in our markets;

  •
  announcements by us or our competitors of acquisitions, new service offerings or improvements, significant contracts, commercial relationships or capital commitments;

  •
  our ability to market new and enhanced service offerings on a timely basis;

  •
  changes in laws and regulations affecting our business;

  •
  commencement of, or our involvement in, litigation;

  •
  a major change in our board or management;

  •
  sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

  •
  the volume of shares of our common stock available for public sale;

  •
  quarterly variations in our operating results; and

  •
  general economic and political conditions such as recessions and acts of war or terrorism.

        In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been initiated. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, either of which could seriously harm our business, financial condition or results of operations.

Our principal stockholders, executive officers and directors own a significant percentage of our stock and will continue to have significant control of our management and affairs after this offering.

        Upon the closing of this offering, our executive officers and directors and entities that are affiliated with them will beneficially own approximately 26.5% of our outstanding shares of common stock (and 30.0% of our common stock when including options and other convertible securities held by them which are currently exercisable or convertible or will become exercisable or convertible within 60 days after June 30, 2007). Accordingly, our current executive officers, directors and their affiliates, acting as a group, will have substantial control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

Future sales, or the availability for sale, of our common stock may cause our stock price to decline.

        Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. After this offering, we will have outstanding 11,221,898 shares of common stock. This includes the 2,954,115 shares we are selling in this offering and the 1,420,885 shares that are being sold by the selling stockholders, all of which may be resold in the public market immediately. The remaining 6,846,898 shares outstanding after the offering will become available for resale in the public market 180 days after the date of this prospectus (subject to extension in certain circumstances) due to agreements these stockholders have with us or the underwriters. In addition, after the closing of this offering, we intend to register approximately 1,054,884 shares of our common stock that are issuable under our 2000 Stock Option/Stock Issuance Plan and             shares of our common stock that are issuable under our 2007 Long-Term Incentive Plan. Once we register these shares, they can be freely sold in the public markets upon issuance, subject to applicable lock-up restrictions. The underwriters can also waive the lock-up restrictions and allow stockholders to sell their shares at any time. As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

We have broad discretion with respect to the application of the net proceeds obtained from this offering and may not use these funds in a manner which you would approve.

        Our management will have broad discretion to use the net proceeds from this offering and may spend these proceeds in ways in which our stockholders may not agree. Investors will be relying on the judgment of our management regarding the application of these proceeds, and we may not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the estimated net proceeds from this offering for general corporate purposes, including possible investments in, or acquisitions of, complementary technologies or businesses. We have not allocated these estimated net proceeds for any specific purposes, and you will not have the opportunity to influence our decisions on how to use the proceeds. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

You will experience immediate and substantial dilution.

        The initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur substantial and immediate dilution. At an assumed initial public offering price of $16.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and based on the shares outstanding as of March 31, 2007 (assuming the exercise of a warrant to purchase 76,417 shares of common stock held by a selling stockholder), investors in this offering will experience immediate and substantial dilution of approximately $10.47 per share, representing the difference between our historical net tangible book value per share after giving effect to this offering and the initial public offering price. Investors of common stock in this offering will have contributed approximately 62.7% of the aggregate price paid by all purchasers of our stock but will own only approximately 26.4% of our common stock outstanding after this offering. Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share of common stock by $0.25 and decrease or increase, as applicable, the dilution per share of common stock to new investors by $0.75, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option, or if outstanding options and warrants to purchase our common stock are exercised, investors will experience additional dilution.

We do not intend to pay dividends on our common stock in the foreseeable future.

        We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividend in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. For more information, see "Dividend Policy."

We may not be able to obtain additional financing when we need it or on acceptable terms, and any such financing may adversely affect the market price of our common stock.

        There can be no assurance that the net proceeds of this offering and anticipated cash flow from operations will be sufficient to meet all of our cash requirements. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new software applications or enhance our existing solutions, increase our sales and marketing efforts or acquire complementary businesses and technologies. Accordingly, we may need to complete additional equity or debt financings to secure additional funds. We cannot assure you that further equity or debt financing will be available on acceptable terms, if at all. In addition, the terms of any debt financing may restrict our financial and operating flexibility. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in this offering. Our inability to obtain any needed financing, or the terms on which it may be available, could have a material adverse effect on our business.

Our charter documents could deter a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares.

        Prior to the completion of this offering, we will be reincorporated in Delaware. The certificate of incorporation and bylaws that we will adopt in connection with this reincorporation could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. Such provisions include the following:

  •
  our board of directors will be authorized, without prior stockholder approval, to create and issue preferred stock which could be used to implement anti-takeover devices;

  •
  advance notice will be required for director nominations or for proposals that can be acted upon at stockholder meetings;

  •
  our board of directors will be classified such that not all members of our board are elected at one time, which may make it more difficult for a person who acquires control of a majority of our outstanding voting stock to replace all or a majority of our directors;

  •
  stockholder action by written consent will be prohibited;

  •
  special meetings of the stockholders will be permitted to be called only by the chairman of our board of directors, our chief executive officer or by a majority of our board of directors;

  •
  stockholders will not be permitted to accumulate their votes for the election of directors; and

  •
  stockholders will be permitted to amend our bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

        Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may contain forward-looking statements which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. The inclusion of any forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Forward-looking statements are subject to various risks and uncertainties, including those described in "Risk Factors," and actual results may differ materially from those indicated in these statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision.

USE OF PROCEEDS

        The net proceeds from our sale of 2,954,115 shares of common stock in this offering are estimated to be approximately $42.5 million based on an assumed initial public offering price of $16.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share would increase or decrease, as applicable, our estimated net proceeds by $2.7 million. Similarly, any increase or decrease in the number of shares that we sell in the offering will increase or decrease our proceeds by such increase or decrease, as applicable, multiplied by the offering price per share, less underwriting discounts and commissions and offering expenses. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

        We presently intend to use the net proceeds received by us from this offering for working capital and other general corporate purposes, including to expand our sales and marketing activities, develop new service offerings and expand our international operations. We may also use a portion of the net proceeds received by us from this offering for the future acquisition of, or investment in, businesses, products or technologies that enhance or add new screening services or additional functionality to our solution, further solidify our market position domestically and internationally, or allow us to offer complementary products, services or technologies which we believe will either further enhance our competitive position. Although we periodically engage in preliminary discussions with respect to acquisitions of, or investments in, other businesses, we are not currently a party to any agreement or commitment, and we have no understandings with respect to any such transactions.

        We have not determined the amounts we plan to spend on certain of the items listed above or the timing of these expenditures. As a result, our management will have broad discretion in the application of the net proceeds we receive from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

DIVIDEND POLICY

        We have never paid or declared any dividends on our common stock and do not anticipate paying any dividends in the immediate future. We intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements.

CAPITALIZATION

        The following table indicates our cash and cash equivalents and our capitalization at March 31, 2007:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the conversion of all of our outstanding preferred stock into an aggregate of 6,201,142 shares of common stock upon the closing of this offering; and

  •
  on a pro forma as adjusted basis to reflect (a) the conversion of all of our outstanding preferred stock into an aggregate of 6,201,142 shares of common stock upon the closing of this offering; and (b) the issuance of 2,954,115 shares of common stock by us at an assumed initial public offering price of $16.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        This table should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2007
	Actual	Pro Forma	Pro Forma As Adjusted(1)(2)
	(in thousands, except share and per share data)
Cash and cash equivalents	$3,117	$3,117	$46,951

Total debt	4	4	4
Series C redeemable convertible preferred stock, $0.01 par value; 6,794,579 shares authorized, and issued and outstanding, actual; no shares issued and outstanding, pro forma or pro forma as adjusted	13,000	—	—
Series E redeemable convertible preferred stock, $0.01 par value; 17,500,000 shares authorized; 17,246,579 shares issued and outstanding, actual; no shares issued and outstanding, pro forma or pro forma as adjusted	12,180	—	—
Stockholders' equity (deficit):
Series B convertible preferred stock, $0.01 par value; 854,632 shares authorized and issued and outstanding, actual; no shares issued and outstanding, pro forma or pro forma as adjusted	2,000	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 1,971,325 shares issued and outstanding, actual; 8,172,478 shares issued and outstanding, pro forma; 11,202,984 shares issued and outstanding, pro forma as adjusted(2)	20	82	112
Additional paid-in capital	982	28,100	70,801
Other comprehensive gain—foreign currency translation	15	15	15
Accumulated deficit	(10,476)	(10,476)	(10,476)

Total stockholders' equity (deficit)	(7,459)	17,721	60,452

Total capitalization	$17,725	$17,725	$60,456

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our estimated net proceeds, and thus our cash and cash equivalents, by $2.7 million. Similarly, any increase or decrease in the number of shares that we sell in the offering will increase or decrease our proceeds by such increase or decrease, as applicable, multiplied by the offering price per share, less underwriting discounts and commissions and offering expenses.

(2)
The pro forma as adjusted information assumes the exercise by a selling stockholder of an outstanding warrant to purchase 76,417 shares of our common stock at an exercise price of $3.18 per share, which shares will be sold in this offering by the selling stockholder. The actual and pro forma information presented does not give effect to the exercise of the warrant.

DILUTION

        Our pro forma net tangible book value as of March 31, 2007 was approximately $17.7 million, or $2.17 per share of common stock. Pro forma tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of common stock outstanding as of March 31, 2007 after giving effect to the conversion of all of our outstanding preferred stock into common stock upon the closing of this offering. The pro forma net tangible book value as of March 31, 2007 would have been $18.0 million, or $2.15 per share of common stock, when including the proceeds of, and the shares issuable upon, the exercise of a warrant to purchase 76,417 shares of our common stock at an exercise price of $3.18 per share held by a selling stockholder, which will be exercised prior to the completion of this offering. After giving effect to the conversion of all of our outstanding preferred stock into common stock upon the closing of this offering (and assuming the exercise of the above-described warrant), and our sale of 2,954,115 shares of common stock offered by us in this offering at an assumed initial public offering price of $16.00 per share of common stock, the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the receipt and application of those net proceeds, our pro forma net tangible book value as of March 31, 2007 would have been $60.5 million, or $5.40 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $3.25 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $10.60 per share to investors purchasing common stock in this offering.

        The following table illustrates this per share dilution:

Assumed initial public offering price per share		$16.00
Pro forma net tangible book value per share as of March 31, 2007 (assuming the exercise of the above-described warrant)	$2.15
Increase per share attributable to new investors	3.25

Pro forma net tangible book value per share after this offering		5.40

Dilution per share to new investors		$10.60

        The following table summarizes on an as adjusted basis as of March 31, 2007, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders (and by a selling stockholder who will exercise the above-described warrant prior to the completion of this offering) and by new investors, assuming an initial public offering price of $16.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	8,172,452	72.9%	$27,902,349	37.0%	$3.41
Warrant exercise by a selling stockholder	76,417	0.7	242,855	0.3	3.18
New stockholders	2,954,115	26.4	47,265,840	62.7	16.00

Total	11,202,984	100.0%	$75,411,044	100.0%

        Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, would increase or decrease, as applicable, our pro forma net tangible book value per share of common stock by $0.25 and decrease or increase, as applicable, the dilution per share of common stock to new investors by $0.75, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, any increase or decrease in the number of shares that we sell in the offering will increase or decrease our proceeds by such increase or decrease, as applicable, multiplied by the offering price per share, less underwriting discounts and commissions and offering expenses.

        The foregoing discussion and tables assume no exercise (except as indicated above) of any stock options or warrants outstanding as of March 31, 2007. To the extent that these options are exercised, new investors will experience further dilution. As of March 31, 2007, options to purchase 1,039,259 shares of common stock were outstanding at a weighted average exercise price of $3.33 per share and warrants to purchase 397,655 shares of common stock (not including the warrant referenced above which will be exercised prior to completion of this offering) were outstanding at a weighted average exercise price of $3.20 per share. Assuming all of these outstanding options and warrants are exercised, new investors will own approximately 23.4% of our outstanding shares while contributing approximately 61.8% of the total amount paid to fund our company.

SELECTED CONSOLIDATED FINANCIAL DATA

        The consolidated statement of operations data for the years ended December 31, 2004, 2005 and 2006 and the consolidated balance sheet data as of December 31, 2005 and 2006 have been derived from our audited consolidated financial statements included in this prospectus. The consolidated statement of operations data for the years ended December 31, 2002 and 2003 and the consolidated balance sheet data as of December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data for the three months ended March 31, 2006 and 2007 and the consolidated balance sheet data as of March 31, 2007 have been derived from our unaudited consolidated financial statements that are included in this prospectus. Historical results are not necessarily indicative of future results. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,						Three Months Ended March 31,
	2002	2003	2004	2005	2006		2006	2007
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue:
Service revenue	$8,641	$19,049	$28,524	$38,387	$52,453		$11,628	$14,515
Reimbursed fee revenue	888	2,010	3,255	4,666	5,644		1,419	1,505

Total revenue	9,529	21,059	31,779	43,053	58,097		13,047	16,020
Cost of revenue:
Cost of service revenue	6,815	12,303	17,501	22,268	26,101		5,980	7,016
Reimbursed fees paid	888	2,010	3,255	4,666	5,644		1,419	1,505	(1)

Total cost of revenue	7,703	14,313	20,756	26,934	31,745		7,399	8,521
Gross profit	1,826	6,746	11,023	16,119	26,352		5,648	7,499
Operating expenses:
Research and development	1,197	1,526	2,368	3,131	3,779	(1)	861	909	(1)
Sales and marketing	3,240	3,337	4,329	6,495	8,676	(1)	1,756	2,379	(1)
General and administrative	2,822	3,586	4,595	6,303	7,531	(1)	1,606	2,287	(1)

Total operating expenses	7,259	8,449	11,292	15,929	19,986		4,223	5,575

Income (loss) from operations	(5,433)	(1,703)	(269)	190	6,366		1,425	1,924
Other income (expense):
Interest income (expense), net	(155)	50	(25)	(155)	86		(20)	91
Other income (expense), net	8	(84)	(45)	(13)	(27)		(4)	(1)

Total other income (expense), net	(147)	(34)	(70)	(168)	59		(24)	90

Income (loss) before income taxes	(5,580)	(1,737)	(339)	22	6,425		1,401	2,014
Income tax provision (benefit)	1	1	2	1	(4,469	)(2)	0	837

Net income (loss)	$(5,581)	$(1,738)	$(341)	$21	$10,894		$1,401	$1,177

Net income (loss) allocable to common stockholders	$(5,581)	$(1,738)	$(341)	$0	$2,023		$192	$153
Net income (loss) per share allocable to common stockholders:
Basic	$(4.53)	$(1.32)	$(0.23)	$0.00	$1.12		$0.11	$0.08
Diluted	$(4.53)	$(1.32)	$(0.23)	$0.00	$0.73		$0.08	$0.05
Weighted average common and common equivalent shares:
Shares used in computation of basic net income (loss) per share allocable to common stockholders	1,231	1,321	1,489	1,617	1,811		1,690	1,957
Shares used in computation of diluted net income (loss) per share allocable to common stockholders	1,231	1,321	1,489	1,617	2,766		2,432	3,036
Pro forma net income per share(3):
Basic					$1.36			$0.14
Diluted					$1.21			$0.13
Pro forma weighted average common and common equivalent shares(3):
Basic					8,012			8,158
Diluted					8,968			9,237

(footnotes on next page)

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands)
Other Data:
Depreciation and amortization	$565	$703	$820	$1,061	$1,078	$302	$302
Net cash provided by (used in) operating activities	(4,626)	(2,993)	(373)	388	9,483	1,703	860
Capital expenditures	840	858	913	686	1,435	376	563
	As of December 31,					As of March 31, 2007
	2002	2003	2004	2005	2006	Actual	Pro Forma(4)(6)	Pro Forma As Adjusted(5)(6)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$4,121	$2,544	$3,364	$1,739	$4,201	$3,117	$3,117	$46,591
Total assets	6,877	8,533	11,991	11,629	25,833	26,180	26,180	68,911
Total debt	1,000	—	2,498	1,171	4	4	4	4
Total stockholders' equity (deficit)	(17,467)	(18,897)	(19,279)	(19,356)	(8,772)	(7,459)	17,721	60,452

(1)
Includes stock-based compensation expense recognized under SFAS 123(R) as follows:

	Year Ended December 31, 2006	Three Months Ended March 31, 2007
	(in thousands)
Cost of service revenue	$13	$8
Research and development expense	14	7
Sales and marketing expense	33	22
General and administrative expense	184	40

Total stock-based compensation expense	$244	$77

In accordance with the prospective transition method provided under SFAS 123(R), our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

(2)
Reflects the reversal of the valuation allowance applied to net deferred tax assets for the year ended December 31, 2006.

(3)
See discussion of pro forma basic and diluted net income per share in Note 15 of our consolidated financial statements.

(4)
Reflects on a pro forma basis the conversion of all of our outstanding preferred stock into an aggregate of 6,201,142 shares of common stock.

(5)
Gives effect to (i) the conversion of all of our outstanding preferred stock into 6,201,142 shares of our common stock upon the closing of this offering, (ii) the exercise of a warrant to purchase 76,417 shares of our common stock at an exercise price of $3.18 per share by a selling stockholder, which shares will be sold in this offering by the selling stockholder, and (iii) the receipt of the estimated proceeds from the sale of the 2,954,115 shares offered by us in this offering at the assumed initial offering price of $16.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase in the assumed offering price of $16.00 per share would increase total assets and cash and cash equivalents by $2.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Each $1.00 decrease in the assumed offering price of $16.00 per share would decrease total assets and cash and cash equivalents by $2.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, any increase or decrease in the number of shares that we sell in the offering will increase or decrease our proceeds by such increase or decrease, as applicable, multiplied by the offering price per share, less underwriting discounts and commissions and offering expenses.

(6)
The unaudited consolidated pro forma and pro forma as adjusted balance sheet data are presented for informational purposes only and do not purport to represent what our financial position actually would have been had the transactions so described occurred on the dates indicated or to project our financial position as of any future date.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with our selected consolidated financial data and the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the section entitled "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

        We are a leading provider of on-demand employment screening solutions. Our customers use our comprehensive screening services in conjunction with our web-based software applications to conduct and manage their employment screening programs efficiently and effectively, make more informed employment decisions, improve workplace safety and mitigate risk. We offer a comprehensive set of background screening services including criminal, motor vehicle and other public records searches, employment, education and professional license verifications and credit checks, as well as drug and health screening services. During 2006, we processed approximately 4.8 million distinct records searches, verifications, checks and screens for our customers.

        Our screening solutions are flexible and scalable, and therefore able to meet the demands of customers across a range of sizes and industries, with hiring operations dispersed throughout the United States and internationally. We serve a diverse customer base in a variety of industries, such as business services, technology, healthcare, manufacturing, telecommunications and financial services. During 2006, we served more then 1,400 customers, which included 17 of the Fortune 100 companies and 53 of the Fortune 500 companies. In 2006, we also provided screening solutions to approximately 1,300 of our customers' third-party suppliers and contractors through our supplier screening solutions, including our Extended Workforce Screening Solution, which was named one of Human Resource Executive Magazine's 2006 Top HR Products of the Year. Our sales are derived from a combination of direct sales efforts as well as through our established network of strategic alliances with many of the leading recruiting software application providers and HRO providers.

Our Key Financial Metrics

        Revenues.    Total revenue consists of service revenue and reimbursed fees. Service revenue primarily consists of transaction-based revenue related to providing background and drug and health screening reports. We typically perform multiple screening services per applicant and bundle the results into a single screening report for which our customers are billed. The amount billed for each report generally fluctuates based on the services provided to generate the report. Pricing fluctuations historically have not materially impacted our performance.

        We analyze our service revenue for any period (e.g., a fiscal year or quarter) based on (i) the revenue generated by net new customers, which we define to mean revenue derived during the period from customers who had not used our services during the 13 months immediately preceding the end of that period, net of revenue derived during the period from customers who had been billed for services in the prior period (i.e., the prior fiscal year or quarter, as applicable) and were billed for less than 10% of that prior period amount in the period being analyzed, and (ii) the revenue generated by existing customers that began using our services more than 13 months before the end of the period. Existing customer growth is defined as higher volume screens performed for existing customers, as well as the sale of additional screening services to such customers. Service revenue is generally impacted by the hiring patterns of our customers and the mix and breadth of screening services that we provide to our customers.

        Reimbursed fee revenue represents the reimbursement from our customers for government fees, collection fees for drug and health screening and certain access fees that we incur during screening, all of which are passed directly through to our customers. Reimbursed fees have remained relatively constant as a percent of total revenue for the past few years. During 2004, 2005 and 2006, service revenue and reimbursed fees were approximately 90% and 10%, respectively, of our total revenue.

        We typically enter into multi-year contractual arrangements with our customers, which generally establish the pricing for our background screening solutions for the duration of the contract. The prices agreed upon during initial negotiations often take into account the expected volume of screening transactions of the customer. As such, a contract for a customer with larger anticipated volume will generally have pricing terms that are more favorable to the customer than a contract for a customer with lower anticipated volume. The length of these contracts ranges from one to five years. Our contracts are generally non-exclusive and do not require our customers to order any particular amount of our services. We recognize revenue when a screening report is completed and made available to the customer through the Internet. We invoice customers for completed reports on a weekly or monthly basis. Invoices are based on the number of reports completed within the indicated billing period. Our payment terms generally provide that our customers pay our invoices within 30 days.

        Cost of Revenue.    Cost of revenue consists of the cost of service revenue and reimbursed fees paid. Our cost of service revenue primarily consists of vendor costs for obtaining screening results, as well as the personnel costs and related benefits for our employees who are involved in the screening process. Cost of service revenue also includes costs related to customer training and account implementations, and certain overhead expenses directly related to our screening employees, including costs for facilities and information technology support. Reimbursed fees represent the reimbursement from our customers for government fees, collection fees for drug and health screening and certain access fees that we incur during screening. All of these fees are passed directly through to our customers and, as a result, reimbursed fees paid are equal to reimbursed fee revenue. Many factors affect our cost of revenue, including changes in the mix and volume of our services sold, pricing trends, our ability to implement further automation and improve efficiency in obtaining screening information, the mix of the jurisdictions and records searched, and the fees and costs for such searches.

        Research and Development Expense.    Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," requires certain software development costs to be capitalized upon the establishment of technological feasibility, which is generally the completion of a working prototype that has no critical deficiencies or when alternative future use exists. We have determined that technological feasibility of software and web-based products marketed to customers is reached immediately before the products are available for use by customers. To date, we have not capitalized any software development costs. Software development costs have historically been recorded as research and development expense. Research and development expense primarily consists of personnel costs and related benefits for our software engineers located at our development centers in Tallinn, Estonia or Irvine, California. From time to time, we also retain third-party consultants to assist us in programming and development projects. Our research and development efforts have historically been devoted primarily to technology enhancements and upgrades to our existing solutions, as well as developing new services to complement our existing offerings.

        Sales and Marketing Expense.    Sales and marketing expense primarily consists of personnel costs and related benefits, including salaries, bonuses, commissions and other variable compensation for our employees engaged in sales and marketing, business development, account management and support for customer integrations, as well as travel expenses for such employees. Sales and marketing expense also includes costs for advertising, trade shows, consulting and customer referral fees, and other marketing efforts as well as allocated overhead. We expect to continue to expand our sales force and marketing efforts to cultivate new customer relationships and expand our relationships with existing customers.

        General and Administrative Expense.    General and administrative expense primarily consists of personnel costs and related benefits for employees engaged in finance and accounting, information technology, legal and compliance, human resources and administrative functions, as well as telecommunication costs, professional fees (primarily consisting of accounting fees and legal fees), travel costs and allocated overhead. We anticipate that our general and administrative expense will increase as a result of the additional costs and compliance requirements related to operating expenses associated with being a public company, including increased auditing and legal expenses, the costs of certain types of insurance coverage and for the costs of additional accounting and finance staff to support reporting requirements and assure that our systems and procedures are adequate.

        Other Income (Expense), Net.    Other income (expense), net consists primarily of interest income earned on our short-term marketable securities, interest expense for capital leases and any outstanding borrowings, and foreign currency transaction gains and losses for our international operations that are billed or incurred in local currency.

Factors Affecting Our Comparability

        Income Tax Benefits Resulting from the Reversal of Valuation Allowance.    From our inception through 2004, we incurred significant operating losses that resulted in a net operating loss carryforward for tax purposes and net deferred tax assets. Until 2005, we provided a 100% valuation allowance for all net deferred tax assets. Because we were profitable in 2006 and expect to be profitable in future years, we have concluded that it is more likely than not that we will be able to realize substantially all of our net deferred tax assets. As a result, in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), all of the valuation allowance applied to net deferred tax assets was reversed during the year ended December 31, 2006. The reversal of the valuation allowance resulted in a non-cash income tax benefit totaling $4.5 million in the year ended December 31, 2006. We expect that our taxable income will be substantially offset by net operating loss carryforwards in 2006 and 2007.

        Stock-Based Compensation Expense.    In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised), "Share-Based Payment" ("SFAS 123(R)"). SFAS 123(R) eliminates the ability to account for stock-based compensation transactions using the footnote disclosure-only provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and instead requires that such transactions be recognized and reflected in our consolidated financial statements using a fair-value-based method. We are required to recognize an expense for compensation costs related to stock-based payment arrangements such as stock options and employee stock purchase plans. Under SFAS 123(R), the amount of stock-based compensation expense recognized varies depending on numerous factors, including the option valuation methodology adopted, the number and vesting period of option grants, the value of the stock underlying the options and the volatility of that value.

        We adopted SFAS 123(R) effective January 1, 2006 and are now required to expense compensation costs related to stock-based payment arrangements. We did not record any stock-based compensation in any prior periods, and recorded stock-based compensation expense of $0.2 million for the year ended December 31, 2006.

        401(k) Company Matching Contributions.    In January 2006, for the first time, we provided matching contributions to our 401(k) program up to a specified level. As a result, we recognized expense of $0.2 million during the year ended December 31, 2006.

        Public Company Expense.    Upon the closing of our initial public offering, we will become a public company, and our shares of common stock will be publicly traded on The NASDAQ Global Market. As a result, we will need to comply with new laws, regulations and requirements that we did not need to comply with as a private company, including certain provisions of the Sarbanes-Oxley Act, related SEC regulations and the requirements of The NASDAQ Stock Market LLC. Compliance with the requirements of being a public company will require us to expand our accounting department, establish an internal audit department and incur additional professional fees (primarily accounting and legal fees) for, among other things, external reporting, instituting and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws. In addition, being a public company will make it more expensive for us to obtain director and officer liability insurance. We estimate that the incremental annual public company costs will be between $1.5 million and $2.0 million. We began incurring expenses in 2006 in anticipation of becoming a public company.

Critical Accounting Policies and Estimates

        Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). Our consolidated financial statements also include the results of operations of our wholly-owned subsidiary, HireRight Estonia AS. All intercompany transactions and balances have been eliminated in consolidation. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, as well as the disclosure of contingent assets and liabilities and other related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of our assets and liabilities that are not readily apparent from other sources. In many instances, we could have reasonably used different accounting estimates. Actual results could differ from those estimates. We include any revisions to our estimates in our results for the period in which the actual amounts become known.

        We believe the critical accounting policies described below affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. Accordingly, the following are the policies that we believe are the most critical to aid in fully understanding and evaluating our historical consolidated financial condition and results of operations:

        Allowance for Doubtful Accounts.    We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of certain of our customers to pay us. This provision is based on our historical experience and for specific customers that, in our opinion, are likely to default on our receivables from them. In order to identify these customers, we perform ongoing reviews of all customers that have breached their payment terms, as well as those that have filed for bankruptcy or for whom information has become available indicating a significant risk of non-recoverability. We continue to monitor and evaluate our customers over time. Historically, the allowance for doubtful accounts has been sufficient to cover our uncollectible receivables. To the extent that our future collections differ from our assumptions based on historical experience, the amount of our bad debt and allowance recorded may be different. Although no individual customer accounted for more than 7% of our total revenue in 2006, if our historical collection experience changes unexpectedly or if one or more of our largest customers fails to pay the amounts owed to us, our allowance for doubtful accounts would likely be inadequate.

        Accounting for Income Taxes.    We record income tax expense in accordance with SFAS 109, which requires that we recognize deferred tax assets and liabilities for temporary differences in the bases of assets and liabilities for tax and financial reporting purposes. We record a valuation allowance related to deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. We eliminated our valuation allowance in 2006 because we were profitable in 2006 and expect to be profitable in future years. The preparation of financial projections involves significant subjectivity due to the inherent uncertainty involved in estimating future performance. If we fail to perform as projected, we may need to record a valuation allowance in the future.

        Accounting for Stock-Based Compensation.    Effective January 1, 2006, we adopted SFAS 123(R), which requires that all stock-based compensation to employees, including grants of employee stock options, be expensed in our financial statements based on their respective grant date fair values. Under SFAS 123(R), we estimate the fair value of each stock-based payment award using the Black-Scholes option pricing model. The determination of the fair value of stock-based payment awards using the Black-Scholes model is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. We do not have a history of market prices of our common stock as we are not a public company, and as such, we estimate volatility in accordance with SAB No. 107 using historical volatilities of other publicly traded companies in our industry. The expected life of the awards is based on the simplified method as defined in SAB No. 107. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on our history and expectation of not paying any dividends. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We recognized stock-based compensation expense in our consolidated financial statements in 2006 and for the three months ended March 31, 2007, and thereafter the expense is based on awards that are ultimately expected to vest. A summary of significant assumptions used in determining the fair value of the options is as follows:

	Year Ended December 31, 2006	Three Months Ended March 31, 2007
Expected life (years)	6.25	6.25
Risk-free interest rate	4.91%	4.82%
Volatility	41.5%	41.5%
Dividend yield	0%	0%
Forfeiture rate	9.25%	9.25%

        If factors change and we employ different assumptions, stock-based compensation expense may differ significantly from what we have recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that we grant additional equity awards to employees or we assume unvested equity awards in connection with acquisitions.

        Valuation of Our Common Stock at the Time of Grant.    Since April 1, 2006, we have granted the following stock options:

Grant Date	Options Granted	Exercise Price	Fair Value of Underlying Stock	Intrinsic Value per Option
June 30, 2006	17,751	$4.32	$6.93	$2.61
July 24, 2006	180,244	6.93	6.93	—
October 26, 2006	5,222	7.88	7.88	—
January 12, 2007	24,889	10.94	10.94	—
May 14, 2007	42,944	15.44	15.44	—

        As of March 31, 2007, the aggregate fair value of all outstanding vested and unvested options based on an assumed initial offering price of $16.00 per share, which is the midpoint of the range on the front cover of this prospectus, was $8.7 million and $5.6 million, respectively.

  Significant Factors, Assumptions, and Methodologies Used in Determining Fair Value.

        The fair value of the common stock underlying the stock options was estimated contemporaneously by our board of directors based on a detailed valuation methodology including market multiples, discounted cash flow, and equity allocation. Each of the valuations took into account a number of objective and subjective factors including (i) our business, financial condition and results of operations; (ii) our forecasted operating performance and projected future cash flows; (iii) the illiquid nature of our common stock; (iv) the liquidation preferences, redemption rights and other rights, preferences and privileges of our outstanding preferred stock; (v) market multiples of our most comparable public peers; (vi) recent sales of our securities; and (vii) market conditions affecting our industry.

        We used a market multiple and a discounted cash flow approach to estimate the value of our enterprise at each quarter end date during the period from April 1, 2006 to March 31, 2007. The market multiple approach required us to select appropriate market multiples from comparable companies and apply these numbers to our last 12 months' revenue and profit, as well as internally forecasted revenue and profit. The discounted cash flow approach utilized the same forecasted numbers as well as estimated discount rates to estimate a range of values. We then selected a value that was within the overlapping ranges of the market multiple and discounted cash flow approaches and applied an appropriate marketability discount to arrive at an estimated value. If different discount rates and marketability discounts had been used, the valuations would have been different.

        For the valuations completed in the second, third and fourth quarter of 2006, the enterprise value was allocated to preferred and common shares (as we had no debt outstanding) using the option pricing method. The option pricing method involves distributing the enterprise value to the underlying securities. Estimating the volatility of the share price of a privately held company is complex and uncertain because there is no readily available market for the shares. We estimated the volatility of our stock based on available information on volatility of stocks of publicly traded companies in our industry. Had we used different estimates of volatility, the allocations between the preferred and common shares would have been different.

        For the March 31, 2007 valuation, we applied a probability weighted analysis of the present value afforded to common shareholders under three possible future outcomes, including: (a) our continued operation as a private company, (b) the completion of our initial public offering and (c) a sale of our company. The probabilities used for the three scenarios were 30%, 65% and 5%, respectively. The private company outcome involved applying a risk adjusted weighted average cost of capital to our projected future cash flows, which were based on a forecast of our future revenue and profits. The projected future cash flows were based on the expected performance of our business through the forecast period. This weighted average cost of capital was applied to our projected future unlevered cash flows to determine the value of our company.

        For the initial public offering outcome, the value of our company was determined by multiplying our projected net income by a market multiple. The market multiple used was based on the market multiples of comparable public companies in our industry. Our projected net income was based on the expected performance of our business through the forecast period.

        For the sale of the company outcome, the value of our company was determined by multiplying our projected earnings after interest, taxes, depreciation and amortization, or EBITDA, by an estimated sale multiple. The projected EBITDA was based on the expected performance of our business through the forecast period.

  Significant Factors Contributing to the Difference Between Fair Value as of the Date of Each Grant and Estimated IPO Price.

        As described above, we granted stock options with exercise prices between $4.32 and $15.44 since April 1, 2006. We believe the increase in the fair value of our common stock at each valuation date during the past 15 months, and the expected continued increase in fair value, is primarily attributable to the following:

  •
  We have been able to consistently add new customers and continually improve our efficiencies in our operations such that our revenues have grown as have our overall profits.

  •
  As of the beginning of 2006, we had been profitable for three consecutive quarters, and our forecast at that point indicated that the trend would continue. Operating income for the first, second, third and fourth quarters of 2006 was $1.4 million, $2.5 million, $1.5 million and $1.0 million, respectively, all of which were significant improvements over the corresponding quarters in the prior year. The trend continued in 2007, with the operating income for the first quarter of 2007 reaching $1.9 million.

  •
  Our trailing 12 months' operating income increased for each of the last seven quarters through March 31, 2007. The incremental increase in operating income during this period ranged between $0.4 million and $2.4 million when comparing each quarter to the previous quarter.

  •
  As we continued to improve our profitability each quarter, we raised our forecast, which was a critical component of the market multiple methodology and discounted cash flow methodology that was used to value our company.

  •
  The market multiples increased during this time as the stock market showed material gains through the latter part of 2006 and into 2007.

        Furthermore, on a quarter to quarter basis, the following factors contributed to the increasing valuations of our common stock:

  •
  For the quarter ended June 30, 2006, service revenue increased 42% and income from operations increased 3,667% on a year over year basis, which contributed to the increase in valuation over the previous quarter.

  •
  For the quarter ended September 30, 2006, service revenue increased 32% and income from operations increased 132% on a year over year basis. We also made a decision to interview investment banks and received indications that a public offering was an alternative that was available to us, which led us to lower our marketability discount.

  •
  For the quarter ended December 31, 2006, service revenue increased 29% and income from operations increased 185% on a year over year basis. In addition, during the quarter ended December 31, 2006, we modestly increased our selected valuation multiples, given the strong performances of comparable public companies.

  •
  For the quarter ended March 31, 2007, service revenue increased 25% and income from operations increased 35% on a year over year basis. During the quarter ended March 31, 2007, we also filed our registration statement for our initial public offering. Accordingly, we switched our valuation methodology to a probability-weighted method to factor in the probability of becoming a public company, being acquired, or continuing as a stand-alone private entity, with the greatest weight given to becoming a public company.

        The foregoing is a summary of the information relating to our determination of the fair value of our common stock solely for purposes of establishing the exercise price of stock options granted since April 1, 2006 while we were a private company. Our determination of the fair value of our common stock in connection with granting stock options may bear no relationship to the price at which our common stock will trade upon completion of this offering.

Results of Operations

        The following table sets forth selected statement of operations data for the periods indicated, expressed as a percent of total revenue:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
Consolidated Statement of Operations:
Revenue:
Service revenue	89.8%	89.2%	90.3%	89.1%	90.6%
Reimbursed fee revenue	10.2	10.8	9.7	10.9	9.4

Total revenue	100.0	100.0	100.0	100.0	100.0
Cost of revenue:
Cost of service revenue	55.1	51.7	44.9	45.8	43.8
Reimbursed fees paid	10.2	10.8	9.7	10.9	9.4

Total cost of revenue	65.3	62.6	54.6	56.7	53.2
Gross profit	34.7	37.4	45.4	43.3	46.8
Operating expenses:
Research and development	7.5	7.3	6.5	6.6	5.7
Sales and marketing	13.6	15.1	14.9	13.5	14.8
General and administrative	14.5	14.6	13.0	12.3	14.3

Total operating expenses	35.6	37.0	34.4	32.4	34.8
Income (loss) from operations	(0.9)	0.4	11.0	10.9	12.0
Other income (expense):
Interest income (expense), net	(0.1)	(0.4)	0.2	(0.2)	0.6
Other expense, net	(0.1)	(0.0)	(0.1)	0.0	0.0

Total other income (expense), net	(0.2)	(0.4)	0.1	(0.2)	0.6
Income (loss) before income taxes	(1.1)	0.1	11.1	10.7	12.6
Income tax provision (benefit)	0.0	0.0	(7.7)	0.0	5.3

Net income (loss)	(1.1)%	0.0%	18.8%	10.7%	7.3%

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

  Service Revenue

	Three Months Ended March 31,
					% Change
	2006	2007	Change
	(in thousands, except percentages)
Service revenue	$11,628	$14,515	$2,887		24.8%
As a percent of total revenue	89.1%	90.6%	1.5	ppts

        Service revenue increased $2.9 million, or 24.8%, to $14.5 million for the three months ended March 31, 2007 as compared to $11.6 million in the corresponding prior year period. This increase was primarily due to a $1.6 million increase in service revenue generated from net new customers and a $1.3 million increase in service revenue derived from existing customers. The increase in service revenue from new customers was largely due to customers that started using our services in 2006 and therefore generated year over year increases in revenue in 2007 as they scaled their screening operations with us, and the addition of more than 75 new customers in the first quarter of 2007, from whom we had not generated revenue during the prior four quarters. The increase in service revenue from existing customers was largely due to the sale of additional products and services to existing customers, further rollout of our screening services to other divisions by enterprise customers and overall growth in hiring.

  Reimbursed Fee Revenue

	Three Months Ended March 31,
					% Change
	2006	2007	Change
	(in thousands, except percentages)
Reimbursed fee revenue	$1,419	$1,505	$86		6.10%
As a percent of total revenue	10.9%	9.4%	(1.5	) ppts

        Reimbursed fee revenue increased $0.1 million, or 6.1%, to $1.5 million for the three months ended March 31, 2007 as compared to $1.4 million in the corresponding prior year period. This increase was a result of an increase in the number of screening transactions. Reimbursed fee revenue as a percent of total revenue decreased 1.5 percentage points to 9.4% for the three months ended March 31, 2007 as compared to 10.9% in the corresponding period of the prior year, because a higher percentage of the services sold in the three months ended March 31, 2007 did not have associated reimbursed costs.

  Cost of Revenue

	Three Months Ended March 31,
					% Change
	2006	2007	Change
	(in thousands, except percentages)
Cost of service revenue	$5,980	$7,016	$1,036		17.3%
As a percent of service revenue	51.4%	48.3%	(3.1	) ppts
Gross profit	5,648	7,499	1,851		32.8%
As a percent of service revenue	48.6%	51.7%	3.1	ppts

        Cost of service revenue increased $1.0 million, or 17.3%, to $7.0 million for the three months ended March 31, 2007 as compared to $6.0 million in the corresponding prior year period. The higher volume of screening transactions from both new and existing customers resulted in increases in vendor costs of $0.4 million for drug and health screenings, $0.4 million in salaries and wages for screening support functions and $0.2 million in facility related costs. Overall, cost of service revenue as a percent of service revenue declined 3.1 percentage points to 48.3% for the quarter ended March 31, 2007 as compared to 51.4% in the corresponding period of the prior year. This decline was largely due to improved fixed cost leverage with respect to our facilities and overhead costs, as well as the implementation of certain automation projects. As a result of the above, gross profit as a percentage of service revenue increased by 3.1 percentage points to 51.7% for the three months ended March 31, 2007 as compared to 48.6% in the corresponding prior year period.

  Research and Development Expense

	Three Months Ended March 31,
					% Change
	2006	2007	Change
	(in thousands, except percentages)
Research and development expense	$861	$909	$48		5.6%
As a percent of service revenue	7.4%	6.3%	(1.1	) ppts

        Research and development expense for the quarter ended March 31, 2007 was relatively consistent with the prior year period. Research and development expense as a percent of service revenue declined by 1.1 percentage points to 6.3% for the three months ended March 31, 2007 as compared to 7.4% in the corresponding prior year period. This decrease primarily resulted from spreading our research and development expense over an expanded revenue base, as research and development expense increased at a lower rate than our service revenue.

  Sales and Marketing Expense

	Three Months Ended March 31,
					% Change
	2006	2007	Change
	(in thousands, except percentages)
Sales and marketing expense	$1,756	$2,379	$623		35.5%
As a percent of service revenue	15.1%	16.4%	1.4	ppts

        Sales and marketing expense increased $0.6 million, or 35.5%, to $2.4 million for the three months ended March 31, 2007 as compared to $1.8 million in the corresponding period of the prior year. Approximately $0.4 million of the increase was due to higher salaries, bonuses and related benefits resulting from the addition of 12 full-time equivalent employees during the quarter ended March 31, 2007 compared to the 2006 period. We anticipate that sales and marketing expense will continue to increase in 2007 as we plan to further expand our sales and marketing department. The remaining increase in sales and marketing expense was attributable to higher travel and marketing expenses and facility related costs. Sales and marketing expense as a percent of service revenue increased 1.4 percentage points to 16.4% for the quarter ended March 31, 2007 as compared to 15.1% in the corresponding period of the prior year.

  General and Administrative Expense

	Three Months Ended March 31,
					% Change
	2006	2007	Change
	(in thousands, except percentages)
General and administrative expense	$1,606	$2,287	$681		42.4%
As a percent of service revenue	13.8%	15.8%	2.0	ppts

        General and administrative expense increased $0.7 million, or 42.4%, to $2.3 million for the three months ended March 31, 2007 as compared to $1.6 million in the corresponding prior year period. This was due to a $0.3 million increase in salaries, bonuses and related benefits for existing employees and the addition of three full-time employees during the quarter ended March 31, 2007 compared to the 2006 period. The remaining increase in general and administrative expense was primarily comprised of $0.2 million of facility related costs and $0.1 million in consulting expense. We anticipate that general and administrative expense will continue to increase in 2007 as a result of the additional costs and compliance requirements related to operating as a public company. General and administrative expense as a percent of service revenue increased 2.0 percentage points to 15.8% for the quarter ended March 31, 2007 as compared to 13.8% in the corresponding period of the prior year.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2006

  Service Revenue

	Year Ended December 31,
					% Change
	2005	2006	Change
	(in thousands, except percentages)
Service revenue	$38,387	$52,453	$14,066		36.6%
As a percent of total revenue	89.2%	90.3%	1.1	ppts

        Service revenue increased $14.1 million, or 36.6%, to $52.5 million for the year ended December 31, 2006 as compared to $38.4 million in 2005. This increase was due to a $7.5 million increase in service revenue generated from net new customers and a $6.6 million increase in service revenue derived from existing customers. The increase in service revenue from new customers was largely due to customers that started using our services in 2005 and therefore generated year over year increases in revenue in 2006 as they scaled their screening operations with us, and the addition of more than 475 new customers in 2006, from whom we had not generated revenue in 2005. The increase in service revenue from existing customers was largely due to the sale of additional products and services to existing customers, further rollout of our screening services to other divisions by enterprise customers and overall growth in hiring.

  Reimbursed Fee Revenue

	Year Ended December 31,
					% Change
	2005	2006	change
	(in thousands, except percentages)
Reimbursed fee revenue	$4,666	$5,644	$978		21.0%
As a percent of total revenue	10.8%	9.7%	(1.1	) ppts

        Reimbursed fee revenue increased $1.0 million, or 21.0%, to $5.7 million for the year ended December 31, 2006 as compared to $4.7 million in 2005. This increase was largely a result of an increase in the number of screening transactions performed in 2006 and, to a lesser extent, due to an increase in fees charged by certain governmental agencies during the current period. Reimbursed fee revenue as a percent of total revenue decreased 1.1 percentage points to 9.7% for the year ended December 31, 2006 as compared to 10.8% in 2005, because a higher percentage of the services sold in 2006 did not have associated reimbursed costs.

  Cost of Revenue

	Year Ended December 31,
					% Change
	2005	2006	Change
	(in thousands, except percentages)
Cost of service revenue	$22,268	$26,101	$3,833		17.2%
As a percent of service revenue	58.0%	49.8%	(8.2	) ppts
Gross profit	16,119	26,352	10,233		63.5%
As a percent of service revenue	42.0%	50.2%	8.2	ppts

        Cost of service revenue increased $3.8 million, or 17.2%, to $26.1 million for the year ended December 31, 2006 as compared to $22.3 million in 2005. The higher volume of screening transactions from both new and existing customers resulted in a $2.6 million increase in vendor costs incurred, including for criminal records searches and drug and health screenings, and a $0.9 million increase in salaries and wages in labor for screening support functions. The remaining increase was due to facility related expenses. Overall, cost of service revenue as a percent of service revenue declined 8.2 percentage points to 49.8% for the year ended December 31, 2006 as compared to 58.0% in 2005. This decline was primarily due to improved fixed cost leverage with respect to our facilities and overhead costs, as well as additional savings in our operations department resulting from certain process improvements and automation achieved through technology enhancements. In addition, in mid-2005, we moved a portion of our operations processes, including a portion of our document storage, data entry and verification functions, from our personnel located in the United States to an offshore vendor. The vendor offers a secure infrastructure and a secondary location where these processes can be performed, while providing the potential for savings due to lower labor costs. We determined that, due to the rapid growth of our business, the potential savings from supplementing our U.S. operations with the use of an offshore vendor would be significant and thus justify any transition costs that we may incur. The labor costs of our offshore vendor are significantly less than what we were previously incurring for these functions in the United States, but we did not fully realize these savings until 2006 due to various transition and training costs and start-up inefficiencies. These savings were approximately $1.3 million in 2006 as compared to 2005. As a result of the above, gross profit as a percentage of service revenue increased by 8.2 percentage points to 50.2% for the year ended December 31, 2006 as compared to 42.0% in 2005.

  Research and Development Expense

	Year Ended December 31,
					% Change
	2005	2006	Change
	(in thousands, except percentages)
Research and development expense	$3,131	$3,779	$648		20.7%
As a percent of service revenue	8.2%	7.2%	(1.0	) ppts

        Research and development expense increased $0.6 million, or 20.7%, to $3.8 million for the year ended December 31, 2006 as compared to $3.1 million in 2005. This increase was largely due to a $0.6 million increase in salaries, bonuses and related benefits over the prior period, which included the addition of two full-time equivalent employees in 2006. Research and development expense as a percent of service revenue declined by one percentage point to 7.2% for the year ended December 31, 2006 as compared to 8.2% in 2005. This decrease primarily resulted from spreading our research and development expense over an expanded revenue base, as research and development expense increased at a lower rate than our service revenue.

  Sales and Marketing Expense

	Year Ended December 31,
					% Change
	2005	2006	Change
	(in thousands, except percentages)
Sales and marketing expense	$6,495	$8,676	$2,181		33.6%
As a percent of service revenue	16.9%	16.5%	(0.4	) ppts

        Sales and marketing expense increased $2.2 million, or 33.6%, to $8.7 million for the year ended December 31, 2006 as compared to $6.5 million in 2005. Approximately $1.0 million of the increase was due to higher commissions, and $0.7 million of the increase resulted from salaries, bonuses and benefits relating to the addition of six full-time equivalent employees in 2006. The remaining increase in sales and marketing expense was primarily attributable to higher travel, outsourced services and marketing costs. Sales and marketing expense as a percent of service revenue declined 0.4 percentage points to 16.5% for the year ended December 31, 2006 as compared to 16.9% in 2005, as our sales and marketing infrastructure and costs grew more slowly than our service revenue.

  General and Administrative Expense

	Year Ended December 31,
					% Change
	2005	2006	Change
	(in thousands, except percentages)
General and administrative expense	$6,303	$7,531	$1,228		19.5%
As a percent of service revenue	16.4%	14.4%	(2.0	) ppts

        General and administrative expense increased $1.2 million, or 19.5%, to $7.5 million for the year ended December 31, 2006 as compared to $6.3 million in 2005. This increase was primarily due to a $1.1 million increase in salaries, bonuses and related benefits for existing employees and two additional full-time equivalent employees (including approximately $0.2 million of stock-based compensation expense in 2006). The remaining increase in general and administrative expense was largely due to higher expenses for telecommunication costs and facility related expenses. General and administrative expense as a percent of service revenue declined 2.0 percentage points to 14.4% for the year ended December 31, 2006 as compared to 16.4% in 2005. This decline primarily resulted from our ability to leverage our overhead costs over a larger service revenue base.

  Income Tax Provision (Benefit)

	Year Ended December 31,
					% Change
	2005	2006	Change
	(in thousands, except percentages)
Income tax provision (benefit)	$1	$(4,469)	$(4,470)			*
As a percent of service revenue	—	(8.5)%	(8.5	) ppts

*
not meaningful

        Income tax provision (benefit) reflected a $4.5 million benefit in the year ended December 31, 2006 as compared to a nominal amount in 2005. Prior to 2006, we had established a full valuation allowance against our deferred tax assets, as we had not concluded that it was more likely than not that we would be able to realize substantially all of our net deferred tax assets. As of December 31, 2005, we had net deferred tax assets of $8.1 million, which primarily consisted of depreciation and amortization and net operating loss carryforwards. Income tax provision for the year ended December 31, 2005 consisted only of the minimum state franchise taxes.

        Because we were profitable in 2006 and expect to remain profitable in 2007, we concluded that it is more likely than not that we will be able to realize substantially all of our net deferred tax assets. Accordingly, we reversed the valuation allowance in 2006. As of December 31, 2006, we had federal and state net operating loss carryforwards of $9.9 million and $0.9 million, respectively. The federal and state net operating losses will begin to expire in 2011 and 2007, respectively.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2005

  Service Revenue

	Year Ended December 31,
					% Change
	2004	2005	Change
	(in thousands, except percentages)
Service revenue	$28,524	$38,387	$9,863		34.6%
As a percent of total revenue	89.8%	89.2%	(0.6	) ppts

        Service revenue increased $9.9 million, or 34.6%, to $38.4 million for the year ended December 31, 2005 as compared to $28.5 million in 2004. This increase was primarily due to a $5.0 million increase in service revenue generated from net new customers and a $4.8 million increase in service revenue derived from existing customers. The increase in service revenue from new customers was largely due to customers that started using our services in 2004 and therefore generated year over year increases in revenue in 2005 as they scaled their screening operations with us, and the addition of more than 300 new customers in 2005, from whom we had not generated revenue in 2004. The increase in service revenue from existing customers was largely due to the sale of additional products and services to existing customers, further rollout of our screening services to other divisions by enterprise customers and overall growth in hiring.

  Reimbursed Fee Revenue

	Year Ended December 31,
					% Change
	2004	2005	Change
	(in thousands, except percentages)
Reimbursed fee revenue	$3,255	$4,666	$1,411		43.3%
As a percent of total revenue	10.2%	10.8%	0.6	ppts

        Reimbursed fee revenue increased $1.4 million, or 43.3%, to $4.7 million for the year ended December 31, 2005 as compared to $3.3 million in 2004. This increase was primarily due to larger amount of fees associated with processing a higher volume of search transactions conducted during 2005, as well as an increase in fees charged by certain governmental agencies during the current period.

  Cost of Revenue

	Year Ended December 31,
					% Change
	2004	2005	Change
	(in thousands, except percentages)
Cost of service revenue	$17,501	$22,268	$4,767		27.2%
As a percent of service revenue	61.4%	58.0%	(3.4	) ppts
Gross profit	11,023	16,119	5,096		46.2%
As a percent of service revenue	38.6%	42.0%	3.4	ppts

        Cost of service revenue increased $4.8 million, or 27.2%, to $22.3 million for the year ended December 31, 2005 as compared to $17.5 million in 2004. Approximately $2.2 million of the increase in 2005 was attributable to vendor costs incurred, such as criminal records searches and drug and health screenings, to complete the higher volume of screens sold. Other increases included labor costs of $1.4 million for certain support functions and $1.2 million in facility related expenses. In addition we moved a portion of certain of our operations processes to an offshore vendor beginning in mid-2005. Although labor costs were significantly less, most of our savings realized in 2005 were offset by various transition and training costs and start-up inefficiencies. Cost of service revenue as a percent of service revenue declined to 58.0% for the year ended December 31, 2005 as compared to 61.4% in 2004, resulting in a 3.4 percentage points improvement in gross margin to 42.0% in 2005 from 38.6% in 2004. This improvement was primarily due to increased productivity in the processing of screening transactions, as well as the benefit from volume pricing from certain of our suppliers.

  Research and Development Expense

	Year Ended December 31,
					% Change
	2004	2005	Change
	(in thousands, except percentages)
Research and development expense	$2,368	$3,131	$763		32.2%
As a percent of service revenue	8.3%	8.2%	(0.1	) ppts

        Research and development expense increased $0.8 million, or 32.2%, to $3.1 million for the year ended December 31, 2005 as compared to $2.4 million in 2004. This increase was due to higher salaries, bonuses and related benefit expenses totaling $0.5 million, which included the addition of two full-time equivalent employees, and contract and temporary labor costs of $0.3 million. The increase also reflects higher telecommunications and technology costs, partially offset by a decrease in allocated facility costs. Research and development expense as a percent of service revenue declined slightly to 8.2% for the year ended December 31, 2005 as compared to 8.3% in 2004.

  Sales and Marketing Expense

	Year Ended December 31,
					% Change
	2004	2005	Change
	(in thousands, except percentages)
Sales and marketing expense	$4,329	$6,495	$2,166		50.0%
As a percent of service revenue	15.2%	16.9%	1.7	ppts

        Sales and marketing expense increased $2.2 million, or 50.0%, to $6.5 million for the year ended December 31, 2005 as compared to $4.3 million in 2004. Approximately $1.4 million of this increase was attributable to a substantial increase in headcount and higher salaries, bonuses and related benefits, and $0.3 million of this increase was due to increased commissions related to higher service revenue generated in 2005. The sales and marketing function grew by nine full-time equivalent employees, or 30%, at December 31, 2005 compared to December 31, 2004. The increase in sales and marketing expense was also due, to a lesser extent, to increased travel expenses of $0.1 million, higher marketing and advertising costs of $0.3 million and an increase in facility costs. Sales and marketing expense as a percent of service revenue increased to 16.9% for the year ended December 31, 2005 as compared to 15.2% in 2004.

  General and Administrative Expense

	Year Ended December 31,
					% Change
	2004	2005	Change
	(in thousands, except percentages)
General and administrative expense	$4,595	$6,303	$1,708		37.2%
As a percent of service revenue	16.1%	16.4%	0.3	ppts

        General and administrative expense increased $1.7 million, or 37.2%, to $6.3 million for the year ended December 31, 2005 as compared to $4.6 million in 2004. This increase was due to a $1.3 million increase in salaries, bonuses and related benefits, and an increase in administration costs of $0.4 million. Other changes include an increase in legal expenses of $0.2 million, partially offset by a reduction in third-party consulting and information technology costs. General and administrative expense as a percent of service revenue increased slightly to 16.4% for the year ended December 31, 2005 as compared to 16.1% in 2004.

Quarterly Results of Operations

        The following table presents unaudited consolidated statement of operations data for each of the nine quarters in the period ended March 31, 2007. We believe that all necessary adjustments have been included to fairly present the quarterly information when read in conjunction with our annual financial statements and related notes. The operating results for any quarter are not necessarily indicative of the results for any subsequent quarter.

	Three Months Ended
	2005				2006				2007
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31
	(in thousands, except per share amounts
Service revenue	$7,997	$9,872	$10,537	$9,981	$11,628	$14,038	$13,955	$12,832	$14,515
Reimbursed fee revenue	892	1,137	1,302	1,335	1,419	1,497	1,375	1,353	1,505
Gross profit	2,847	3,956	4,716	4,600	5,648	7,350	7,026	6,328	7,499
Income (loss) from operations	(845)	67	628	340	1,425	2,457	1,515	969	1,924
Income (loss) before income taxes	(871)	28	556	309	1,401	2,462	1,558	1,004	2,014
Net income (loss)	(871)	28	556	308	1,401	2,356	6,551	586	1,177
Net income (loss) per share
Basic	$(0.55)	$0.00	$0.00	$0.00	$0.12	$0.23	$0.76	$0.01	$0.08
Diluted	$(0.55)	$0.00	$0.00	$0.00	$0.08	$0.16	$0.49	$0.00	$0.05

        Service revenue in both years reflects the historically higher demand for screening services in the second and third quarters. Hiring activity has historically been lower in the fourth quarter. The change in gross profit parallels service revenues as the mix and volume of services sold directly affects direct and indirect vendor costs. Operating expense has increased sequentially in most of the quarters presented. However as a percentage of revenue, operating expenses have generally been lower in higher revenue quarters as a result of the fixed nature of certain operating expenses such as facility and support costs. In the third quarter of 2006, we concluded that it was more likely than not that we would be able to realize substantially all of our net deferred tax assets. As a result, all of the valuation allowance applied to net deferred tax assets was reversed during that quarter. The reversal resulted in a non-cash income tax benefit totaling $4.5 million in such quarter.

Liquidity and Capital Resources

        We have historically funded our operations from preferred stock sales and borrowings under our credit facility. Our last preferred stock financing was completed in 2003 and, since that time, we have funded our operations from the proceeds of that financing, together with cash flow from operations and borrowings under our credit facility. As of March 31, 2007, we had working capital of $13.7 million, including cash and cash equivalents of $3.1 million.

        In April 2002, we entered into a revolving credit agreement, which currently provides for borrowings up to $5.0 million and bears interest at the prime rate or, at our election, LIBOR plus 2.0%. We are also obligated to pay a quarterly commitment fee under this agreement equal to 0.25% on the difference between the average daily balance outstanding under the credit facility and $5.0 million. This revolving credit facility expires in December 2007. We repaid the outstanding balance on this credit facility in June 2006 and, accordingly, no amounts were outstanding as of March 31, 2007. Our revolving credit facility contains certain financial and non-financial covenants requiring us to, among other things, maintain certain financial ratios and meet specified deadlines for the issuance of audited financial statements. Borrowings under this credit facility are secured by substantially all of our assets.

        In December 2004, we obtained a $1.5 million term loan from the same lender as our revolving credit facility to be used primarily for working capital requirements. This loan accrued interest at the rate of prime plus 0.75% and was repaid in full in June 2006.

        Operating Activities.    Our principal uses of cash in operating activities are for operating expenses and working capital. Cash flows from operations are significantly influenced by the amount of cash invested in personnel and infrastructure to support the anticipated future growth in our business, the increasing number of customers using our services and the amount and timing of payments by these customers.

        During the quarter ended March 31, 2007, an increase in operating assets and liabilities largely offset net income and non-cash deferred taxes, depreciation and amortization. In the quarter ended March 31, 2006, cash provided by operating activities of $1.7 million was primarily attributable to net income.

        Net cash provided by operating activities for the year ended December 31, 2006 was $9.5 million. The increase resulted from net income of $10.9 million, non-cash depreciation and amortization of $1.1 million and an increase in accounts payable of $3.3 million. These were offset by an increase in accounts receivable of $1.8 million and a non-cash benefit from deferred taxes of $4.7 million. The deferred tax benefit was the result of reversal of a valuation allowance against our deferred tax assets. Based on results for 2006 and our expectation of remaining profitable through 2007, we concluded it was more likely than not that we will be able to realize all of our net deferred tax assets.

        Net cash provided by operating activities of $0.4 million for the year ended December 31, 2005 reflects the increase in our net income for the period, depreciation and amortization of $1.1 million and the net increase in accounts payable and accrued liabilities of $1.0 million, offset in part by an increase in accounts receivable of $1.5 million. The $1.5 million increase in accounts receivable primarily resulted from revenue growth, which was partially offset by more effective accounts receivable collections.

        Net cash used in operating activities of $0.4 million for the year ended December 31, 2004 reflected a net loss of $0.3 million, an increase in accounts receivable of $2.1 million resulting from the increase in revenues, which was offset in part by a reduction in accounts payable and accrued liabilities of $1.2 million and depreciation and amortization of $0.8 million.

        Investing Activities.    Net cash used in investing activities for the three months ended March 31, 2007 was $1.3 million compared to $0.4 million for the three months ended March 31, 2006. The increase in cash used in investing activities was comprised of net securities purchases of $0.7 million using excess cash balances, an increase in capital expenditures of $0.1 million and the capitalization of $0.1 million in software costs.

        Net cash used in investing activities for the year ended December 31, 2006 was $5.5 million, representing a net increase of $4.8 million compared to the 2005 period. This increase in cash used in investing activities in the current period was comprised of net securities purchased of $4.0 million using excess cash balances and an increase in capital expenditures of $0.8 million. The increase in capital expenditures was largely for improvements to our new corporate headquarters which we occupied in December 2006. Investing activities for the years ended December 31, 2004 and 2005 consisted primarily of purchases of computer equipment, software, furniture and equipment to support our operations. We do not expect capital spending in 2007 to vary materially from 2006.

        Financing Activities.    Net cash used in financing activities for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2007 were comprised primarily of proceeds from and repayments of notes payable and our line of credit, as well as repayments of capital lease obligations and proceeds from the exercise of stock options.

        For the quarter ended March 31, 2007, cash used in financing activities was $0.7 million compared to cash used of $0.2 million in the quarter ended March 31, 2006. The use of cash in the three months ended March 31, 2006 was for repayments on the note payable and capital leases, partially offset by proceeds from the exercise of stock options. The use of cash in the three months ended March 31, 2007 was primarily related to costs incurred in connection with the preparation for this offering.

        For the year ended December 31, 2006, the primary uses of cash were $1.1 million for the repayment of the term loan and $0.6 million for the redemption of certain stock options from a former employee offset in part by $0.3 million from the exercise of stock options. For the year ended December 31, 2005, the primary uses of cash were for repayments on the term loan, line of credit and capital leases of $0.8 million, $0.7 million and $0.2 million, respectively. Partially offsetting these uses was $0.4 million in proceeds from insurance premium financing. For the year ended December 31, 2004, the primary sources of cash in financing activities were proceeds from the term loan of $1.5 million, proceeds from the line of credit of $0.7 million and the repayment of capital leases of $0.2 million.

        We currently believe that cash provided by operating activities will be sufficient to fund our capital requirements for at least the next twelve months. Our future capital requirements may vary materially from those now planned. These requirements are expected to depend on many factors, including, but not limited to, the timing, size and terms of potential acquisitions, future payment terms for our services and the costs of providing such services, the levels at which we maintain accounts receivable, development of new products and services, market acceptance of our services, the levels of promotion and advertising required to launch new services and attain a competitive position in the marketplace, pricing concessions, the expansion of our sales, support, and marketing organization, the establishment of additional offices worldwide, the response of competitors to our services, and our relationships with suppliers and customers. In particular, if we decide to pursue acquisitions, we may require additional capital resources. As a result of the foregoing, we may pursue additional debt or equity financings in the future to fund our business and growth, which financings may not be available on a timely basis, on acceptable terms, or at all. If we issue additional equity for acquisitions or otherwise, your investment in our common stock could be subject to dilution.

Off-Balance Sheet Arrangements

        We currently do not have any off-balance sheet arrangements.

Contractual Obligations

        The following table sets forth our contractual cash obligations and commercial commitments as of December 31, 2006.

	Payment Due By Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Contractual Obligations:
Operating leases	$5,647	$1,932	$3,715	$—	$—
Notes payable	4	4	—	—	—

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies to accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the impact, if any, that SFAS 157 will have on our consolidated financial position, results of operations and cash flows.

        In September 2006, the Securities and Exchange Commission ("SEC") issued SAB No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year's financial statements are materially misstated. SAB 108 is effective for the fiscal year 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.

        In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes", an interpretation of FASB Statement No. 109 ("FIN 48"), and is effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS 109 by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. We adopted FIN 48 as of January 1, 2007. The impact of our reassessment of our tax positions in accordance with FIN 48 did not have a material effect on our consolidated financial position, results of operations or cash flows.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"), including an amendment of SFAS No. 115. SFAS 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (the "fair value option"). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting period. SFAS 159 is effective for years beginning after November 15, 2007. We are currently evaluating the effect, if any, that the adoption of SFAS 159 will have on our results of operations, financial position and cash flows.

Quantitative and Qualitative Disclosures about Market Risk

        Foreign Currency Exchange Risk.    Our results of operations and cash flows may be subject to fluctuation due to changes in foreign currency exchange rates. Our current international contracts are almost entirely denominated in U.S. dollars. However, future international contracts may be denominated in local currency. In the future, we may utilize foreign currency forward and option contracts to manage currency exposure. We do not currently have any such contracts in place, nor did we enter into any such contracts during any previous year.

        Interest Rate Risk.    We have no derivative financial instruments or derivative commodity instruments and, as a result, we believe the risk related to investment of our cash and cash equivalents is limited.

        We may be subject to market risk from exposure to changes in interest rates based on our financing activities, although as of December 31, 2006, we did not have any debt on our balance sheet. Changes in market interest rates up or down would affect the amount of interest expense we would pay in the event we would borrow to finance our operations in the future.

Seasonality

        Our revenues and operating results normally fluctuate as a result of seasonal variation in our business activity, which is principally due to changes in hiring activity. Historically, the demand for screening services has generally been the highest in the second and third quarters of each year, with lower sales historically at the end of the fourth quarter due in part to lower hiring activity during the holiday season.

Inflation

        We do not believe that inflation has had a material impact upon our operating results, and we do not expect it to have an impact in the near future. We cannot assure you that our business will not be affected by inflation in the future.

BUSINESS

Overview

        We are a leading provider of on-demand employment screening solutions. Our customers use our comprehensive screening services in conjunction with our web-based software applications to conduct and manage their employment screening programs efficiently and effectively, make more informed employment decisions, improve workplace safety and mitigate risk. We offer a comprehensive set of background screening services including criminal, motor vehicle and other public records searches, employment, education and professional license verifications and credit checks, as well as drug and health screening services. During 2006, we processed approximately 4.8 million distinct records searches, verifications, checks and screens for our customers.

        Our screening solutions are comprised of a suite of software applications, a comprehensive set of screening services and a proprietary information processing engine. We believe our screening solutions deliver faster results, provide greater convenience and ease-of-use, and enable our customers to effectively manage complex screening programs, providing them with significant time and cost savings. We are able to deliver fast results primarily due to our extensive use of automation in executing screening requests and our integration with information sources. We offer convenience and ease-of-use by providing screening solutions that address a wide range of screening program needs, by offering a comprehensive set of screening services accessible through a single provider, by automating many of the manual processes associated with screening and by offering solutions that are fully integrated with our customers' recruiting software applications. We assist our customers in managing the complexities inherent in employment screening programs by providing subject matter and solution expertise and robust, configurable software applications that facilitate effective program management, monitoring and control.

        Our screening solutions are flexible and scalable, and therefore able to meet the demands of customers across a range of sizes and industries with hiring operations dispersed throughout the United States and internationally. We serve a diverse customer base in a variety of industries, such as business services, technology, healthcare, manufacturing, telecommunications and financial services. During 2006, we served more than 1,400 customers, which included 17 of the Fortune 100 companies and 53 of the Fortune 500 companies. In 2006, we also provided screening solutions to approximately 1,300 of our customers' third-party suppliers and contractors through our supplier screening solutions, including our Extended Workforce Screening Solution, which was named one of Human Resource Executive Magazine's 2006 Top HR Products of the Year. Our sales are derived from a combination of direct sales efforts, as well as through our established network of strategic alliances with many of the leading recruiting software application providers and HRO providers.

        We have demonstrated a consistent track record of strong organic growth. Our total revenues increased from $21.1 million in 2003 to $58.1 million in 2006, representing a compound annual growth rate of 40.2%. Additionally, our net income (loss) improved from a net loss of $(1.7) million in 2003 to net income of $10.9 million in 2006.

Our History

        We commenced operations in 1995 as a software development company with the objective of developing a software application to automate the employee recruiting and hiring process for large enterprises. In 1999, we narrowed our mission to focus on applying Internet-based technology to automate the background screening function within the recruiting and hiring process. Later that same year, we obtained our first significant Fortune 100 customer. In 2000, we obtained our first round of third-party venture financing, significantly expanded and enhanced our senior management team, and invested in further developing our screening solution.

        From 2001 through 2003, we focused on leveraging our software development capabilities to drive product innovation and to establish strategic alliances with leading recruiting software application and HRO providers. In 2001, we jointly developed an integrated employment screening solution with the eRecruit application offered by PeopleSoft, Inc., a leading provider of human resource management system ("HRMS") software applications. We believe this solution represented the industry's first pre-integration of a background screening solution with a recruiting software application. Our pre-integrated solutions are jointly developed and tested by us and leading recruiting software application providers and are designed to anticipate and support the needs of many customers, rather than just one. As a result, customers benefit by using these solutions without having to incur the cost, effort and time typically associated with custom software development. In 2002, we formally established our international screening offering. In 2003, we entered into a strategic contractual arrangement with Exult, Inc., a leading HRO provider, creating what we believe to be the background screening industry's first strategic alliance with an HRO provider. In the same year, we also formally established our drug and health screening offering.

        From 2004 through 2006, while adding customers and significantly increasing the scale of our business, we continued to focus on innovation and invested in further enhancing the functionality of our software applications. We integrated many new information sources into our solutions to allow us to offer a more comprehensive set of screening services to our customers. We also invested in developing industry-specific services and applications to better meet the needs of select customer segments. Moreover, we established strategic alliances with several additional leading recruiting software application and HRO providers, enabling us to offer an array of pre-integrated solutions to our customers and establish new sales and marketing channels. We currently have more than 50 customer implementations of our pre-integrated screening solutions, which we believe is more than any other employment screening solution provider in the industry. The successful evolution of our screening solutions and our track record of customer satisfaction are evident in the rapid growth of our customer base, which expanded from approximately 800 customers in 2003 to over 1,400 customers in 2006. In 2006, we continued our innovation by launching our Extended Workforce Screening Solution, a solution that was recognized by Human Resource Executive Magazine as one of the 2006 Top HR Products of the Year.

Our Industry

        The background screening market is highly fragmented and represents a large market opportunity. According to a 2004 presentation by the National Association of Professional Background Screeners ("NAPBS"), the background screening market at that time was estimated to be $4.0 billion in size and to consist of more than 1,000 screening firms.

        We believe that the demand for background screening solutions is growing as a result of several factors. In general, public awareness of potential security threats has increased significantly over the past several years. Additionally, many highly publicized incidents of violence in the workplace have further contributed to the public's general awareness of, and concern regarding, security threats, particularly in the workplace. As a result of these and other events, governments and other regulatory bodies have established processes and procedures to identify and minimize potential threats, many of which include obtaining background information on individuals. Additionally, many companies have sought to establish new, or enhance their existing, screening programs to improve workplace safety and better protect themselves from negligent hiring claims. We believe these factors, among others, will continue to contribute to an increase in demand for background screening solutions.

        In addition to the increased demand driven by these socio-economic trends, several recent studies and reports have further supported the need for an effective employment screening program, including:

  •
  The NAPBS reported that approximately 40% of resumes contain material lies or omissions about education, past employment or qualifications;

  •
  The U.S. Department of Labor reported that drug users are absent from work on average five days per month due to drug use; and

  •
  The Association of Certified Fraud Examiners estimates that companies lose more than $600 billion per year as a result of employee fraud.

        To address these concerns, employment screening has evolved from a simple, often manual, verification of a job applicant's prior employment to a more thorough review and verification of an applicant's background, including, among other things, criminal history, education and prior employment. Screening can discourage applicants from concealing information or falsifying credentials, and allows for more informed decision making in the recruiting and hiring process. By basing decisions on more complete, accurate information, a company can more effectively maintain a safe work environment.

        Demand for employment screening solutions is also driven and influenced by trends in related markets. Leading HRO providers have increasingly looked to collaborate with other service providers, including background screening solution providers, to offer a comprehensive solution to potential customers without having to develop their own software applications or service offerings across all human resource ("HR") functional areas. In November 2006, HRO Today magazine reported that human resource outsourcing is becoming increasingly prevalent among large and mid-sized enterprises as these companies look to reduce costs, focus on their core competencies and minimize capital investments. Additionally, Gartner estimates the worldwide HR business process outsourcing market will grow from $23.9 billion in 2005 to $33.4 billion in 2010, a 6.9% compound annual growth rate.

        As penetration of HRO increases, we believe many HRO customers will seek to minimize the number of third-party outsourcing providers they utilize, creating incentives for outsourcing providers to develop and offer a comprehensive solution. We also believe that HRO providers will elect to utilize a small number of full service employment screening providers to fulfill the screening needs of their customer base, thereby driving increased volume of screening transactions towards a select group of full-service providers. Further, we believe that the growth of HRO providers will lead to a greater consistency of use of employment screening services. Additionally, companies and HRO providers have increasingly sought to address the inefficiency and inconsistency associated with manual recruiting and hiring processes, contributing to the evolution and increasing adoption of HRMS and applicant tracking system ("ATS") software applications. As adoption of these software applications continues to increase, and customers seek to gain further efficiency from the use of these applications, we believe that an increasing number of customers will seek to integrate their employment screening solution with these applications, thereby driving increased volume of screening transactions towards those employment screening providers that are integrated with recruiting software application providers.

Our Competitive Strengths

        We consider the following to be our key competitive strengths:

        Comprehensive Screening Solutions.    We provide more than 50 screening services and a suite of software applications that our customers can use to screen their entire workforce across multiple, diverse geographies and a wide variety of industries. Our screening services include criminal, motor vehicle and other public records searches, employment, education and professional license verifications and credit checks, as well as drug and health screening. We also offer industry-specific screening services to meet the specific requirements of customers in certain, often highly regulated, industries.

Our solutions enable our customers to conduct these screens not only on their applicants and current employees, but also on their extended workforce including supplier employees, contractors and temporary employees. We provide our screening services in multiple, diverse geographies through both our own operations and an established network of third-party information providers. In 2006, we performed screening services in approximately 200 countries and territories worldwide, primarily for U.S.-based, multinational customers.

        Superior User Experience.    Our web-based software applications enable our customers to efficiently and effectively manage the complexities inherent in employment screening programs. Our solutions enhance the efficiency with which our customers conduct their screening programs by automating many of the steps associated with conducting a screen, eliminating duplicative steps in the process, utilizing self-service functionality to capture information, seamlessly integrating with our customers' recruiting software applications, utilizing an intuitive, user-friendly interface and providing consolidated reports. Our solutions also enhance the effectiveness of our customers' screening programs by providing the speed needed to make timely, informed hiring decisions, the flexibility to configure processes, accessibility and services to match screening policies and program needs, and the visibility required to control and manage an entire screening program across multiple departments and geographies.

        Scalable, Proprietary Information Processing Engine.    Our proprietary information processing engine is a key component of our screening solution as it allows us to manage a large number of complex screening requests simultaneously and to deliver a wide range of screening services in a fast, accurate and cost-effective manner. Our processing engine automates the routing of each screening request to the appropriate information source, and utilizes rules-based processing to meet specific customer requirements. Our processing engine also manages the execution of a high volume of screening requests simultaneously. It delivers the results to the user as the results become available, so that the user does not have to wait for all screening requests in a report to be completed prior to accessing the results of specific screening requests within the report. To automate the process of assembling information related to certain screening requests, our processing engine is also integrated with an array of information sources. The design architecture of our processing engine is highly scalable and capable of meeting fluctuations in our screening request volume, while also offering the flexibility to quickly add new customers and implement new screening services with minimal incremental investment.

        Extensive Network of Strategic Alliances with Industry Leaders.    We have established strategic alliances with a network of recruiting software application and HRO providers, which provide valuable sales and marketing support, and allow us to offer differentiated, pre-integrated screening solutions. Our strategic alliances with recruiting software application providers are structured to allow for collaborative marketing and selling efforts, and provide for joint development and support for screening solutions that are pre-integrated with the recruiting software applications offered by these providers. Our strategic alliances with HRO providers also allow for collaborative marketing and selling efforts by allowing these providers to include our screening solutions as part of their comprehensive HRO solution offering. Our strategic relationships with many of the leading providers in these sectors are often the result of an extensive diligence process conducted by these providers, and we believe these relationships provide both existing and potential new customers with third-party validation of our services and organization.

        Proven Track Record of Success with Large Enterprises.    We believe that our record of success in serving large, complex enterprises is a key competitive advantage. During 2006, we provided screening solutions for 17 of the Fortune 100 companies and 53 of the Fortune 500 companies. The size and diversity of these customers, combined with the longevity of our relationships with many of them, demonstrates our ability to handle complex customer and industry-specific screening program challenges. We also believe that our history of collaborating with customers to enhance existing solutions and to develop new solutions further demonstrates the strength and depth of our relationships with our customers. As an example, our Customer Advisory Council includes representatives from some of our largest customers and meets regularly to provide us with feedback on our performance, to suggest concepts for new or enhanced solutions, and to discuss their evolving needs in an effort to assist us in enhancing and expanding our screening solutions on an ongoing basis.

        Strong, Experienced Management Team.    Our management team is led by Eric J. Boden, our President, Chief Executive Officer and Chairman, who joined HireRight in 1999. Mr. Boden has more than 20 years of senior leadership experience including serving as President and Chief Executive Officer of Frame-n-Lens Optical, Inc. Jeffrey A. Wahba, our Chief Financial Officer, served for 20 years as the Chief Financial Officer of the Henry Group of Companies, a holding company for a portfolio of businesses in the manufacturing and distribution sectors, and related entities. The other members of our senior management team possess a diverse array of experience, both with large public companies and high growth, technology-based companies, across multiple functional areas including finance, sales and marketing, software development and business development. We have expanded our management team significantly over the last three years in order to establish the management infrastructure necessary to pursue our growth objectives.

Our Growth Strategy

        We intend to pursue the following strategies to capitalize on our position of leadership in the employment screening market:

        Increase Penetration of the Large Enterprise Market.    We believe that our employment screening solutions are highly effective in servicing the complex screening needs of large enterprises, as evidenced by the number of large enterprises that currently utilize our solutions. We have designed our screening solutions to provide the scale and flexibility necessary to allow our large enterprise customers to configure our solutions to align with the diverse needs of their screening programs. We seek to enhance our solutions by continuing to incorporate industry-specific screening services and functionality, as appropriate, in order to further penetrate and better meet the needs of our large enterprise customers. We intend to pursue additional large enterprise customers by continuing to invest in and expand our direct sales and marketing efforts, as well as by pursuing opportunities developed through our strategic alliances with leading recruiting software application and HRO providers.

        Further Penetrate Our Existing Customer Base.    We intend to continue to increase the array of employment screening solutions that we provide to our existing customers to improve the effectiveness of their screening programs. Primarily through our Account Management team, we work closely with existing customers to identify opportunities to screen additional individuals and expand the breadth of screening services and software applications utilized.

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  Increase the Number of Screens Performed.    Our screening solutions allow our customers to conduct background and drug and health screens on their domestic and international workforce, including permanent employees, as well as supplier employees, contractors and temporary employees. However, many of our existing customers only conduct screens on a portion of their workforce. Our Account Management team works closely with existing customers to identify opportunities to screen additional members of each customer's workforce in order to further enhance workplace safety and mitigate risk. Additionally, many customers only screen individuals at the time they are hired. We believe there is an opportunity to employ screening solutions periodically throughout an individual's employment, as well as when individuals are added to the workforce outside of the regular hiring process (e.g., through a merger or acquisition).

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  Expand the Breadth of Screening Services and Software Applications Utilized.    Our screening solutions offer a comprehensive range of services and functionality. Most of our customers utilize only a subset of the full functionality that our solutions offer to conduct and manage their screening programs. Our Account Management team works closely with existing customers to identify additional screening services and software applications that they can employ to enhance the efficiency and effectiveness of their screening program. We also plan to continue to develop additional screening services and software applications that incorporate new or additional information sources and functionality to support our customers' programs, and to market these new services and applications to our existing customers.

        Continue to Enhance Our Market Position in the Small and Midsize Business ("SMB") Market. According to the United States Census Bureau 2004 County Business Patterns report, enterprises with less than 2,500 employees comprise over 60% of the total domestic workforce. We believe that utilization of employment screening solutions among SMBs is increasing as these enterprises have become more familiar with employment screening solution alternatives and recognize the benefits of an effective employment screening program. Although the screening programs employed by SMBs are generally less complex than those employed by large enterprises, the information and basic functionality required is often very similar. Our screening solutions are designed to have the flexibility to effectively meet the screening needs of SMBs. We currently serve many SMB customers and intend to continue to pursue opportunities with SMBs through a dedicated SMB sales force as well as through our strategic alliances.

        Develop Offerings for Non-Employment Screening.    We intend to leverage our expertise in providing effective employment screening solutions to develop and offer non-employment screening solutions. These solutions may include screening solutions to provide due diligence support for our customers in assessing the risk associated with entering into business relationships, such as supplier and distributor relationships. Additionally, we may develop other non-employment screening applications, such as tenant screening for rental properties, student screening for admissions and screening of consumer service providers, such as contractors or childcare providers, where we believe we can utilize our existing screening solution infrastructure to pursue attractive growth opportunities. In many cases, our customers have expressed the need for such solutions.

        Selectively Pursue Acquisition Opportunities.    We intend to selectively consider acquisitions that enhance the breadth of our screening solutions by adding new screening services or additional functionality. Additionally, we intend to selectively consider acquisitions of screening solution providers both domestically and internationally to further establish our global presence. Finally, we also intend to selectively consider acquisitions of companies that offer complementary products, services or technologies which we believe will either further enhance our competitive position relative to other screening solution providers or expand our potential target market.

Our Products and Services

  Screening Services

        We offer a comprehensive range of background and drug and health screening services for employment-related purposes. We charge our customers for these services on a transactional basis. Our screening services generally consist of the following categories:

        Background Screening Services.    We offer criminal records searches, the core component of most employment screening programs, at the county, state and national level. We also offer other public and non-public records searches, such as searches of motor vehicle records, federal and state civil court records, and government lists (e.g., the Office of Foreign Asset Control Specially Designated Nationals List for use in maintaining compliance with the U.S.A. Patriot Act), as well as credit checks. Our verifications services verify information provided by applicants, including prior employment, education, licenses and credentials.

        Drug and Health Screening Services.    Through established relationships with third-party laboratories, collection site networks, medical review officers and occupational health clinics, we offer a broad suite of employment related drug and health screening services. Drug and alcohol screening services include breath, urine, hair and saliva testing for pre-employment, random, post-accident, reasonable cause and return-to-duty screening. For industries that require physical health evaluations, we provide physicals, vision and hearing testing and lift testing.

        Industry-Specific Screening Services.    We provide a suite of industry-specific screening services, which leverage our regulatory knowledge and screening capabilities and are often tailored to help customers meet the compliance requirements of regulated industries. Our industry-specific offerings include screening services for the transportation, healthcare, pharmaceutical and financial services industries. For example, we provide a set of prohibited and restricted parties searches, designed to help financial services providers comply with the provisions of the U.S.A. Patriot Act.

        Global Screening Services.    We offer screening services throughout the United States and around the world. In 2006, we performed screening services in approximately 200 countries and territories worldwide, primarily for U.S.-based, multinational customers. We provide these services through a combination of internal resources and an established network of third-party providers.

  Software Applications

        A key element of our success has been developing on-demand software applications that efficiently and effectively address the complex requirements of conducting and managing our customers' screening programs, resulting in what we believe is a superior user experience for our customers. Our customers access all of our software applications via the Internet, and all of these software applications are hosted by us and are provided to our customers at no charge. Our software applications include the following:

        HireRight Enterprise.    HireRight Enterprise is the primary application used by our customers to access our screening services and manage their screening programs. This application provides our customers with a comprehensive, easy to use solution that offers broad functionality, including order management, decision support, user management, compliance management and reporting and analytics. HireRight Enterprise is designed to be flexible and scalable to accommodate the multi-user, multi-office, multi-geography needs of large, complex organizations, as well as the needs of SMBs.

        Pre-Integrated Screening Solutions.    For customers who want to leverage their recruiting software application for integrated screening workflow management and seamless data transfer in the recruiting process, we offer pre-integrated software applications that we have jointly developed with many of the leading recruiting software application providers. Our pre-integrated screening solutions have been developed in accordance with HR-XML standards, a set of generally accepted standards for software development within the HR industry. Through our pre-integrated screening solutions, our customers can take advantage of our services while eliminating duplicate data entry and automating their screening processes from within their chosen recruiting software application. We developed what we believe to be the industry's first pre-integrated screening solution, which was released in 2002 and jointly developed with PeopleSoft, Inc. as part of PeopleSoft eRecruit. As of December 31, 2006, we provided pre-integrated screening solutions for the following recruiting software applications: PeopleSoft eRecruit, PeopleSoft Talent Acquisition Manager, Oracle iRecruitment, Taleo Enterprise, Vurv Enterprise, VirtualEdge Staffing Suite, Deploy Enterprise and PeopleAdmin Applicant Tracking Module.

        Extended Workforce Screening Solution.    To assist employers with managing and operating their programs for screening their extended workforce, including supplier employees, contractors and temporary employees, we provide our Extended Workforce Screening Solution. We believe our Extended Workforce Screening Solution was the industry's first solution of its kind, providing comprehensive screening management of the extended workforce, including features such as supplier self-service, automated supplier management and electronic consent. A recent internal study of a select group of customers that use our solution to screen their extended workforce found that the prevalence of felony conviction records among those individuals seeking to work in their extended workforce was on average 90% higher than the prevalence of felony conviction records in the applicant pool seeking permanent positions. We believe this study provides a strong indicator of the benefit to employers of screening their extended workforce.

        Employment Application Solution ("EAS").    HireRight's EAS streamlines the recruiting process by providing a web-enabled employment application solution that either integrates with HireRight Enterprise or operates as a standalone application. EAS provides a configurable, easy-to-use, web-enabled interface that allows employment application information to be captured through our web-enabled platform, and offers self-service functionality that permits the applicant to directly enter this information. Employers can access our screening services and eliminate potential errors resulting from duplicate data entry by utilizing the data captured in the EAS to initiate a background screen. EAS also provides pre-hire forms, digital signature capabilities and compliance tools to help facilitate the customer's information collection and legal compliance throughout the pre-employment process.

Delivery of Services

  Information Processing Engine

        Our proprietary information processing engine is a key component of our screening solution as it allows us to manage a large number of complex screening requests simultaneously and deliver a wide range of screening services in a fast, accurate and cost-effective manner. Our information processing engine combines proprietary workflow and work management software and web-based technology with leading off-the-shelf software applications to automate the workflow and work management associated with the fulfillment of each screening request. The design architecture of our processing engine is highly scalable and capable of meeting fluctuations in the volume of screening requests, while also offering flexibility and configurability to efficiently add new customers and implement new screening services. The key features of our information processing engine include:

        Workflow and Work Management Automation.    Our information processing engine efficiently manages the routing and processing of a high volume of simultaneous screening requests to ensure speed in the delivery of requested screening reports. Based on a set of rules and procedures, which can be configured to address the specific needs of each individual customer and each screening service, our processing engine evaluates each request and assigns the request to the appropriate individual or information provider. Additionally, our processing engine automates the exchange of information with certain information sources, eliminating the need for manual intervention. Finally, our processing engine facilitates the management of work for the personnel involved in the research process through workload balancing, automated decision making and collaboration, resulting in consistent and accurate execution of screening requests.

        Parallel Processing of Information Requests.    Our information processing engine enhances the speed and efficiency with which our results are delivered to our customers by processing requests in parallel. Our engine manages the simultaneous processing of multiple screening requests that make up each screening report, rather than waiting for a specific information request to be completed before initiating a subsequent search for a given report. Our processing engine also directs the steps of each information request to help ensure accuracy in the asynchronous fulfillment process and to deliver consistency in the handling of all screening requests.

        Integration with Third-Party Information Sources.    Our information processing engine is integrated with a number of information sources and third-party service providers. As a result, the engine is capable of completing information search and verification requests either by directly accessing the appropriate information source or by automatically coordinating human-based searches from third-party suppliers. The automated exchange of information helps to reduce potential errors or omissions resulting from multiple or manual data entries.

        Real-time Feedback of Results of Individual Screening Services.    Rather than having to wait for the completion of the entire report before viewing, our customers can access a status update for the specified report and view information gathered for individual screening services within a report as they are completed. Our processing engine can also proactively notify the customer via e-mail of the status of the report.

        Highly Scalable Design Architecture.    Our processing engine includes an integrated suite of on-demand software applications built on a multi-tier, distributed Java 2 Enterprise Edition ("J2EE") platform. Our processing engine has been designed to allow for high volume, secure processing as well as scaling to support a much larger customer base with minimal incremental capital investment.

  Information Sources

        The acquisition of public records data and related information is a key step in most of our screening services. In some cases, we access this information directly at its source, while in other cases we access information through third-party data sources or through an established network of third-party service providers. Direct sources of this information include state and federal governmental agencies, public courthouses, and credit reporting agencies. Third-party data sources include independent compilers of public records and related information. Third-party service providers include independent contractors or suppliers that access public records data directly from the data source, such as public courthouses.

        We verify information in employment applications and resumes including prior employment, education, and professional licenses and credentials. These verifications are obtained through a combination of automated access to third-party information sources, efforts by our employees in contacting enterprises and institutions, and the use of outsourced vendors.

        Drug and health screening requirements include the ordering, processing and results delivery of drug and alcohol screening and occupational health services. We address these needs by utilizing approximately 10,000 third-party drug and alcohol screening collection sites around the country, and a variety of Department of Health and Human Services approved diagnostic laboratories to test the specimens. In addition, we utilize a third-party Medical Review Officer organization to review the results of selected drug and alcohol screens, as well as an extensive network of third-party providers to collect health information.

Sales and Marketing

  Sales

        We sell our solutions to both new and existing customers primarily through our consultative direct sales force, which is comprised of inside sales and field sales personnel. Our sales force is organized into the following groups: Enterprise Sales, SMB Sales and Account Management. Our Enterprise Sales group is responsible for sales to large organizations, and divides primary responsibility by both geographic region and industry. Our SMB Sales group is responsible for sales to organizations with fewer than 2,500 employees. Our Account Management group is responsible for maintaining and cultivating our relationships with our existing customers. As of June 30, 2007, our sales force staff consisted of 38 individuals, most of whom were direct quota-based sales representatives. In addition to our sales force, our Solutions Consulting group provides process and technical expertise during the sales cycle and assists in customer implementation. We also operate a Business Development group that develops and manages a network of strategic alliances and generates referral opportunities from this network.

  Marketing

        We engage in a variety of traditional and online marketing activities designed to provide sales lead generation, sales support and increased market awareness. Our specific marketing activities include industry trade shows, advertising campaigns, direct marketing campaigns, webinars and telemarketing, all of which help create awareness and enhanced perception of our brand and our background and drug and health screening solutions. We also conduct our annual HireRight User Group Conference, which provides informational sessions and benchmarking opportunities for our customers to help them evaluate and enhance their existing screening programs. We believe we are the only company in the industry to have a self-governed user group that is comprised of, and managed by, its customers.

  Product Development

        The primary goal of our Product Development group is to identify opportunities to enhance our current solutions and develop new, innovative solutions that support our strategic goals. Our Product Development group actively works with our customers and employees to analyze trends in the marketplace and generate new solution ideas. For example, our Product Development group works closely with our Customer Advisory Council, which includes representatives from some of our largest customers, to discuss their screening solution needs in an effort to identify opportunities to enhance and expand our screening solutions. The Product Development group also manages our product development roadmap while working closely with our software development, operations, marketing and compliance teams to bring new products to market.

Strategic Alliances

        A fundamental component of our business strategy is to utilize strategic alliances to supplement our sales and marketing efforts and to differentiate our solution offerings. Our primary alliances include the following:

        Recruiting Software Application Providers.    We believe that approximately two-thirds of the Fortune 100 companies currently utilize recruiting software applications to manage their recruiting process. We expect further penetration of recruiting software applications among companies of all sizes. We were an industry pioneer in creating HR-XML standard pre-integrations with leading recruiting software application providers. These solutions have standard implementations yet are configurable to each customer's specific needs. We currently have more than 50 customers utilizing our pre-integrated screening solutions. We believe this is more than any other employment screening solution provider in the industry.

        We currently have strategic alliances with many leading recruiting software application providers, including Oracle Corporation, Taleo Corporation, Vurv Technology, Inc., VirtualEdge Corporation, Peopleclick, Inc., Deploy Solutions, Inc., PeopleAdmin, Inc. and SuccessFactors, Inc., and we continue to evaluate opportunities to establish additional alliances. Our strategic alliances generally consist of joint marketing efforts, lead sharing and customer referral arrangements, collaboration and coordination in product development and customer implementations, and ongoing joint support for integrated solutions. Our alliances are generally based on multi-year, non-exclusive contractual agreements. We currently maintain direct contractual, billing and customer support relationships with our customers derived from such alliances. We believe that our strategic alliances have contributed to an increase in lead generation, a decrease in the length of our sales cycle, and an overall better screening solution for our customers.

        Human Resource Outsourcing Providers.    Gartner estimates the worldwide HR business process outsourcing market will grow from $23.9 billion in 2005 to $33.4 billion in 2010, a 6.9% compound annual growth rate. We believe we were the first employment screening solution provider to establish a strategic alliance with a leading HRO provider when we established our strategic alliance with Exult, Inc. in 2003. We have since developed working relationships with five of the leading full-service HRO providers, including Hewitt Associates LLC, Accenture HR Services, Inc., Convergys Customer Management Group, Inc. (Convergys Employee Care), ExcellerateHRO Corporation (the jointly owned HRO business of EDS and Towers Perrin), and International Business Machines (IBM) Corporation. These providers market our screening solutions to their customers as a component of their own service offering, thereby extending the brand messaging and sales efforts of our own direct sales force. Our relationships with HRO providers are typically non-exclusive arrangements that offer us preferred status with the HRO provider. At present, three of these relationships are based on multi-year agreements that ensure that in most cases we are the only screening solution provider promoted by these alliance partners to their customers.

        Other Service Providers.    In select situations we have formed, and may continue to form, alliances with other organizations to provide expanded, enhanced or complementary services to both current and potential future customers. For example, we currently promote skills testing and behavioral assessment solutions offered by third parties to our customer base, on an as-needed basis.

Customers

        During 2006, we served a diversified customer base which consisted of more than 1,400 customers. In addition, we also provided screening solutions to approximately 1,300 of our customers' third-party suppliers and contractors, primarily through our Extended Workforce Screening Solution. Our customer base includes companies that we have billed for services during the period indicated and does not necessarily indicate an ongoing relationship with each such customer. Our customers range in size from less than 100 employees to over 100,000 employees, and operate in multiple and diverse industries.

        The ability of our screening solutions to effectively meet the complex screening needs of large organizations is evident by our customer base, which, in 2006, included 17 of the Fortune 100 and 53 of the Fortune 500 companies. These multi-national companies generally have complex organizational structures and require comprehensive, flexible and scalable screening solutions. In addition, they require screening solutions designed to address the diverse nature of their business, while maintaining strict data security and having the ability to enforce uniform and consistent screening program policies worldwide. We believe that our solutions have been instrumental in our success with larger customers. Our top ten customers, including revenue generated from their extended workforce, contributed approximately 38% of our total revenue for the year ended December 31, 2006. No single customer accounted for more than 7% of our total revenue for the year ended December 31, 2006.

        Our customer base extends across a wide variety of major industries including business services, technology, healthcare, manufacturing, telecommunications and financial services, among others. The top three industries that we served in 2006 based on revenues were manufacturing, business services and financial services, each of which represents more than 10% but less than 20% of our total revenue for the year ended December 31, 2006.

Information Technology

        We provide a unified platform for all of our background and drug and health screening solutions, and we allow our customers to view all their screening results through a single web-enabled interface. Our integrated suite of on-demand screening solutions is built on a multi-tier, distributed Java 2 Enterprise Edition platform. Our platform utilizes Linux operating systems and Oracle database management systems to provide a scalable, cost-effective environment capable of managing complex, high volume screening processes. Our customers access our software applications either directly via the Internet or through pre-integrated solutions with leading recruiting software application providers.

        Our solution is designed for flexibility, configurability and scalability. Our system gives customers the flexibility to implement the most suitable process for their specific screening program. Our system also can be configured to enable optimized workflow automation and consistency throughout each customer's screening program. Additionally, the design architecture of our processing engine is highly scalable and capable of meeting fluctuations in the volume of screening requests, while also offering the flexibility to quickly add new customers and implement new screening services with minimal incremental investment.

Technology Development

        Approximately 15% of our total employee base is currently dedicated to software development. We benefit from a distributed development environment, with software developers located in the United States and abroad. A majority of our development staff operates from the development center of our wholly-owned subsidiary, HireRight Estonia AS, based in Tallinn, Estonia. Our operations in Estonia allow us to access a qualified workforce at a lower cost than similarly experienced professionals in the United States and provide us with flexibility and scalability in managing our operations. When required, the team in Estonia is supplemented by contractors in various locations around the world. We follow a flexible and repeatable software development methodology that allows us to develop new applications and functionality quickly and to deliver these solutions to our customers efficiently and in a predictable, consistent manner. Our software development capabilities include the following functions: product management, release management, change management, system architecture, maintenance and emergency management, quality assurance and documentation.

Security and Data Protection

        We are committed to maintaining stringent data security through our systems and processes to ensure that customer and applicant data is kept safe and secure. We conduct regular assessments to ensure that we have stringent controls in place to minimize the risk of fraudulent acts. We have a data security officer that leads a team of dedicated information technology and information security personnel certified in data protection measures. We also maintain a detailed security policy and a business continuity plan.

        Our technology infrastructure is designed to be reliable and secure. Our system is comprised of a multi-tier environment that includes multiple user access points, redundant infrastructure and automated database failover for business continuity. All customer and applicant data is regularly replicated to a backup data center to minimize any data loss or compromise. We host our servers externally in a SAS 70 certified, hosted environment. We also employ leading security measures such as SSL and AES encryption, firewalls, intrusion detection systems and unique login and password protection for customers and their applicants and employees. To further enhance the security of our customers' accounts, our security policy enforces the masking of certain sensitive information within our screening reports. Our data security and protection measures also include the following:

        Data Encryption at Rest.    To ensure information is secure during all stages of the process, we encrypt our databases at rest. As data is being written to the system disks, the data is encrypted. All archived disks, tapes of information and company laptop computers are also encrypted to help protect against information compromise or loss.

        Administrative Security.    Customers can only enter and view data within their own account, based on unique user information they have provided. In order to receive any information related to a background request, a user must first have a valid account, adequate permission level and key identifying information regarding the individual being screened. Our system employs complex user and operator permission levels that allow our system administrators to limit access by job function or role.

        Personnel Security.    Each of our employees must read and sign a comprehensive HireRight Background Screening Policy and Confidentiality Agreement. All employees undergo background and drug screening prior to hire. Additionally, all employees undergo mandatory security and data privacy training as part of new employee orientation.

        Physical Security.    We maintain multi-level security equipment in our facilities, which actively monitors and controls the entrance of anyone to our premises. Our production systems are hosted externally at high-security data centers that feature bio-metric access and Class 4 environmental controls and that are continuously guarded and monitored.

        Data Resiliency.    We maintain sophisticated in-house tracking mechanisms to measure uptime, capacity and performance of all facets of our systems. We employ standby architecture to ensure that our customer data is replicated to standby servers in multiple, dispersed locations every 15 minutes. In the event of a system failure or disaster at our main data center, either standby database can be brought online for live transactions in less than five minutes.

Competition

        The employment background screening market is highly fragmented and competitive. According to its 2004 presentation, the National Association of Professional Background Screeners estimated that the background screening market at that time consisted of more than 1,000 screening firms. To our knowledge, no single private or public firm possesses a market share of greater than 10%. Our competitors include national employment background screening providers such as First Advantage Corporation and ChoicePoint, Inc., regional and local employment background screening providers and smaller, independent private investigations firms. It is also possible that new competitors or alliances or consolidation among competitors may emerge and significantly increase competition. We expect our market to remain highly competitive.

        We believe that reporting accurate information and maintaining security of sensitive information are two fundamental requirements to compete successfully as a reputable background screening provider. Additional competitive factors include:

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  technology-enabled ease of use, level of functionality and end-to-end efficiency;

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  ability to integrate with customer systems and major software applications;

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  breadth and geographical reach of screening service offerings;

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  speed of screening results;

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  pricing and return on investment; and

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  a successful track record and reference base with similarly situated companies.

        We believe that we compete favorably on the basis of these factors. We offer our screening services throughout the United States and around the world. In 2006, we performed screening services in approximately 200 countries and territories and served more then 1,400 customers, which included 53 of the Fortune 500 companies. We offer a comprehensive set of more than 50 screening services, and our easy-to-use, web-based software applications allow our customers to request these services and access the results of screens that we perform as they are completed, rather than having to wait for the completion of the entire report before viewing any of the results. Our software applications are integrated with many of the industry's leading recruiting software applications, providing additional efficiencies for our customers.

Government Regulations

        Because we deal primarily in searching and reporting public and non-public consumer information and records, and performing third-party administrative services for employment-related drug screening and other occupational testing, we are subject to significant governmental laws and regulations. For example, we are subject to:

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  the Fair Credit Reporting Act, which regulates the use of consumer report information;

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  the Gramm-Leach-Bliley Act, which regulates the use of non-public personal financial information held by financial institutions and applies indirectly to companies that provide services to financial institutions;

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  the Drivers' Privacy Protection Act, which restricts the public disclosure, use and resale of personal information contained in state department of motor vehicle records;

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  the Health Insurance Portability and Accountability Act, which restricts the public disclosure of patient information and applies indirectly to companies that provide services to healthcare-related businesses; and

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  various state consumer reporting agency laws and regulations.

        We may also be subject to other laws and regulations related to state private investigation licensing or that are designed to protect the privacy of individuals and to prevent the misuse of personal information in the marketplace. These regulations may restrict the use and disclosure of personal information and provide consumers certain rights to know the manner in, and the purposes for, which their personal information is being used, to challenge the accuracy of such information or to prevent the use and disclosure of such information. In addition, these laws and regulations vary among states and are subject to differing interpretations. In certain instances, these laws and regulations also impose requirements for safeguarding personal information through the issuance of data security standards or guidelines with which we are obligated to comply. Certain state laws and regulations impose similar privacy obligations, as well as obligations to provide notification of security breaches in certain circumstances. Failure to comply with these laws and regulations may result in the imposition of civil and criminal penalties, including fines, and may be a basis for private litigation. In addition to interpreting and complying with laws and regulations as and to the extent they relate to our services, we must also reconcile the many potential conflicts between such laws and regulations among the various jurisdictions that may be involved in the provision of our services.

        We are also subject to laws and regulations in some of the foreign jurisdictions where we do business. In some cases, such laws and regulations are more restrictive than domestic laws and regulations. Among other things, such laws and regulations may restrict access to, use and disclosure of personal information and transmission of personal data across international boundaries.

Intellectual Property

        We rely on a combination of patent, copyright, trademark and trade secret laws, as well as non-disclosure agreements and other contractual provisions to protect our intellectual property. We own a number of trade names, copyrights, domain names and trade secrets, and it is our policy to enter into confidentiality and invention assignment agreements with our employees and contractors and nondisclosure agreements with our vendors and companies in which we have strategic alliances in order to limit access to and disclosure of our proprietary information. Currently, our HireRight trademark is registered with the U.S. Patent and Trademark Office and in over 30 other countries. We also have three patent applications pending for technology intended to improve our existing screening programs. However, we do not currently possess any patents and we cannot be sure that any pending patent applications will result in patents being issued. In addition, the laws of some countries in which we offer our solutions may not protect our solutions and intellectual property rights to the same extent as do the laws of the United States.

Legal Proceedings

        From time to time, we are subject to legal proceedings and claims in the ordinary course of our business. Although the results of litigation are inherently uncertain, we do not believe that resolution of any pending claims will have a material adverse impact on our consolidated results of operations, cash flows or financial position.

Employees

        As of June 30, 2007, we had 390 employees, including 221 in operations, 56 in sales and marketing, 56 in technology development and 57 in general and administrative. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Facilities

        We currently lease approximately 63,440 square feet of office space in Irvine, California for our corporate headquarters, under a lease that expires on December 31, 2009. Subject to the terms of the lease, we have the right to extend the lease term for an additional five years through December 31, 2014. We also lease approximately 16,827 square feet of office space in Rancho Cucamonga, California, which houses our verifications personnel. This lease expires on October 31, 2009. For our wholly-owned subsidiary, HireRight Estonia AS, we lease approximately 7,000 square feet of office space in Tallinn, Estonia. This lease expires on July 1, 2009. Subject to the terms of the lease, HireRight Estonia AS has the right to extend the lease term for an additional five years through July 1, 2014.

MANAGEMENT

Executive Officers and Directors

        The following table provides information with respect to our directors and executive officers as of July 9, 2007:

Name	Age	Position(s)
Eric J. Boden	58	President, Chief Executive Officer and Chairman of the Board
Jeffrey A. Wahba	50	Chief Financial Officer and Secretary
Lisa A. Gallagher	45	Vice President, Operations
Stefano Malnati	44	Vice President, Engineering
Alexander F. Munro	40	Vice President, Information Technology and Information Security
David M. Nachman	41	Vice President, Marketing and Business Development
Barbara M. Nieto	43	Vice President, Human Resources
Robert J. Pickell	42	Vice President, Product Management
Glen E. Schrank	51	Vice President, Worldwide Sales
Jeffrey H. Anderson	46	Director
Thomas B. Blaisdell	45	Director
Cranston R. ("Randy") Lintecum	62	Director
Margaret L. ("Peggy") Taylor	56	Director

        Eric J. Boden has served as our President and Chief Executive Officer since he joined us in March 1999 and as a member of our board of directors since August 2000. He has also served as the Chairman of our board of directors since July 2003. Mr. Boden's prior experience includes serving as the President and Chief Executive Officer of Frame-n-Lens Optical, Inc., a prescription eyeglass manufacturer and retail chain, as the Vice President of Operations for Clothestime, Inc., a young women's apparel company, and as Vice President, Territory Director for B. Dalton Booksellers, Inc. Mr. Boden also served in various management positions with Target Stores for twelve years. Mr. Boden holds a B.A. in Psychology from the University of Colorado.

        Jeffrey A. Wahba has served as our Chief Financial Officer and Secretary since March 2006. From 1986 to January 2006, Mr. Wahba was the Chief Financial Officer of the Henry Group of Companies, a holding company for a portfolio of businesses in the manufacturing and distribution sectors, and related entities. He currently serves as a director of The Henry Wine Group. Mr. Wahba's prior experience includes serving as the Chief Financial Officer of Vault Corporation, a software security firm, and as the Controller of the International Division of Max Factor and Co., a cosmetics manufacturer. Mr. Wahba holds a B.S. in Industrial Engineering and an M.S. in Engineering Management and Industrial Engineering from Stanford University, and an M.B.A. from the University of Southern California.

        Lisa A. Gallagher joined us in September 2000 as the Vice President of Human Resources and became the Vice President, Operations in April 2001. From February 2000 to September 2000, Ms. Gallagher was responsible for human resources at Access360, a software development company that was later acquired by International Business Machines Corporation ("IBM"). From 1995 to 1999, she served as Human Resources Representative and then Director of Human Resources for Fujitsu Business Communication Systems, Inc., a telecommunications company. Ms. Gallagher holds a B.A. in Business Administration from California State University at Fullerton.

        Stefano Malnati has served as our Vice President of Engineering since February 2004. From November 2002 to January 2004, Mr. Malnati was Vice President of Product Management and Business Development at ImpactXoft, Inc., a software development firm focused on providing software to manage the collaborative design process for 3-D product development, including consumer goods and electronics. From October 1999 to November 2002, Mr. Malnati served as Senior Vice President of Engineering for PRAJA, Inc., a developer of business activity monitoring software which was acquired by TIBCO Software Inc. during his tenure. From 1997 to October 1999, Mr. Malnati served as Vice President of Engineering for Centric Software Inc., a provider of enterprise software solutions relating to managing product or capital program initiatives. Mr. Malnati holds a degree in Electronics from the Instituto Tecnico of Gallarate, Italy, and has studied Computer Science at the Universita'degli Studi in Milan, Italy.

        Alexander F. Munro joined us in October 2003 as our Director of Information Technology and became our Vice President of Information Technology and Information Security in April 2006. From May 1999 to October 2003, Mr. Munro served as Director of Network Services for Fidelity National Information Solutions, a real estate software and services company which was majority-owned by Fidelity National Financial. Mr. Munro's prior experience includes working as a Level III Network Associate designing network architecture for PacifiCare Health Systems. He also served as founder and President of Finlay Technologies, a sporting goods manufacturer. Mr. Munro has also worked as an engineer with Rockwell International Corp. Mr. Munro holds a B.S. in Aerospace Engineering from the University of Colorado, Boulder, and an M.S. in Engineering and Technology Management from City University in Bellevue, Washington.

        David M. Nachman joined us in August 2000 as our Vice President of Business Development and assumed the additional position of Vice President of Marketing in February 2003. From January 2000 to July 2000, Mr. Nachman served as Vice President of Business Development and Strategy at iiCaptain.com, a marine industry e-commerce company, prior to its merger with PC Boats. Prior to joining iiCaptain.com, Mr. Nachman helped create and launch HealthAllies.com, an online health services marketplace business, which has since been acquired by United Health Group Inc., and served as a consultant at McKinsey & Company for nearly six years. Mr. Nachman has also worked for Donaldson, Lufkin & Jenrette, Inc. and Kidder, Peabody & Company, where he concentrated on financial restructurings and mergers and acquisitions. Mr. Nachman graduated magna cum laude with a B.A. in Economics-Business from the University of California at Los Angeles, and holds an M.B.A. with honors from the University of Chicago Graduate School of Business.

        Barbara M. Nieto joined us in February 2005 as our Director of Human Resources and became our Vice President of Human Resources in April 2006. From June 2002 to January 2005, Ms. Nieto served as Senior Director of Human Resources for Skyworks Solutions, a wireless semiconductor company that was spun-off from Conexant Systems Inc. From May 2000 to June 2002, Ms. Nieto served as Executive Director of Human Resources for Conexant Systems. From 1998 to 2000, Ms. Nieto was Human Resources Manager for the Southern California and Nevada divisions of Coca-Cola Enterprises Inc. Ms. Nieto's prior experience also includes 12 years at McDonnell Douglas Corp. and its successor Boeing Co. where she held various positions in operations and human resources, most recently as Senior Principal Specialist. Ms. Nieto holds a B.S. in Industrial Engineering from Stanford University and a J.D. from Loyola Law School. Ms. Nieto is a member of the California Bar.

        Robert J. Pickell has served as our Vice President of Product Management since March 2007. From September 2001 to November 2006, Mr. Pickell was Vice President of Worldwide Marketing at Quantum Corp., a global supplier of data storage systems. From 2000 to 2001, Mr. Pickell served as Executive Vice President, General Manager of Escrow.com, a financial services company providing online transaction settlement solutions. From 1999 to 2000, he served as Vice President of Partner Marketing for Stamps.com, a provider of online mailing and shipping products. From 1994 to 1999, he served as Group Director of Marketing and Channel Development for AirTouch Cellular. Mr. Pickell's

prior experience also includes working as a Project Consultant for the Center for Applied Research, a management consulting firm specializing in corporate strategy and organizational development, and as an Associate Consultant for Hewitt Associates, a human resources outsourcing and consulting organization. Mr. Pickell graduated with a B.A. in Economics with department honors from Pomona College, and with an M.B.A. with distinction from The Wharton School at the University of Pennsylvania.

        Glen E. Schrank has served as our Vice President of Worldwide Sales since May 2004. From June 2003 to April 2004, Mr. Schrank served as Business Development Director for SPSS, Inc., a provider of predictive analytics software and solutions. From May 2002 to December 2002, Mr. Schrank served as Vice President of Sales High Tech West at i2 Technologies, Inc., a company that provides supply chain management tools and services. From 2000 to 2001, Mr. Schrank served as Vice President of Sales & Business Development for @TheMoment, Inc., a provider of dynamic trading solutions. Mr. Schrank's prior experience includes 14 years at IBM where he held various positions, most recently as Business Unit Executive, responsible for the management of more than 50 people in the areas of direct and indirect sales, systems engineering and technical support. Mr. Schrank holds a B.A. in Mathematics from the University of California at Los Angeles and an M.B.A. from the University of Southern California.

        Jeffrey H. Anderson has served as a member of our board of directors since August 2000. From 2000 to January 2007, Mr. Anderson was a General Partner and Managing Director of Mellon Ventures, a venture capital firm that recently sold its portfolio to an affiliate of Goldman Sachs. Mr. Anderson joined Mellon Ventures in 1997 and became a General Partner in 1999. Prior to joining Mellon Ventures, Mr. Anderson was with BA Venture Partners, the venture capital affiliate of BankAmerica Corporation, where he focused on early and later stage information technology software and services opportunities. Mr. Anderson holds a B.S. from Montana State University and an M.B.A. from the University of Chicago Graduate School of Business, and completed his postgraduate education at the London Business School.

        Thomas B. Blaisdell has served as a member of our board of directors since January 2005. Mr. Blaisdell is a General Partner at DCM, a venture capital firm, which he joined in 2000. Prior to joining DCM, Mr. Blaisdell served as Vice President of Marketing at Encanto Networks, Inc., a provider of small business web servers, and as Vice President of Marketing and Editorial at Computer Literacy, Inc. (subsequently named Fatbrain.com, Inc.), an online seller of technical books, which was subsequently acquired by barnesandnoble.com inc. Mr. Blaisdell's prior experience also includes six years at Intuit, Inc., serving most recently as the General Manager of the Business Products Group (QuickBooks), and three years at Bain & Company. Mr. Blaisdell holds a B.S. with distinction in Mechanical Engineering from Stanford University, as well as an M.B.A. with high distinction from the Amos Tuck School at Dartmouth College, where he was an Edward Tuck Scholar.

        Cranston R. ("Randy") Lintecum has served as a member of our board of directors since July 2003. From 2001 to May 2005, Mr. Lintecum served as Chairman and Chief Executive Officer of NWP Services Corporation, a private company who provides billing and customer care solutions to both the real estate and multi-housing markets. From 2000 to 2001, Mr. Lintecum also served as Chairman and Chief Executive Officer of Realty Plus Online, a start-up Internet technology company which he sold to The First American Corporation in 2001. Mr. Lintecum's prior experience also includes various senior level positions with several technology companies including DST Output, Infonet Services Corporation, Silent Watchman Corporation, and United Information Services, Inc., a subsidiary of Sprint Nextel Corp. Mr. Lintecum holds a B.S. in Business from the University of Kansas and an M.B.A. from the University of Missouri at Kansas City.

        Margaret L. ("Peggy") Taylor joined our board of directors in May 2007 and has been a managing partner of B3 Ventures, LLC, an investment management firm, since 1999. Ms. Taylor served as

President of PeopleSoft Investments, Inc., a subsidiary of PeopleSoft, Inc. and a provider of enterprise application software, from December 1998 to December 2005, and as President of Nevada Pacific Development Corp., a consulting services firm, from 2000 to 2003. From 1999 to 2001, Ms. Taylor served as the Chief Executive Officer of Venture Builders, LLC, a consulting company for start-up businesses. From 1989 to 1999, Ms. Taylor was the Senior Vice President of PeopleSoft (which was acquired by Oracle Corporation). Prior to joining PeopleSoft in 1989, she served in various management positions for The Hibernia Bank of San Francisco, California and the Bank of California. Ms. Taylor also serves on the board of directors of Fair Isaac Corporation and RightNow Technologies, Inc. Ms. Taylor holds a B.A. degree in Communications and Psychology from Lone Mountain College.

Classified Board of Directors

        Our board of directors currently consists of five members. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. Effective upon the closing of this offering, we will divide the terms of office of the directors into three classes:

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  Class I, whose term will expire at the annual meeting of stockholders to be held in 2008;

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  Class II, whose term will expire at the annual meeting of stockholders to be held in 2009; and

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  Class III, whose term will expire at the annual meeting of stockholders to be held in 2010.

        Upon the closing of this offering, Class I shall consist of Messrs.                         and                         , Class II shall consist of Messrs.                         and                         , and Class III shall consist of Mr.                         . At each annual meeting of stockholders after the initial classification, the successors to directors whose terms then expire will serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. A resolution of the board of directors or affirmative vote of at least 66 2/3% of our outstanding voting stock may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.

        Messrs. Anderson and Blaisdell were elected to serve as members of our board of directors pursuant to a voting agreement entered into by us and certain of our stockholders in connection with our preferred stock financings. Pursuant to the voting agreement, Mr. Anderson was selected as one of the representatives of the holders of our Series C Preferred Stock and Mr. Blaisdell was selected as a representative of the holders of our Series E Preferred Stock. The voting agreement terminates upon the closing of this offering. Messrs. Anderson and Blaisdell will continue to serve as directors until their resignation or until their successors are duly elected by holders of our common stock.

Board Committees

        Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee.

        Audit Committee.    Our audit committee consists of Messrs. Anderson and Lintecum. Mr. Lintecum serves as chairman of the audit committee. All members of the audit committee are independent directors, as defined in The NASDAQ Stock Market qualification standards. Mr. Lintecum qualifies as an "audit committee financial expert" as that term is defined in the rules and regulations established by the SEC. The functions of this committee include:

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  reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

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  meeting with representatives of our independent registered public accounting firm and with internal financial personnel regarding these matters;

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  pre-approving audit and non-audit services to be rendered by our independent registered public accounting firm;

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  selecting and recommending to our board of directors the engagement of our independent registered public accounting firm and oversight of the work performed by our independent registered public accounting firm;

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  reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

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  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

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  reviewing our financing plans and reporting recommendations to our full board of directors for approval and to authorize action;

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  administering our Policy and Procedures with Respect to Related Person Transactions; and

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  administering and discussing with management and our independent registered public accounting firm our Code of Ethics and Business Conduct.

        Both representatives of our independent registered public accounting firm and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

        Compensation Committee.    Our compensation committee currently consists of Messrs. Anderson and Lintecum and Ms. Taylor. Ms. Taylor serves as chairman of the compensation committee. All members of the compensation committee are independent directors, as defined in The NASDAQ Stock Market listing standards. The functions of this committee include:

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  reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

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  exercising authority under our employee benefit plans;

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  reviewing and approving executive officer and director indemnification and insurance matters;

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  advising and consulting with our officers regarding managerial personnel and development; and

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  preparing the annual report required in the proxy statement for our annual stockholder's meetings and reviewing our annual Compensation Discussion and Analysis required by the Securities and Exchange Commission.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee is comprised of Messrs. Anderson and Lintecum and Ms. Taylor. Mr. Lintecum serves as the chairman of the Nominating and Corporate Governance Committee. All members of the nominating and corporate governance committee are independent directors, as defined in The NASDAQ Stock Market listing standards. The functions of this committee include:

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  identifying qualified candidates to become members of our board of directors;

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  selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

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  selecting candidates to fill vacancies of our board of directors;

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  developing and recommending to our board of directors our corporate governance guidelines; and

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  overseeing the evaluation of our board of directors.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Compensation Discussion and Analysis

        Our primary objective with respect to executive compensation is to establish programs which attract, retain and motivate talented and qualified executives and align their compensation with our overall business strategies, values and performance. Decisions regarding executive compensation are made by our compensation committee, which is composed exclusively of non-employee independent directors. The compensation committee reviews the compensation arrangements for the Chief Executive Officer and other members of senior management in accordance with our executive compensation philosophy. To that end, the compensation committee has reviewed and affirmed a total rewards program which includes the following:

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  A pay for performance philosophy that differentiates compensation based on company and individual performance and achievement of results;

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  An emphasis on long-term incentives as a major component of total compensation in order to more closely align the interests of executives with the interests of our stockholders;

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  An emphasis on rewarding executives with total compensation, including cash and stock incentive plans, at competitive market levels for meeting company performance targets, with actual total compensation falling above or below this target based on each executive's experience, skills and individual performance, as well as the performance of the company;

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  An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives, balances short-term and long-term financial goals and behaviors within the company, and encourages company stock ownership;

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  Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be leveraged with stock and other performance incentives; and

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  The use of both time-based and performance-based equity with long-term vesting requirements in order to retain critical and key talent.

        The primary components of our executive compensation program are expected to be (a) base salaries; (b) annual cash incentive opportunities; and (c) long-term incentive opportunities in the form of restricted stock, performance-based stock and stock options. Executives also participate in employee benefit programs available to the broader employee population. Our executive compensation program is intended to provide executives with overall levels of compensation that are competitive with the human capital industry, as well as within a broader spectrum of companies of comparable market capitalization and profitability.

        The compensation committee reviews executive compensation arrangements annually to ensure market competitiveness, and to assure we meet our objective of providing executive pay packages with appropriate short and long-term incentives, including annual bonus and equity compensation tied to individual and company performance. In making its decisions with respect to executive compensation, the compensation committee utilizes competitive compensation information from published sources as well as independent consultants.

        In reviewing the compensation recommendations for 2006, the compensation committee considered data from approximately 85 private companies of comparable revenue to HireRight in Southern California and similar geographic areas as provided by Culpepper Global Compensation and Benefit Surveys. In preparation for the initial public offering, the compensation committee retained Frederic W. Cook & Co., Inc., an independent management compensation consulting firm, to conduct an executive compensation review, which the compensation committee used in establishing our current compensation policy and structure. This study examined the compensation information disclosed by 14 technology companies that had recently completed their initial public offerings, as well as data from 17 U.S.-based, publicly-traded software and services companies with comparable business models and similar market capitalization and profitability to HireRight. Our philosophy is to provide total targeted compensation for our executive officers at competitive market levels for meeting company performance targets with the opportunity to exceed target levels of compensation based on exceptional individual or company performance.

        Base Salaries.    Each year the compensation committee determines the base salary for the Chief Executive Officer and other executive officers. Our Chief Executive Officer does not participate in the discussions regarding his own compensation but does provide input to the compensation committee regarding the compensation of other executive officers. In making its base pay recommendations, the compensation committee reviews and evaluates the following factors: company performance, the executive's individual performance and scope of responsibility, competitive market pay information and practices, internal equity and other considerations. In order to effectively recruit and retain key executives, we have adopted a base salary philosophy that takes into account competitive market compensation levels at approximately the 50th percentile with the ability to differentiate compensation around that data point.

        Performance-Based Annual Cash Incentives.    Annual performance goals serve to both motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on our business results. The compensation committee has established the Executive Short-Term Incentive Plan, which is a performance-based, cash bonus pool for our senior management team that is generally only payable if HireRight achieves its target annual operating income. The plan may be amended or canceled at the discretion of our compensation committee. For 2007, the amount earned by each participant will be based primarily upon HireRight's achievement of its quarterly operating income targets during the year, but will also be based in part upon the customer satisfaction scores that HireRight as a company receives from an independent firm that surveys a sampling of our customers each quarter. The amounts earned under the plan in 2006 by our Chief Executive Officer were also based on attaining operating income targets and customer satisfaction scores, while amounts for other participants were determined based on customer satisfaction scores as well as individual quarterly objectives that were established by the Chief Executive Officer for each of the participants.

        In 2006, the target bonuses under the plan as a percent of the participant's base salary ranged from 20% to 50%, based on the participant's title, with the Chief Executive Officer's target bonus set at 50% of his base salary. The target bonus for all other named executive officers were 20% to 35% of such officer's base salary. For 2007, the target bonuses under the plan for the Chief Executive Officer and the other named executive officers remain at 50% and 20% to 35%, respectively. However, all payments under the Executive Short-Term Incentive Plan are subject to the discretion of, and must be approved by, the compensation committee. Accordingly, each individual's subjective personal contribution will be taken into account by the compensation committee, based upon input from the Chief Executive Officer, in determining the amounts ultimately awarded under this plan. Provided that HireRight achieves its annual operating income target, the compensation committee may, in its sole discretion, make up any quarterly shortfall in the bonus payment. In 2006, the bonuses under the plan were paid quarterly; however, for 2007, any payments under this plan will only be paid on an annual basis after our financial results for such year have been finalized.

        The compensation committee may also authorize an annual overachievement bonus for our senior management team, which represents a set percentage of the amount by which HireRight's operating results exceeded the annual operating income target for that year. The amount of the overachievement bonus payable to each participant is completely discretionary and is recommended by the Chief Executive Officer, but is subject to the approval of the compensation committee.

        Glen Schrank, our Vice President of Worldwide Sales, also participates in a separate commission plan in addition to the performance bonuses set forth above. Under this plan, Mr Schrank is entitled to an annual base commission equal to 0.58% of HireRight's service revenues (excluding reimbursed fees) in 2007 that exceed actual service revenue generated in 2006. If HireRight achieves its 2007 target revenues, then Mr. Schrank's base commission will be equal to $90,000. Mr. Schrank is also entitled to an additional commission at rates ranging from 1.8% to 2.34% of the amount of service revenues (excluding reimbursed fees) that are in excess of the 2007 target revenues.

        Long-Term Incentives.    In 2006, we granted equity-based awards to our executives under our 2000 Stock Option/Stock Issuance Plan (the "2000 Plan"). Prior to the completion of this offering, we plan to adopt the HireRight, Inc. 2007 Long-Term Incentive Plan, which will replace the 2000 Plan and will become effective upon the completion of our initial public offering. Our equity incentive plans have been designed to align a significant portion of the executive compensation opportunity with the long-term interests of our stockholders. In order to achieve such alignment, we have historically granted options to our executives that generally vest over a four year period. Although we did not have a broad based annual equity grant in 2006, specific grants were made under our 2000 Plan for the purpose of retaining and recognizing key talent and high performers. In addition, stock options were granted to executives and other employees upon hire and promotion. Historically, we have not had a formal policy in place regarding the allocation of long-term incentives for our management team relative to the other forms of compensation. We have recently engaged Frederic W. Cook & Co., Inc. to assist us in establishing the appropriate allocation between the various forms of compensation to remain competitive in our industry. We plan to continue to rely on outside compensation consultants to assist us in this allocation in the future.

Summary Compensation Table

        The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2006 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for such fiscal year. The officers listed below will be collectively referred to as the "named executive officers" in this prospectus.

Name	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)	Total
Eric J. Boden Chief Executive Officer, President and Chairman	2006	$273,077	$18,861	$247,934		$6,600	$546,472
Jeffrey A. Wahba Chief Financial Officer	2006	170,077	37,336	100,664		4,734	312,811
Glen E. Schrank Vice President, Worldwide Sales	2006	180,539	7,073	247,531	(4)	5,416	440,559
David M. Nachman Vice President, Marketing and Business Development	2006	219,885	7,073	130,872		4,425	362,255
Stefano Malnati Vice President, Engineering	2006	206,923	9,431	120,701		4,425	341,480

(1)
Valuation of awards is based on the recognized expense for 2006, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(2)
The amounts shown in this column constitute the cash bonuses made to each named executive officer based on the attainment of certain pre-established criteria established by the compensation committee. These awards are discussed in further detail under "Compensation Discussion and Analysis" above.

(3)
The amounts represent a matching contribution by us under our 401(k) retirement program.

(4)
Includes commissions of $185,068.

Employment Contracts and Termination of Employment and Change of Control Arrangements

        In June 2007, we entered into a three year employment agreement with Eric J. Boden, our Chairman of the Board, Chief Executive Officer and President, which agreement will become effective upon the effective date of the registration statement of which this prospectus forms a part. Pursuant to the agreement, Mr. Boden's annual salary will be at least $300,000 and will increase to $335,000 upon the effective date of the registration statement, subject to increase from time to time at the discretion of our board of directors. Mr. Boden will also be entitled to an annual discretionary bonus targeted at 50% of his annual salary pursuant to the terms of our Executive Short-Term Incentive Plan, as may be amended from time to time, based on goals determined by the compensation committee or our board of directors and is entitled to participate in all other benefit plans afforded to our other executive officers, provided that he qualifies for participation under the terms of those plans. Additionally, Mr. Boden's employment agreement requires that any equity-based awards granted to him in the future that are subject to vesting over a period of time, such as stock options or restricted stock, accelerate and fully vest in the event his employment terminates within six months before or 18 months after certain change in control events.

        In the event Mr. Boden's employment is terminated for any reason other than for cause, death or disability or in connection with a change in control of HireRight or if he resigns within six months after he is removed as our Chief Executive Officer, then we will be required to continue to pay Mr. Boden his annual salary for a period of 18 months following his termination and also a lump sum amount equal to the cost of healthcare continuation coverage for one year under our healthcare plan. If Mr. Boden had been terminated as of the last business day of fiscal year 2006 for any reason other than for cause, death or disability or in connection with a change in control, he would have been entitled to receive his then-effective salary of $300,000 per year through June 2008, in accordance with our regular payroll schedule, and a lump sum payment of $11,421, which is equal to the COBRA payments for one year. Alternatively, should Mr. Boden's employment be terminated without cause or should he resign for good reason, provided that such termination or resignation is in connection with a change in control of HireRight or within 18 months following a change in control of HireRight, then we will be required to pay Mr. Boden the following: a lump sum payment equal to 200% of his target bonus established by the compensation committee in the year of his termination, a pro-rated share of his target bonus earned up to the date of his termination, a lump sum payment equal to the cost of healthcare continuation coverage for 18 months under our healthcare plan and a lump sum payment equal to two years of Mr. Boden's annual salary. If a triggering event under these change in control provisions of the employment agreement had occurred on the last business day of fiscal year 2006, then Mr. Boden would have been entitled to receive $1,054,631 as a lump sum payment. Furthermore, if any of these severance payments to Mr. Boden result in any excise taxes payable by Mr. Boden as a result of their receipt which cannot be eliminated by a reduction of up to 20% of such severance payments, then we are required to pay all applicable excise taxes on such severance payments for Mr. Boden. The payment of any of these severance amounts to Mr. Boden is subject to and conditioned upon his agreeing not to solicit our employees or compete with our business for a period of up to 18 months following his termination.

        We entered into an employment offer letter with Jeffrey A. Wahba in February 2006, pursuant to which he agreed to serve as our Chief Financial Officer. In the event Mr. Wahba's employment is terminated for any reason other than for cause or a change in control, he will be entitled to a lump sum payment equal to the lesser of (i) six months' base pay at his then current salary or (ii) $440,000, as well as the full acceleration of the option granted to him in March 2006. If Mr. Wahba had been terminated as of the last business day of fiscal year 2006, for any reason other than for cause or in connection with a change in control, he would have been entitled to receive a lump sum payment of $115,500, as well as the full acceleration of the 84,668 shares subject to his March 2006 option which had not vested as of December 29, 2006. Based on the fair market value of our common stock as of such date, as determined by our board of directors, the aggregate value of such acceleration, determined by reference to the difference between the exercise price of such option and the fair market value of the underlying shares, was $601,996.

        In accordance with the terms of the employment offer letter, the shares subject to his March 2006 option will also vest on an accelerated basis in the event of a change in control. In the event of a change in control within two years of the commencement of his employment, which does not involve an involuntary termination, Mr. Wahba's option will vest by an additional 50% upon the closing of the change in control transaction. If the change in control transaction occurs after two years from the commencement of his employment or if Mr. Wahba is involuntarily terminated without cause after a change in control at any time, the option will immediately become vested in full. Upon an acceleration of vesting of the option in connection with such an involuntary termination following a change in control, the option will remain exercisable until the earlier of (i) the expiration date of such option or (ii) the expiration of the one-year period measured from the date of the involuntary termination. Based on the fair market value of our common stock as of December 29, 2006, as determined by our board of directors, if the applicable triggering event had occurred as of such date, the aggregate value of the option acceleration would have been $300,998 in the case of the 50% acceleration (for a change in control transaction within two years of his commencement of employment, which does not involve an involuntary termination) and $601,996 in the case of the full acceleration (in the event of an involuntary termination without cause after a change in control).

        We also entered into in June 2007, or will enter into prior to the completion of this offering, change in control agreements with each of the following executive officers: Jeffrey A. Wahba, Lisa A. Gallagher, Stefano Malnati, Alexander F. Munro, David M. Nachman, Barbara M. Nieto, Robert J. Pickell and Glen E. Schrank. The agreements will become effective upon the effective date of the registration statement of which this prospectus forms a part, and will remain effective until the termination of the applicable executive's employment with us. Pursuant to the terms of the change in control agreements, should any of these executive officers' employment be terminated without cause or should any of these executive officers resign for good reason within 18 months immediately following a change in control of HireRight, then we will be required to pay such executive officer the following: a lump sum payment equal to 12 months of such executive's annual salary, a lump sum payment equal to the executive's full target bonus established by the compensation committee in the year of the executive's termination, a pro-rated share of such executive's target bonus earned up to the date of the executive's termination and a lump sum payment equal to the cost of healthcare continuation coverage for 12 months under our healthcare plan. In addition to the severance payments described in the preceding sentence, Mr. Schrank will also be entitled to a lump sum payment of an amount equal to 100% of his annual on-target commission, if any, established by the compensation committee for the year in which he was terminated. If a triggering event under the change in control agreements had occurred on December 29, 2006, the last business day of fiscal year 2006, then the named executive officers who are a party to these agreements would have been entitled to the following payments: Mr. Wahba—$388,819; Mr. Schrank—$355,946; Mr. Nachman—$397,055; and Mr. Malnati—$366,939. Furthermore, if these severance payments to any of these executive officer's result in any excise taxes payable by these executive officers as a result of their receipt which cannot be eliminated by a reduction of up to 20% of such severance payments, then we are required to pay all applicable excise taxes on such severance payments for the executive. The payment of these severance payments to these executive officers are subject to and conditioned upon each such executive officer agreeing not to solicit our employees or compete with our business for a period of up to one year following such executive officers' termination of employment. Finally, should we grant any equity based awards to any of these executive officers in the future that are subject to vesting over a period of time, such as stock options or restricted stock, such equity awards must accelerate and fully vest upon such executive's termination of employment within 18 months following certain changes in control of HireRight.

        In addition, the outstanding stock options granted to Messrs. Boden, Malnati, Nachman and Schrank provide for acceleration of vesting of such options in full upon an involuntary termination of such executive officer without cause within 18 months after a change in control of our company. If a triggering transaction had occurred as of the last business day of fiscal year 2006, the following additional shares would have become vested: Mr. Boden—49,911 shares; Mr. Malnati—47,986 shares; Mr. Nachman—17,939 shares; and Mr. Schrank—40,277 shares. Based on the fair market value of our common stock as of such date, as determined by our board of directors, the aggregate value of such acceleration, determined by reference to the difference between the exercise price of such option and the fair market value of the underlying shares, was as follows: Mr. Boden—$236,063; Mr. Malnati—$334,852; Mr. Nachman—$80,270 and Mr. Schrank—$261,188. In addition, upon such acceleration of vesting, each affected option will remain exercisable until the earlier of (i) the expiration date of such option or (ii) the expiration of the one-year period measured from the date of the involuntary termination.

        Mr. Wahba's new change in control agreement also provides that his February 2006 employment offer letter will continue to remain outstanding but will only govern terminations that are not in connection with a change in control of HireRight.

Grants of Plan-Based Awards

        Our compensation committee granted stock options to each named executive officer listed below pursuant to our 2000 Stock Option/Stock Issuance Plan. These options have an exercise price equal to the fair market value of our common stock on the date of grant and, accordingly, will have value only if the market price of our common stock increases after that date. These stock options vest 12.5% six months after the grant date, with the remainder vesting in 42 successive equal monthly installments thereafter. For a further description of the 2000 Plan, see "—Employee Benefit Plans."

        The named executive officers were awarded the number of stock options shown in the table below. The table also indicates the amounts that were potentially payable to the named executive officers under the 2006 Executive Short-Term Incentive Plan, the performance-based, cash bonus pool for the year ended December 31, 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)
						Exercise or Base Price of Option Awards ($/Sh)
Name							Grant Date Fair Value of Stock and Option Awards(3)
	Grant Date	Threshold	Target	Maximum
Eric J. Boden Chief Executive Officer, President and Chairman	07/24/06	—	$136,538	—	44,444	$6.93	$150,000
Jeffrey A. Wahba Chief Financial Officer	03/31/06	—	59,527	—	106,950	3.83	197,323
Glen E. Schrank Vice President, Worldwide Sales	07/24/06	—	36,108	—	16,666	6.93	56,250
David M. Nachman Vice President, Marketing and Business Development	07/24/06	—	76,960	—	16,666	6.93	56,250
Stefano Malnati Vice President, Engineering	07/24/06	—	72,423	—	22,222	6.93	75,000

(1)
Consists of amounts that were potentially payable under the 2006 Executive Short-Term Incentive Plan. The "Target" amounts represent the maximum amounts that could have been awarded to the executives from the cash bonus pool. The amounts awarded are based upon an objective determination regarding our achievement of operating income and customer satisfaction goals, as well as upon the applicable participant's achievement of personal performance goals. In addition to such "Target" amounts, each executive may also be awarded amounts from an annual overachievement bonus pool, which may be authorized for our senior management team by our compensation committee. The amount of the overachievement bonus, if any, payable to each participant is completely discretionary.

(2)
Stock options were granted pursuant to our 2000 Stock Option/Stock Issuance Plan.

(3)
Valuation of awards is based on the grant date fair value of the awards, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

Outstanding Equity Awards at Fiscal Year-End

        The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2006. Except as otherwise indicated below, each option granted to the named executive officers was granted under the 2000 Plan and has a term of ten years and vests 12.5% six months after the grant date, with the remainder vesting in 42 equal monthly installments thereafter. All of the options that have been granted by us under the 2000 Plan, to the named executive officers or otherwise, are immediately exercisable, whether vested or unvested, but any unvested shares issued upon any exercise are subject to repurchase by us. Such immediate exercisability allows optionees to begin their holding periods for tax purposes, prior to the vesting of an option, by exercising the option. Such repurchase rights lapse on the same vesting schedule as the vesting schedule of the stock option which was exercised.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Eric J Boden Chief Executive Officer, President and Chairman	44,444	(2)	—	—	$6.93	07/24/2016
Jeffrey A. Wahba Chief Financial Officer	80,283	(3)	—	—	3.83	03/31/2016
Glen E. Schrank Vice President, Worldwide Sales	16,666 22,222	(4)	— —	— —	6.93 1.22	07/24/2016 05/26/2014
David M. Nachman Vice President, Marketing and Business Development	16,666 6,666 72,858	(5)	— — —	— — —	6.93 1.13 1.13	07/24/2016 02/26/2012 11/28/2010
Stefano Malnati Vice President, Engineering	22,222 7,777 77,777	(2) (2)(6) (2)(7)	— — —	— — —	6.93 2.70 1.22	07/24/2016 09/22/2014 03/10/2014

(1)
Shares issued upon exercise of options that have not fully vested become restricted shares which vest over time based on the same vesting schedule as the original option.

(2)
The vesting of the option will be accelerated in full upon an involuntary termination of the executive officer without cause within 18 months after a change in control of our company. In addition, upon such acceleration of vesting, the option will remain exercisable until the earlier of (i) the expiration date of such option or (ii) the expiration of the one-year period measured from the date of the involuntary termination.

(3)
In the event of a change in control within two years of Mr. Wahba's commencement of employment, the option will vest by an additional 50% upon the closing of the change in control transaction. If the change in control transaction occurs on or after two years or if Mr. Wahba is involuntarily terminated without cause, then the option will become vested in full upon the closing of the transaction or upon his termination, as applicable.

(4)
Vests 12.5% six months after May 3, 2004, with the remainder vesting in 42 equal monthly installments thereafter.

(5)
Vests 12.5% six months after August 1, 2000, with the remainder vesting in 42 equal monthly installments thereafter.

(6)
Vests 12.5% six months after July 5, 2004, with the remainder vesting in 42 equal monthly installments thereafter.

(7)
Vests 12.5% six months after February 24, 2004, with the remainder vesting in 42 equal monthly installments thereafter.

Option Exercises and Stock Vested

        The following table sets forth information with respect to all exercise of stock options, SARs and similar instruments, and each vesting of stock, restricted stock units and similar instruments during the fiscal year ended December 31, 2006 by our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey A. Wahba Chief Financial Officer	26,666	$108,000	—	—

(1)
On December 25, 2006, Mr. Wahba exercised a portion of the stock option granted to him in March 2006. Of the 26,666 shares acquired upon exercise, 17,824 shares were vested as of the date of exercise and 8,842 shares were unvested. All of the 26,666 shares were vested as of March 31, 2007.

Director Compensation

        The compensation and benefits for service as a member of the board of directors is determined by the compensation committee of our board of directors. Directors employed by us or one of our subsidiaries are not compensated for service on the board or on any committee of the board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our board of directors and committees of the board of directors. The compensation committee recently approved a compensation plan for our non-employee directors. Each of our non-employee directors will be paid a fee of $20,000 per year for his or her service as a director and a fee of $750 per meeting of the board of directors or committee of the board that the director attends in person. The chairperson of the audit committee will receive $3,000 per meeting and the chairpersons of all other committees will receive $2,000 per meeting, in each case in lieu of the $750 fee for attending meetings of such committees.

        Non-employee directors will also be entitled to participate in our 2007 Long-Term Incentive Plan, pursuant to which any non-employee director who is first elected to the board of directors will be granted an option to purchase 7,777 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual stockholders meeting, each person who was already serving as a non-employee member of the board of directors and will continue to serve on the board of directors will be granted a stock option to purchase 3,888 shares of our common stock. These options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest in equal monthly installments over a two year period for the initial grants, and over a one year period for the annual grants, subject to the director's continuing service on our board of directors. Upon the termination of their service on the board, non-employee directors will have three years to exercise any vested options.

        As more fully described below under the caption "Directors' Deferred Compensation Plan," each non-employee director will also be allowed to defer his or her annual retainer fees into deferred stock units which would vest monthly and be distributed at the earlier of five years or upon the director's termination of service from the board, unless the director made a different election.

        In 2006, Mr. Lintecum was the only non-employee director who received compensation for his service as a director. The compensation received during 2006 by Mr. Lintecum is set forth below.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)		All Other Compensation($)	Total($)
Cranston R. Lintecum	$5,500	$2,358	(2)	—	$7,858

(1)
Valuation of awards is based on the recognized expense for 2006, determined pursuant to SFAS 123(R) utilizing the assumptions discussed in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

(2)
On July 24, 2006, Mr. Lintecum received a stock option to purchase up to 5,555 shares of our common stock at an exercise price of $6.93 per share. The grant date fair value of the option was $18,750, and the option was outstanding as of December 31, 2006.

  Directors' Deferred Compensation Plan

        The Deferred Compensation Plan for Directors of HireRight, Inc. (the "Deferred Compensation Plan") will become effective upon the completion of our initial public offering, and will be administered by the nomination and corporate governance committee of our board of directors. Under the Deferred Compensation Plan, our non-employee directors may defer all or any portion of their annual retainer in exchange for phantom stock units ("Deferred Stock Units"), which represent a right to receive shares of our common stock at a later date. Prior to the first day in any plan year, which begins on January 1 and ends on December 31 of each calendar year, each eligible director may specify the portion, if any, of his or her annual retainer for the upcoming plan year that the director wishes to irrevocably defer under the Deferred Compensation Plan. Directors may not defer any portion of their annual retainer to the extent that doing so would violate section 409A of the Internal Revenue Code of 1986, as amended. If a director elects to defer a portion of his or her annual retainer, then on the date that the annual retainer would otherwise be paid to the director, the director's account will be credited with a number of Deferred Stock Units determined by dividing the annual retainer to be withheld by the per share closing sales price of a share of our common stock as reported by The NASDAQ Stock Market on such date. The shares of common stock represented by the Deferred Stock Units are not considered issued and outstanding shares for purposes of shareholder voting rights, but are treated the same as outstanding shares for purposes of dividends and other distributions. All shares of common stock issuable pursuant to the Deferred Compensation Plan will be issued under our 2007 Long-Term Equity Incentive Plan and are subject to forfeiture in certain circumstances if a director fails to complete 12 full months of service as a director after converting a portion of such director's annual retainer into Deferred Stock Units. All of a participating director's Deferred Stock Units will be distributed to the director in a single lump sum in the form of our common stock upon the director's separation from service with us; provided, however, that a director may choose, at the time a deferral election is made, to receive the distribution on the fifth year anniversary of the date the Deferred Stock Units were credited to the directors account, if the director has not already separated from service with us as of such date.

Employee Benefit Plans

  HireRight, Inc. 2000 Stock Option/Stock Issuance Plan

        The HireRight, Inc. 2000 Stock Option/Stock Issuance Plan (the "2000 Plan") was adopted by our board of directors and approved by our stockholders in August 2000. A total of 2,001,333 shares of our common stock have been reserved for issuance under the 2000 Plan. Under the 2000 Plan, we are authorized to grant to officers, and other employees options to purchase shares of our common stock intended to qualify as incentive stock options, as defined under Section 422 of the Internal Revenue

Code of 1986, and to employees, non-employee directors, consultants or independent advisors options that do not qualify as incentive stock options under the Internal Revenue Code. Options granted expire ten years from the date of grant and generally vest 25% upon completion of one year of service with the remaining options vesting in 36 successive equal monthly installments upon completion of each additional month of service thereafter. Some options vest 12.5% upon completion of six months of service with the remaining options vesting in 42 successive equal monthly installments upon completion of each additional month of service. Options granted under the 2000 Plan are not transferable by the recipient except by will or by the laws of descent and distribution. As of June 30, 2007, options to purchase an aggregate of 1,054,884 shares of our common stock were outstanding under the 2000 Plan at a weighted average exercise price of $3.85 per share. No further option grants will be made under the 2000 Plan after the closing of this offering. Although no further options will be granted under this plan, all outstanding options will continue to be administered under the terms and conditions of such plan.

  HireRight, Inc. 2007 Long-Term Incentive Plan

        We expect that the HireRight, Inc. 2007 Long-Term Incentive Plan (the "2007 Plan") will be approved by our board of directors and our stockholders in                         2007 and will become effective upon the completion of our initial public offering. The 2007 Plan is expected to have the terms described below. The compensation committee of our board of directors (also referred to herein as the "committee") has the authority to administer the 2007 Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2007 Plan. In addition, the committee may delegate its administrative authority under the 2007 Plan to another committee of one or more directors, and with respect to the granting of awards under the 2007 Plan to individuals that are not officers or directors of HireRight, to a committee of one or more executive officers. Any employee, officer, consultant, advisor or director providing services to us or any of our affiliates, who is selected by the committee, is eligible to receive awards under the 2007 Plan.

        The aggregate number of shares of common stock that may be issued under all stock-based awards made under the 2007 Plan will be                        shares. In addition, the number of shares of common stock reserved under the 2007 Plan will automatically be increased on the first day of January in each calendar year, beginning on January 1, 2008 and ending on January 1, 2012, in an amount equal to the lesser of 3.25% of the shares outstanding on such date,                        shares or a lesser number of shares as determined by the committee. Additionally, any shares of our common stock subject to any award that is terminated or forfeited will be available for future awards under the 2007 Plan.

        Under our 2007 Plan, the committee is permitted and authorized to make awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock, including the following types of awards:

  •
  Stock Options. We may grant stock options to officers and other employees intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and may also grant options to employees, consultants and advisors that do not qualify as incentive stock options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the committee. The option exercise price may be payable either in cash, by tendering previously acquired shares of our common stock, or at the discretion of the committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The shares subject to each option will generally be exercisable as to vested shares only and vest in one or more installments over a specified period of service measured from the grant date.

  •
  Stock Appreciation Rights ("SAR"). The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the committee's discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR, as determined by the committee, paid solely in shares of common stock. SARs vest and become exercisable in accordance with a vesting schedule established by the committee. The committee shall determine in its sole discretion, the method of payment for the exercise of a SAR, which may be payable either in cash, by tendering previously acquired shares of common stock, or other securities or other property having a fair market value on the exercise date equal to the exercise price.

  •
  Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the committee (including, for example, restrictions on transferability or on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The restrictions, if any, may lapse or be waived separately or collectively, in installments or otherwise, as the committee may determine. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our common stock at some future date determined by the committee. The committee also has the sole discretion to determine whether any consideration, other than the performance of services, will be required for the issuance of such restricted shares or restricted stock units. The committee may also impose any other terms and conditions upon such restricted shares or restricted stock units that are not inconsistent with the terms of the 2007 Plan.

  •
  Other Share-Based Awards. The committee may grant any other awards that are valued in whole or in part by reference to, or otherwise based on shares of our common stock subject to terms and conditions determined by the committee and the 2007 Plan limitations. Such other share-based awards can be granted alone or in combination with any other awards under the 2007 Plan.

  •
  Performance Awards. Performance awards give participants the right to receive payments in stock or property based solely upon the achievement of certain performance goals during a specified performance period. Subject to the terms of the 2007 Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award is determined by the committee. From time to time, the committee may designate an award granted pursuant to the 2007 Plan as an award of qualified performance based compensation within the meaning of Section 162(m) of the Code. Such a qualified performance based award must, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective performance goals. The committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period within the parameters of Section 162(m) of the Code.

        In the grant documentation for an award made under the 2007 Plan, the committee may provide that such award will accelerate and fully vest upon certain changes in control of HireRight. If an award is assumed by the successor entity in a change in control, and the award recipient's employment is subsequently terminated within 24 months of such change in control, then all awards under the 2007 Plan held by such recipient with accelerate and fully vest. If an award is not assumed by the successor entity in a change in control, then all awards granted under the 2007 Plan that are not assumed will accelerate and fully vest upon the change in control. The committee has the authority to provide otherwise for any award granted under the 2007 Plan in the grant documentation for any award.

        Unless earlier discontinued or terminated by the board, the 2007 Plan will expire in                        2017. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2007 Plan prior to expiration may extend beyond the end of such period through the award's normal expiration date.

  HireRight, Inc. Employee Stock Purchase Plan

        We expect that the HireRight, Inc. Employee Stock Purchase Plan (the "Purchase Plan") will be approved by our board of directors and our stockholders in                         2007, and it will become effective upon the completion of our initial public offering. The Purchase Plan is designed to permit our employees and our participating subsidiaries' eligible employees to purchase shares of our common stock through periodic after-tax payroll deductions and is intended to qualify as a "stock purchase plan" within the meaning of Section 423 of the Code. The Purchase Plan is expected to have the terms described below.

        The Purchase Plan will be administered by the compensation committee of our board of directors.                        shares of our common stock will be reserved for issuance under our Purchase Plan. Any employees, including officers or directors who are also employees, who are employed by us or our participating subsidiaries as of the first day of a purchase period, are eligible to participate in our Purchase Plan, provided that any employee whose customary employment is less than twenty hours per week and less than five months per calendar year, and any employee who would own, directly or indirectly, five percent or more of the total combined voting power or value of our common stock immediately after any purchase, is not eligible to participate.

        The Purchase Plan will be implemented by a series of consecutive six-month purchase periods. The initial purchase period will begin on the date established by the compensation committee and will terminate on the last business day of the next following six-month period. On the last business day of each purchase period, an automatic purchase will be made for participants out of the total payroll deductions accumulated for that purchase period, as described herein. Eligible employees who elect to participate in the Purchase Plan will be able to direct us to make payroll deductions of up to 15% of their regular compensation for each pay period during a purchase period, for the purchase of shares of our common stock. No participant is allowed to purchase more than $25,000 worth of our common stock during any one calendar year. The applicable purchase price for each purchase period will be equal to that price as established by the committee prior to the first business day of that purchase period, which price may, in the discretion of the compensation committee, be a price which is not fixed or determinable as of the first business day of that purchase period. In no event, however, will the purchase price for any purchase period be less than the lesser of 85% of the fair market value of our common stock on the first business day and the last business day of that purchase period.

  401(k) Plan

        We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer up to 100% of their eligible compensation, subject to applicable annual Internal Revenue Code limits. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants, although such contributions are not required. Effective January 1, 2006, we match $0.50 per dollar on the first 6% of base salary contributions. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions. Employee contributions are 100% vested at all times. Our matching contributions are also immediately vested at the time of the match. Profit sharing contributions are subject to a vesting schedule. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on these contributions are not taxable to the employees until distributed unless the form of distribution allows the funds to remain tax-deferred and all contributions are deductible by us when made.

Limitation of Liability and Indemnification of Officers and Directors

        We will reincorporate in Delaware prior to the completion of this offering. Under our certificate of incorporation to be in effect upon the closing of this offering, we may indemnify, and advance expenses to, any and all persons whom we have the power to indemnify under section 145 of the Delaware General Corporation Law, including our directors, officers, employees and agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Our certificate of incorporation will also provide that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their actions as directors. Under our bylaws, we will also be permitted to enter into indemnification agreements and purchase insurance to the extent permitted by Section 145 of the Delaware General Corporation Law.

        We have entered into, or will enter into, indemnification agreements with each of our directors and officers. These agreements, among other things, will require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or officer. In addition, we have procured and intend to maintain a directors' and officers' liability insurance policy, which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

        At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer. We believe provisions in our certificate of incorporation and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

RELATED PARTY TRANSACTIONS

        Since December 31, 2003, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in "Management" and the transactions described below.

Policies and Procedures

        Pursuant to the written charter of our audit committee, our audit committee of the board of directors is responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving a principal stockholder, a member of the board of directors or senior management. In addition, our company policies require that our officers and employees use good judgment and adhere to high ethical standards with respect to situations that create an actual or potential conflict between such person's personal interests and the interests of the company.

Transactions with Related Parties

        We have entered into, or intend to enter into, indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

        Some of our 5% stockholders, or entities affiliated with or previously affiliated with such stockholders, are our customers. Until May 2007, the Travelers Companies, Inc. ("Travelers") owned a controlling interest in the SPVC Funds, one of our 5% stockholders. See "Principal and Selling Stockholders" for additional information regarding the relationships between us and the SPVC Funds. For the year ended December 31, 2006 and the three months ended March 31, 2007, our service revenue from Travelers and its affiliated entities totaled $0.2 million and $124,000, respectively. For periods prior to 2006, our service revenue from these entities was insignificant.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table indicates information as of July 9, 2007 regarding the ownership of our common stock by:

  •
  each selling stockholder;

  •
  each person who is known by us to own more than 5% of our shares of common stock;

  •
  each named executive officer;

  •
  each of our directors; and

  •
  all of our directors and executive officers as a group.

        The number and percent of shares beneficially owned before the offering are based on 8,267,783 shares of common stock outstanding as of July 9, 2007, which assumes the conversion of all of our outstanding preferred stock into 6,201,142 shares of common stock upon the closing of this offering and the issuance of 76,417 shares issuable upon exercise of a warrant held by Hewitt Associates LLC. The number and percent of shares beneficially owned after the offering are based on 11,221,898 shares of common stock outstanding upon consummation of this offering, which consists of 8,267,783 shares of common stock outstanding as of July 9, 2007 and 2,954,115 shares of common stock issued by us in this offering. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options or warrants that are exercisable within 60 days following July 9, 2007 are deemed to be outstanding and beneficially owned by the optionee or warrantholder, as applicable, for the purpose of computing share and percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

	Beneficially Owned Before the Offering			Beneficially Owned After the Offering
			Number of Shares Being Offered in this Offering(2)
Name and Address of Beneficial Owners(1)	Number of Shares	Percent		Number of Shares	Percent
5% Stockholders:
Entities affiliated with Baird Venture Partners(3)	583,093	7.0%	144,928	438,165	3.9%
DCM(4)	1,882,033	22.8	—	1,882,033	16.8
Hewitt Associates LLC(5)	553,725	6.7	553,725	—	—
NCP-1, L.P. (formerly known as Mellon Ventures, L.P.)(6)	2,415,367	28.8	420,065	1,995,302	17.6
Entities affiliated with Split Rock Partners(7)	1,737,458	20.7	302,167	1,435,291	12.6
Executive Officers and Directors:
Eric J. Boden(8)	877,205	10.5	—	877,205	7.8
Jeffrey A. Wahba(9)	106,949	1.3	—	106,949	*
Glen E. Schrank(10)	83,333	1.0	—	83,333	*
David M. Nachman(11)	157,303	1.9	—	157,303	1.4
Stefano Malnati(12)	107,777	1.3	—	107,777	*
Jeffrey H. Anderson	26,773	*	—	26,773	*
Thomas B. Blaisdell(4)	1,882,033	22.8	—	1,882,033	16.8
Cranston R. ("Randy") Lintecum(13)	27,777	*	—	27,777	*
Margaret L. ("Peggy") Taylor	24,276	*	—	24,276	*
All Executive Officers and Directors as a Group (13 persons)(14)(15)	3,538,972	40.1%	—	3,538,972	30.0%

*
Less than one percent

(1)
Except as otherwise set forth below, the address for all persons listed is c/o HireRight, Inc., 5151 California Avenue, Irvine, California 92617.

(2)
In the event that the underwriters exercise their over-allotment option, the selling stockholders have agreed to sell to the underwriters additional shares as follows: entities affiliated with Baird Venture Partners—21,739 shares; NCP-1, L.P.—63,010 shares; and entities affiliated with Split Rock Partners—45,325 shares.

(3)
Consists of (i) 298,524 shares held by Baird Venture Partners I Limited Partnership ("BVP"), (ii) 209,053 shares held by BVP I Affiliates Fund Limited Partnership ("BVP Affiliates", and together with BVP, the "BVP Funds"), (iii) 44,414 shares issuable upon exercise of a warrant held by BVP which is currently exercisable, and (iv) 31,102 shares issuable upon exercise of a warrant held by BVP Affiliates which is currently exercisable. Baird Venture Partners Management Company I, L.L.C. ("BVPMC") is the general partner of the BVP Funds. Paul J. Carbone, William J. Filip, Peter K. Shagory, Paul E. Purcell and Robert J. Venable, the members of the investment committee (the "Committee Members") of BVPMC, share voting and investment control over the portfolio securities of the BVP Funds and therefore may be deemed to share beneficial ownership of the shares held by the BVP Funds. Robert W. Baird & Co. Incorporated ("RWB"), one of the underwriters of this offering and a broker-dealer, is an affiliate of the BVP Funds. The BVP Funds acquired our securities in the ordinary course of their business and, at the time of such acquisition, they had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Each Committee Member disclaims beneficial ownership of the shares held by the BVP Funds, except to the extent of his pecuniary interest therein. Mr. William Filip, a partner of BVPMC and employee of RWB, served on our board of directors from 2002 to December 2004. The address for the BVP Funds, BVPMC, the Committee Members and RWB is 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(4)
Consists of (i) 1,750,153 shares held by DCM III, L.P., (ii) 46,370 shares held by DCM III-A, L.P., and (iii) 85,510 shares held by DCM Affiliates Fund III, L.P. (collectively with DCM III, L.P., DCM III-A, L.P. and DCM Affiliates Fund III, L.P., the "DCM Funds"). Carlton G. Amdahl, Thomas B. Blaisdell, Katsujin David Chao, Dixon R. Doll, Peter W. Moran and Robert I. Theis all serve as members (the "Members") of DCM Investment Management, LLC. DCM Investment Management, LLC ("DCMIM") is the general partner of the DCM Funds. Through their control of DCMIM, the Members share voting and investment control over the portfolio securities of the DCM Funds and therefore may be deemed to share beneficial ownership of the shares held by the DCM Funds. Each Member disclaims beneficial ownership of the shares held by the DCM Funds, except to the extent of each such Member's pecuniary interest therein. Mr. Blaisdell is a member of our board of directors. The address for the DCM Funds, DCMIM and the Members is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(5)
Includes 76,417 shares issuable upon exercise of a warrant which is currently exercisable. The address for Hewitt Associates LLC is 100 Half Day Road, Lincolnshire, IL 60069.

(6)
Includes 112,379 shares issuable upon exercise of a warrant which is currently exercisable. The general partner of NCP-1, L.P., formerly known as Mellon Ventures, L.P. ("NCP-1"), is MV-I GP, LLC. The managing member of MV-I GP, LLC is Navigation Capital Partners III, L.P. The general partner of Navigation Capital Partners III, L.P. is NCP General Partner III, LLC ("NCP"). Larry Mock and John S. Richardson are the managers and sole members of NCP. Through their control of NCP, Messrs. Mock and Richardson share voting and investment control over the portfolio securities of NCP-1 and therefore may be deemed to share beneficial ownership of the shares held by NCP-1. Each of Messrs. Mock and Richardson disclaims beneficial ownership of the shares held by NCP-1, except to the extent of each such person's pecuniary interest therein. Mr. Jeffrey H. Anderson, a member of our board of directors, was a General Partner and Managing Director of Mellon Ventures from 2000 to January 2007. The address for NCP-1, NCP and Messrs. Mock and Richardson is 3060 Peachtree Road, Suite 780, Atlanta, GA 30305.

(7)
Consists of (i) 786,652 shares held by SPVC VI, LLC ("SPVC VI"), (ii) 809,209 shares held by SPVC V, LLC (together with SPVC VI, the "SPVC Funds"), and (iii) 141,597 shares issuable upon exercise of a warrant held by SPVC VI which is currently exercisable. Split Rock Partners, LLC, together with Vesbridge Partners, LLC, is the manager of the SPVC Funds; however, voting and investment power are delegated solely to Split Rock Partners, LLC. Michael Gorman, James R. Simons, David Stassen and Allan Will, as managing directors of Split Rock Partners, LLC, share voting and investment power with respect to the shares held by the SPVC Funds. Voting and investment power over shares held by the SPVC Funds above may be deemed to be shared with each of the above named individuals and Split Rock Partners, LLC due to the affiliate relationships described above. Each managing director and each of these entities disclaim beneficial ownership of these shares, except to the extent of his or its pecuniary interest therein. Mr. James R. Simons served on our board of directors from December 2002 to July 2007. The address for Split Rock Partners, LLC is 10400 Viking Drive, Suite 550, Eden Prairie, MN 55344..

(8)
Consists of (i) 818,602 shares held by the E. C. Boden Living Trust Established September 18, 1992, of which Mr. Boden and his spouse are co-trustees, (ii) 44,444 shares issuable upon exercise of options which are currently exercisable and (iii) 14,159 shares issuable upon exercise of warrants which are currently exercisable.

(9)
Includes 80,283 shares issuable upon exercise of options which are currently exercisable.

(10)
Includes 33,333 shares issuable upon exercise of options which are currently exercisable.

(11)
Includes 96,192 shares issuable upon exercise of options which are currently exercisable.

(12)
Consists of 107,777 shares issuable upon exercise of options which are currently exercisable.

(13)
Consists of (i) 22,222 shares held by the Cranston R. Lintecum and Jacqueline S. Lintecum Family Trust 1991, of which Mr. Lintecum and his spouse are co-trustees, and (ii) 5,555 shares issuable upon exercise of options which are currently exercisable.

(14)
Includes shares beneficially owned by our directors and our named executive officers, as well as shares beneficially owned by Lisa A. Gallagher, Alexander F. Munro, Barbara M. Nieto and Robert J. Pickell, our other executive officers.

(15)
Includes (i) 546,464 shares issuable upon exercise of options which are currently exercisable and (ii) 14,159 shares issuable upon exercise of warrants which are currently exercisable.

        The following stockholders are selling shares of our common stock in this offering: NCP-1, L.P. (formerly Mellon Ventures, L.P.), Hewitt Associates LLC, entities affiliated with Baird Venture Partners and entities affiliated with Split Rock Partners. The selling stockholders acquired, or will acquire, the shares held by them and offered by this prospectus pursuant to (i) private placements completed in 2000 and 2002, (ii) the exercise of warrants, and (iii) the purchase of shares from another stockholder.

        Pursuant to a Series C Preferred Stock Purchase Agreement dated August 2000, we issued an aggregate of 2,613,300 shares of our Series C Preferred Stock at a purchase price of $1.91329 per share to an entity affiliated with Split Rock Partners. Such shares of Series C Preferred Stock will convert into an aggregate of 809,209 shares of our common stock upon the closing of this offering.

        Pursuant to a Series D Preferred Stock Purchase Agreement dated January 2002 and a Second Closing Agreement dated March 2002, we issued an aggregate of 1,282,050 shares of our Series D Preferred Stock at a purchase price of $2.3402 per share to NCP-1, L.P., entities affiliated with Baird Venture Partners, and an entity affiliated with Split Rock Partners. The shares were converted into an aggregate of 4,247,919 shares of our Series E Preferred Stock in December 2002, and such shares of Series E Preferred Stock will convert into an aggregate of 943,980 shares of our common stock upon the closing of this offering.

        Pursuant to a Series E Preferred Stock Purchase Agreement dated December 2002, we issued an aggregate of 8,212,661 additional shares of our Series E Preferred Stock at a purchase price of $0.706227 per share to NCP-1, L.P., Exult, Inc. (which was subesequently acquired by Hewitt Associates LLC), the entities affiliated with Baird Venture Partners, and an entity affiliated with Split Rock Partners. Such shares of Series E Preferred Stock will convert into an aggregate of 1,825,033 shares of our common stock upon the closing of this offering.

        In connection with a services agreement dated October 2002 by and between us and Exult, Inc., we issued a warrant to purchase up to 66,078 shares of our common stock at an exercise price of $1.13 per share. The warrant was subject to vesting and expired in October 2005. In September 2005, Hewitt Associates LLC exercised the vested portion of such warrant, which resulted in the issuance of 5,317 shares of our common stock to Hewitt Associates LLC.

        Hewitt Associates LLC also holds a warrant to purchase up to 76,417 shares of our common stock at an exercise price of $3.18 per share. Hewitt Associates LLC intends to exercise the warrant in full prior to the closing of this offering. Exult, Inc. acquired the warrant in January 2003 from another stockholder, who originally acquired the warrant in connection with a bridge financing completed in 2002.

        In June 2006, the entities affiliated with Baird Venture Partners purchased an aggregate of 78,617 shares of our Series B Preferred Stock and 74,175 shares of our common stock from one of our stockholders. The 78,617 shares of Series B Preferred Stock will convert into an aggregate of 24,343 shares of our common stock upon the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

        Prior to the completion of this offering, we will be reincorporated in Delaware. The description of common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate of incorporation that will be adopted by us in connection with the reincorporation. The following description of our securities and provisions of our certificate of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate and bylaws which will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

        Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        We are authorized to issue 100,000,000 shares of common stock. At June 30, 2007, 1,990,224 shares of common stock were outstanding and held of record by 47 holders. Under our certificate of incorporation and bylaws, holders of common stock do not have cumulative voting rights. Holders of shares representing a majority of the voting power of common stock can elect all of the directors. The holders of the remaining shares will not be able to elect any directors. The shares of common stock offered by this prospectus, when issued, will be fully paid and non-assessable and will not be subject to any redemption or sinking fund provisions. Holders of common stock do not have any preemptive, subscription or conversion rights.

        Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds, subject to the rights of preferred stockholders, if any, and the terms of any existing or future agreements between us and our lenders. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, and subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Preferred Stock

        As of June 30, 2007, there were outstanding 854,632 shares of Series B preferred stock, 6,794,579 shares of Series C preferred stock and 17,246,579 shares of Series E preferred stock outstanding, which shares were held of record by 19 stockholders. Upon consummation of this offering, each share of Series B preferred stock, each share of Series C preferred stock and each share of Series E preferred stock will convert into shares of our common stock at a ratio of approximately 0.3096504-to-1, 0.3096504-to-1, and 0.2222222-to-1, respectively, such that all of the outstanding preferred stock will convert into an aggregate of 6,201,142 shares of our common stock.

        Upon the closing of this offering, the board of directors will be authorized to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of a series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control. We currently have no plans to issue any shares of preferred stock.

        We believe that the ability to issue preferred stock without the expense and delay of a special stockholders' meeting will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. This also permits the board of directors to issue preferred stock containing terms which could impede the completion of a takeover attempt, subject to limitations imposed by the securities laws. The board of directors will make any determination to issue these shares based on its judgment as to the best interests of our company and our stockholders at the time of issuance. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

Anti-Takeover Provisions

        Prior to the completion of with this offering, we will be reincorporated in Delaware and will be subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to specified exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

        Provisions of our certificate of incorporation and bylaws may make it more difficult to acquire control of us. These provisions could deprive stockholders of the opportunity to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the stock and are intended to:

  •
  enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

  •
  discourage transactions which may involve an actual or threatened change in control of us;

  •
  discourage tactics that may be used in proxy fights;

  •
  encourage persons seeking to acquire control of us to consult first with the board of directors to negotiate the terms of any proposed business combination or offer; and

  •
  reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our stockholders.

        Classified Board of Directors; Removal; Filling Vacancies and Amendment.    Upon the closing of this offering, our certificate of incorporation and bylaws will provide for the board to be divided into three classes of directors serving staggered, three-year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, our certificate of incorporation will authorize only the board to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees. Our certificate of incorporation will also provide that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of 66 2/3% of the outstanding shares of our voting stock.

        Special Stockholder Meetings.    Our certificate of incorporation will provide that special meetings of the stockholders for any purpose or purposes, unless required by law, shall be called by the Chairman of the board or a majority of the entire board. A special meeting of the stockholders may not be held absent a written request of this nature. The request shall state the purpose or purposes of the proposed meeting. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

        Written Consent; Special Meetings of Stockholders.    Our certificate of incorporation will prohibit the taking of stockholder action by written consent without a meeting. These provisions will make it more difficult for stockholders to take action opposed by the board of directors.

        Amendment of Provisions in Our Certificate of Incorporation.    Our certificate of incorporation will generally require the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock in order to amend any provisions of our certificate of incorporation concerning:

  •
  the removal or appointment of directors;

  •
  the authority of stockholders to act by written consent;

  •
  the required vote to amend our certificate of incorporation;

  •
  calling a special meeting of stockholders;

  •
  procedure and content of stockholder proposals concerning business to be conducted at a meeting of stockholders; and

  •
  director nominations by stockholders.

        These voting requirements will make it more difficult for minority stockholders to make changes in our certificate of incorporation that could be designed to facilitate the exercise of control over us.

Options and Warrants

        As of June 30, 2007, options to purchase a total of 1,054,884 shares of common stock were outstanding, at a weighted average exercise price equal to $3.85 per share, and up to 183,228 additional shares of common stock were reserved for future issuance under our stock incentive plans, excluding the 2007 Long-Term Incentive Plan, which, upon approval by our board of directors and stockholders, will become effective upon the signing of the underwriting agreement in connection with this offering. For a more complete discussion of our stock option plans, please see "Management—Employee Benefit Plans."

        As of June 30, 2007, warrants to purchase up to an aggregate of 474,072 shares of common stock (which includes a warrant to purchase 76,417 shares of common stock, which will be exercised prior to the closing of this offering) were outstanding at a weighted average exercise price equal to $3.20 per share. The warrants expire and terminate between April 2009 and December 2012, or in some cases upon the acquisition of our company if earlier. The exercise prices and the shares issuable upon exercise of these warrants are subject to adjustment in the event of stock dividends, stock splits, reorganizations and reclassifications.

Registration Rights

        The holders of 6,201,142 shares of our common stock and the holders of warrants to purchase an aggregate of 397,655 shares of our common stock (not including the warrant which will be exercised by a selling stockholder prior to the closing of this offering) have certain rights with respect to the registration of such shares, or registrable securities, under the Securities Act of 1933, as amended (the "Securities Act"), as described below. In addition, a holder of warrants to purchase an aggregate of 54,004 shares of our common stock has piggyback registration rights with respect to such shares.

        Demand Registration Rights.    Commencing in January 2006, the holders of shares representing at least 30% of the registrable securities have the right to request that we register all or a portion of their shares of registrable securities with an aggregate offering price of at least $35 million, net of underwriting discounts and commissions. Upon their request, we must, subject to some restrictions and limitations, use our best efforts to cause a registration statement covering the number of shares of registrable securities that are subject to the request to become effective. The holders of registrable securities may only require us to file a maximum of two registration statements in response to their demand registration rights, and we may delay such registration under certain circumstances for up to 90 days no more than once in any twelve month period.

        In connection with this offering, holders representing a significant number of the registrable securities have entered into lock-up agreements which restrict them from exercising their demand registration rights for 180 days following the date of this prospectus.

        Piggyback Registration Rights.    In the event that we propose to register any of our securities under the Securities Act, the holders of registrable securities are entitled to notice of such registration and are entitled to include their registrable securities in such registration, subject to certain marketing and other limitations. These registration opportunities are unlimited, but the number of shares that may be registered may be cut back in limited situations by the underwriters.

        Form S-3 Registration Rights.    The holders of registrable securities may request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the aggregate price of the shares sought to be offered to the public by the holders of registrable securities is at least $1,000,000. The holders of registrable securities may only require us to file two registration statements on Form S-3 in any 12 month period, and we may delay such registration under certain circumstances for up to 90 days no more than once in any 12 month period.

        We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations. With respect to each holder of registrable securities, the registration rights of such holder terminate upon the earlier of five years after this offering or such time as all of the shares of registrable securities held by such holder may be sold under Rule 144(k) under the Securities Act.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Registrar and Transfer Company.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon the closing of this offering, we will have 11,221,898 shares of common stock outstanding, assuming no exercise of any options after March 31, 2007. Of this amount, the 4,375,000 shares offered by this prospectus will be available for immediate sale in the public market as of the date of this prospectus. Following the expiration of 180-day lock-up agreements with the representatives of the underwriters, 6,846,898 shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.

Days after the Date of this Prospectus	Approximate Number of Shares Eligible for Future Sale	Comment
Upon effectiveness	4,375,000	Freely tradable shares sold in this offering
180 days	6,846,898	Lock-up released; shares saleable under Rule 144, 144(k) or 701

        In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of common stock; or

  •
  the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

        A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under the limitations imposed by Rule 144, even after the applicable holding periods have been satisfied.

        We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained following consummation of this offering. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock offered in this offering.

        We, our directors and executive officers, the selling stockholders, and certain other employees and stockholders have agreed that, subject to specified exceptions, we and they will not sell (subject to limited exceptions) any common stock without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days from the date of this prospectus.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or we disclose material news or a material event relating to our company occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

        In which case, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Any employee or consultant who purchased his or her shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of June 30, 2007, the holders of options to purchase approximately 1,054,884 shares of common stock will be eligible to sell their shares upon the expiration of the 180-day lock-up period, subject to the vesting of those options.

        We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after the closing of this offering to register                         shares of common stock subject to outstanding stock options or reserved for issuance under our stock plans. This registration will permit the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act, upon completion of the lock-up period described above. Shares registered under the Form S-8 registration statement held by affiliates will be subject to Rule 144 volume limitations. See "Management—Executive Compensation" and "Management—Employee Benefit Plans." In addition, holders of 6,201,142 shares of common stock and holders of our outstanding warrants to purchase an aggregate of 397,655 shares have registration rights with respect to such shares. Registration of these securities would enable these shares to be freely tradable without restriction under the Securities Act. For a description of registration rights with respect to our common stock, see the information under "Description of Our Capital Stock—Registration Rights."

MATERIAL U.S. FEDERAL INCOME TAX
CONSIDERATIONS TO NON-U.S. HOLDERS

        The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below). This summary deals only with our common stock held as capital assets (generally property held for investment) by holders who purchase common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

  •
  dealers in securities or currencies;

  •
  financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt entities;

  •
  insurance companies;

  •
  persons holding common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons liable for alternative minimum tax;

  •
  U.S. expatriates;

  •
  partnerships or entities or arrangements treated as a partnership or other pass-through entity for U.S. federal tax purposes (or investors therein); or

  •
  U.S. Holders (as defined below).

        Furthermore, this summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. We have not received a ruling from the Internal Revenue Service, or the IRS, with respect to any of the matters discussed herein. This discussion does not address any state, local or non-U.S. tax considerations.

        For purposes of this summary, a "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes one of the following:

  •
  a citizen or an individual resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our common stock, we particularly urge you to consult your own tax advisors.

        If you are considering the purchase of our common stock, we urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as any consequences to you arising under state, local and non-U.S. tax laws.

        The following discussion applies only to Non-U.S. Holders. A "Non-U.S. Holder" is a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. Special rules may apply to you if you are a "controlled foreign corporation" or a "passive foreign investment company," or are otherwise subject to special treatment under the Code. Any such holders should consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. income and other tax consequences that may be relevant to them.

Dividends

        Dividends paid to you (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. However, dividends that are effectively connected with a trade or business you conduct within the United States, or, if certain tax treaties apply, are attributable to a permanent establishment you maintain in the United States, are not subject to U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis at the applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a corporation, any such effectively connected dividends that you receive may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        If you wish to claim the benefit of an applicable treaty rate for dividends paid on our common stock, you must provide the withholding agent with a properly executed IRS Form W-8BEN, claiming an exemption from or reduction in withholding under the applicable income tax treaty. In the case of common stock held by a foreign intermediary (other than a "qualified intermediary"), the intermediary generally must provide an IRS Form W-8IMY and attach thereto an appropriate certification by each beneficial owner for which it is receiving the dividends.

        If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Common Stock

        You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to a permanent establishment you maintain in the United States;

  •
  if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition, and you have a "tax home" in the United States; or

  •
  our common stock constitutes a "United States real property interest" by reason of our status as a "United States real property holding corporation," or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets. We believe we are not currently and do not anticipate becoming a USRPHC.

        If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other taxable disposition at applicable graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will generally be subject to a flat 30% tax on any gain derived from the sale, exchange or other taxable disposition that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain at applicable graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits for the taxable year, which would include such gain, at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty, subject to adjustments.

U.S. Federal Estate Tax

        Shares of our common stock held by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        You may be subject to information reporting and backup withholding with respect to any dividends on, and the proceeds from dispositions of, our common stock paid to you, unless you comply with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establish an exemption. The backup withholding tax rate currently is 28%. Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of shares of our common stock will apply as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker (U.S. or foreign), they generally will be subject to backup withholding and information reporting, unless you certify that you are not a U.S. person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption;

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, or a U.S. Related Person, they will not be subject to backup withholding or information reporting; and

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. Related Person, they generally will be subject to information reporting (but not backup withholding), unless you certify that you are not a U.S. person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption.

  •
  In addition, the amount of any dividends paid to you and the amount of tax, if any, withheld from such payment generally must be reported annually to you and the IRS. The IRS may make such information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished by you to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated            , we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Robert W. Baird & Co. Incorporated, CIBC World Markets Corp., Piper Jaffray & Co. and William Blair & Company, L.L.C. are acting as representatives, the following respective numbers of shares of common stock:

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC
Robert W. Baird & Co. Incorporated
CIBC World Markets Corp.
Piper Jaffray & Co.
William Blair & Company, L.L.C.

Total	4,375,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We and the selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 526,176 additional shares from us and an aggregate of 130,074 additional outstanding shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $        per share. After the initial public offering the representatives may change the public offering price and concession.

        The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount and commissions payable by us
Expenses payable by us
Proceeds, before expenses, to us
Underwriting discount and commissions payable by the selling stockholders
Expenses payable by the selling stockholders
Proceeds, before expenses, to selling stockholders

        The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        We have agreed (subject to limited exceptions) that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus. However, in the event that either (i) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        Our officers and directors, the selling stockholders and certain other employees and stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus. However, in the event that either (i) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC waives, in writing, such an extension.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price has been negotiated between the underwriters and us and will not necessarily reflect the market price of the common stock following the offering. In determining the initial public offering price of our common stock, the underwriters considered:

  •
  the information presented in this prospectus and otherwise available to the underwriters;

  •
  prevailing market conditions;

  •
  our historical performance and capital structure;

  •
  estimates of our business potential and earnings prospects;

  •
  an overall assessment of our management; and

  •
  the consideration of these factors in relation to market valuation of companies in related businesses.

        We offer no assurances that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We have applied to list the shares of common stock on The NASDAQ Global Market under the symbol "HIRE."

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  •
  In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        As described under "Principal and Selling Stockholders," entities affiliated with Robert W. Baird & Co. Incorporated collectively beneficially own 7.1% of our common stock as of May 31, 2007. These entities are currently entitled to have one observer attend meetings of our board of directors. This observer is not compensated for any attendance. This observer right terminates upon the closing of this offering. In addition to the foregoing, Robert W. Baird & Co. Incorporated is one of our customers, and the terms of our arrangement are on an arm's length basis.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of our common stock are made. Any resale of the shares of our common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our common stock.

Representations of Purchasers

        By purchasing shares of our common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase our common stock without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent,

  •
  the purchaser has reviewed the text above under Resale Restrictions, and

  •
  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our common stock to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of our common stock, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of our common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in shares of our common stock in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP, Irvine, California. Legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and the related financial statement schedule included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment," in 2006), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The registration statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

        Upon the closing of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the SEC website referred to above.

HIRERIGHT, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2005 and 2006 and March 31, 2007 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 (unaudited)	F-5
Consolidated Statements of Stockholders' Deficit and Comprehensive Operations for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2007 (unaudited)	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-9

The accompanying consolidated financial statements include the effects of a 1-for-4.5 reverse stock split of the Company's common stock which was approved by the Company's Board of Directors on July 9, 2007, subject to the filing of an amendment to the Company's certificate of incorporation, which reverse stock split will be effective prior to the effective date of this Registration Statement. The above report is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the reverse stock split, which is described in Note 1 to the consolidated financial statements, and assuming that, from April 6, 2007 to the date of such reverse stock split, no other events will have occurred that would affect the accompanying financial statements and notes thereto.

/s/  DELOITTE & TOUCHE LLP

Costa Mesa, California
July 9, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders of
HireRight, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheets of HireRight, Inc. and its wholly owned subsidiary (collectively, the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' deficit and comprehensive operations, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 16. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 2 and 11 to the consolidated financial statements, the Company changed its method of accounting for share-based compensation in 2006 as a result of adopting Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment."

Costa Mesa, California
April 6, 2007, except for Note 1 relating to the reverse stock split as to which the date is July     , 2007.

HIRERIGHT, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,		March 31, 2007
	2005	2006	Actual	Pro Forma(1)
			(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,739	$4,201	$3,117	$3,117
Restricted cash	120	120	120	120
Short-term investments	—	4,031	4,750	4,750
Accounts receivable, net of allowance for doubtful accounts of $210, $131 and $125 at December 31, 2005 and 2006 and March 31, 2007, respectively, and reserve for sales allowances of $189, $154 and $122 at December 31, 2005 and 2006 and March 31, 2007, respectively	7,811	9,628	10,498	10,498
Prepaid expenses and other current assets	614	955	640	640
Deferred tax asset—current	—	3,518	2,785	2,785

Total current assets	10,284	22,453	21,910	21,910

Property and equipment, net	1,221	1,583	1,844	1,844
Other assets	124	646	1,259	1,259
Deferred tax asset—non-current	—	1,151	1,167	1,167

TOTAL	$11,629	$25,833	$26,180	$26,180

(pro forma footnote on next page)

(Continued)

See notes to consolidated financial statements.

HIRERIGHT, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,		March 31, 2007
	2005	2006	Actual	Pro Forma(1)
			(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$1,146	$4,480	$3,857	$3,857
Accrued liabilities	1,825	1,210	1,775	1,775
Accrued payroll and benefits	1,829	3,731	2,582	2,582
Notes payable—current portion	624	—	—	—
Capital lease liability	47	4	4	4

Total current liabilities	5,471	9,425	8,218	8,218
Notes payable—long-term portion	500	—	—	—
Other liabilities	—	—	241	241

Total liabilities	5,971	9,425	8,459	8,459

COMMITMENTS AND CONTINGENCIES (Note 9)
Series C redeemable convertible preferred stock, $0.01 par value—6,794,579 shares authorized, issued and outstanding (aggregate liquidation preference of $13,000,000)	13,000	13,000	13,000	—
Series E redeemable convertible preferred stock, $0.01 par value—17,500,000 shares authorized; 17,246,579 shares issued and outstanding (aggregate liquidation preference of $12,180,000)	12,014	12,180	12,180	—
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, 50,000,000 shares authorized:
Series A redeemable convertible preferred stock, $0.01 par value—none issued and outstanding	—	—	—	—
Series B convertible preferred stock, $0.01 par value—854,632 shares authorized, issued and outstanding (aggregate liquidation preference of $2,000,000)	2,000	2,000	2,000	—
Common stock, $0.01 par value—100,000,000 shares authorized; 1,790,025, 1,956,115 and 1,971,310 shares issued and outstanding at December 31, 2005 and 2006, and March 31, 2007, respectively; 8,172,452 shares issued and outstanding pro forma at March 31, 2007	18	20	20	82
Additional paid-in capital	998	847	982	28,100
Other comprehensive gain—foreign currency translation	9	14	15	15
Accumulated deficit	(22,381)	(11,653)	(10,476)	(10,476)

Total stockholders' equity (deficit)	(19,356)	(8,772)	(7,459)	17,721

TOTAL	$11,629	$25,833	$26,180	$26,180

(1)
Reflects on a pro forma basis the conversion of all of our outstanding preferred stock into an aggregate of 6,201,142 shares of common stock.

See notes to consolidated financial statements.

HIRERIGHT, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
REVENUE:
Service revenue	$28,524	$38,387	$52,453	$11,628	$14,515
Reimbursed fee revenue	3,255	4,666	5,644	1,419	1,505

Total revenue	31,779	43,053	58,097	13,047	16,020

COST OF REVENUE:
Cost of service revenue	17,501	22,268	26,101	5,980	7,016
Reimbursed fees paid	3,255	4,666	5,644	1,419	1,505

Total cost of revenue	20,756	26,934	31,745	7,399	8,521

GROSS PROFIT	11,023	16,119	26,352	5,648	7,499

OPERATING EXPENSES:
Research and development	2,368	3,131	3,779	861	909
Sales and marketing	4,329	6,495	8,676	1,756	2,379
General and administrative	4,595	6,303	7,531	1,606	2,287

Total operating expenses	11,292	15,929	19,986	4,223	5,575

INCOME (LOSS) FROM OPERATIONS	(269)	190	6,366	1,425	1,924

OTHER INCOME (EXPENSE):
Interest income	13	4	160	2	92
Interest expense	(38)	(159)	(74)	(22)	(1)
Other income (expense)—net	(45)	(13)	(27)	(4)	(1)

Total other income (expense), net	(70)	(168)	59	(24)	90

INCOME (LOSS) BEFORE INCOME TAXES	(339)	22	6,425	1,401	2,014
INCOME TAX PROVISION (BENEFIT)	2	1	(4,469)	—	837

NET INCOME (LOSS)	$(341)	$21	$10,894	$1,401	$1,177
Preferred stock dividends	—	(21)	(2,174)	(544)	(543)
Income allocable to preferred stockholders	—	—	(6,697)	(665)	(481)

NET INCOME (LOSS) ALLOCABLE TO COMMON STOCKHOLDERS	$(341)	$0	$2,023	$192	$153

NET INCOME (LOSS) PER SHARE ALLOCABLE TO COMMON STOCKHOLDERS:
Basic	$(0.23)	$0.00	$1.12	$0.11	$0.08
Diluted	$(0.23)	$0.00	$0.73	$0.08	$0.05
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES:
Shares used in computation of basic net income (loss) allocable to common stockholders	1,490	1,617	1,811	1,690	1,957
Shares used in computation of diluted net income (loss) allocable to common stockholders	1,490	1,617	2,766	2,432	3,036
PRO FORMA NET INCOME PER SHARE:
Basic			$1.36		$0.14
Diluted			$1.21		$0.13
PRO FORMA WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES:
Basic			8,012		8,158
Diluted			8,967		9,237

See notes to consolidated financial statements.

HIRERIGHT, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

AND COMPREHENSIVE OPERATIONS

(in thousands, except share data)

	Preferred Stock
	Series B		Common Stock			Accumulated Other Comprehensive Income (Loss)
					Additional Paid-In Capital		Accumulated Deficit
	Shares	Amount	Shares	Amount				Total
BALANCE—December 31, 2003	854,632	$2,000	1,731,204	$17	$920	$41	$(21,875)	$(18,897)
Accretion of preferred stock to redemption value							(96)	(96)
Exercise of stock options and warrants			56,676	1	81			82
Comprehensive loss:
Net loss							(341)	(341)
Foreign currency translation						(27)		(27)

Total comprehensive loss								(368)

BALANCE—December 31, 2004	854,632	2,000	1,787,880	18	1,001	14	(22,312)	(19,279)
Accretion of preferred stock to redemption value							(90)	(90)
Exercise of stock options and warrants			8,858	0	4			4
Forfeiture of common stock in connection with legal settlement			(6,713)		(7)			(7)
Comprehensive income:
Net income							21	21
Foreign currency translation						(5)		(5)

Total comprehensive income								16

BALANCE—December 31, 2005	854,632	2,000	1,790,025	18	998	9	(22,381)	(19,356)
Accretion of preferred stock to redemption value							(166)	(166)
Stock-based compensation					244			244
Exercise of stock options			166,090	2	217			219
Redemption of stock options					(612)			(612)
Comprehensive income:
Net income							10,894	10,894
Foreign currency translation						5		5

Total comprehensive income								10,899

BALANCE—December 31, 2006	854,632	2,000	1,956,115	20	847	14	(11,653)	(8,772)
Stock-based compensation (unaudited)					77			77
Exercise of stock options (unaudited)			15,195	0	23			23
Vesting of stock options early exercised (unaudited)					35			35
Comprehensive income:
Net income (unaudited)							1,177	1,177
Foreign currency translation (unaudited)						1		1

Total comprehensive income (unaudited)								1,178

BALANCE—March 31, 2007 (unaudited)	854,632	$2,000	1,971,310	$20	$982	$15	$(10,476)	$(7,459)

See notes to consolidated financial statements.

HIRERIGHT, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	$(341)	$21	$10,894	$1,401	$1,177
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	820	1,061	1,078	302	302
Stock-based compensation expense			244	6	77
Deferred income taxes			(4,669)		717
Common stock forfeited in connection with legal settlement		(7)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,083)	(1,459)	(1,819)	(825)	(870)
Prepaid expenses and other current assets	(142)	(113)	(337)	(64)	314
Other assets	127	(66)	(460)	(1)	75
Accounts payable	857	(777)	3,333	1,043	(622)
Accrued liabilities	(259)	1,450	(664)	(200)	601
Accrued payroll and benefits	648	278	1,883	41	(1,152)
Other liabilities					241

Net cash provided by (used in) operating activities	(373)	388	9,483	1,703	860

CASH USED IN INVESTING ACTIVITIES:
Purchases of securities			(5,531)		(1,468)
Sales of securities			1,500		750
Purchases of fixed assets	(913)	(686)	(1,435)	(376)	(563)

Net cash used in investing activities	(913)	(686)	(5,466)	(376)	(1,281)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Payments on notes payable		(808)	(1,124)	(249)
Proceeds from notes payable	1,565	367
Net borrowings (repayments) under line of credit	700	(700)
Payments on capital leases	(192)	(185)	(43)	(14)
Proceeds from exercise of stock options and warrants	60	4	268	59	23
Payment of deferred offering costs			(56)		(687)
Redemption of stock options			(612)

Net cash provided by (used in) financing activities	2,133	(1,322)	(1,567)	(204)	(664)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(27)	(5)	12	4	1

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	820	(1,625)	2,462	1,127	(1,084)
CASH AND CASH EQUIVALENTS—
Beginning of period	2,544	3,364	1,739	1,739	4,201

CASH AND CASH EQUIVALENTS—
End of period	$3,364	$1,739	$4,201	$2,866	$3,117

(Continued)

See notes to consolidated financial statements.

HIRERIGHT, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

(in thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION—Cash paid during the year for:
Interest	$38	$158	$49	$22	$1

Income taxes	$2	$1	$215	$1	$—

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Accretion on Series C preferred stock	$13	$7	$—	$—	$—

Accretion on Series E preferred stock	$83	$83	$166	$21	$—

Purchase of fixed assets and other assets	$424	$—	$91	$—	$—

Vesting of stock options early exercised	$—	$—	$—	$—	$35

See notes to consolidated financial statements.

HIRERIGHT, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

        Nature of Operations—HireRight, Inc. ("HireRight") provides on-demand employment screening solutions. Customers use HireRight's comprehensive screening services in conjunction with its web-based software applications to execute, manage and control their screening programs. HireRight offers a broad range of screening services including criminal, motor vehicle and other public record checks; employment, education and professional license verifications; credit checks; and drug and health testing. HireRight sells employment screening solutions primarily to large and medium-sized organizations through its direct sales force and strategic alliances. HireRight Estonia AS (collectively with HireRight, the "Company") primarily performs software development services for HireRight.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The consolidated financial statements include the accounts of HireRight, Inc. and its wholly-owned subsidiary, HireRight Estonia AS. All intercompany transactions and balances have been eliminated in consolidation.

        Stock Split—On July 9, 2007, subject to the filing of an amendment to the current certificate of incorporation, the Company's Board of Directors approved a 1-for-4.5 reverse stock split of the Company's common stock. The reverse stock split will be effective prior to the effective date of a registration statement filed with the Securities and Exchange Commission for an initial public offering of the Company's common stock. All share and per share amounts relating to the common stock, stock options and the conversion ratios of preferred stock included in the accompanying consolidated financial statements and footnotes have been restated to reflect the reverse stock split.

        Unaudited Interim Results—The accompanying consolidated balance sheet as of March 31, 2007, the consolidated statements of operations and cash flows for the three months ended March 31, 2006 and 2007, and the consolidated statement of stockholders' equity and comprehensive operations for the three month period ended March 31, 2007 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position at March 31, 2007 and results of operations and cash flows for the three month periods ended March 31, 2006 and 2007. The financial data and other information disclosed in these notes to the consolidated financial statements related to the three month periods are unaudited. The results for the three month period ended March 31, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007 or for any other interim period or for any other future year.

        Estimates and Assumptions—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

        Foreign Currency Translation—HireRight Estonia AS utilizes the local currency as its functional currency. The accounts of the foreign subsidiary have been translated into U.S. dollars using the current exchange rate at the balance sheet date for assets and liabilities and the average exchange rate for the period for revenues and expenses. Cumulative translation gains or losses are recorded as a component of other comprehensive income (loss) within stockholders' equity. Gains or losses resulting from transactions that are made in a currency different from the functional currency are recognized in earnings as they occur.

        Cash and Cash Equivalents—Cash and cash equivalents include highly liquid investments with original maturities of 90 days or less. At December 31, 2005 and 2006 and March 31, 2007, substantially all of the Company's cash and cash equivalent balances were in checking accounts and money market accounts held at one commercial bank, of which $1,369,000, $3,812,000, $2,722,000 respectively, was in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000 per account.

        Restricted Cash—Restricted cash represents funds held in a money market account which are pledged as collateral for a credit card program with a commercial bank.

        Short-Term Investments—Short-term investments consist of auction rate securities with interest at rates that are reset periodically (generally every seven or twenty-eight days). These securities are recorded at fair value in the accompanying balance sheets; any unrealized gains/losses are included in other comprehensive income, unless a loss is determined to be other than temporary. As of March 31, 2007, there are no unrealized holding gains or losses. The Company classifies all available-for-sale securities as current assets in the accompanying balance sheets because the Company has the ability and intent to sell these securities as necessary to meet its liquidity requirements.

        Accounts Receivable—Accounts receivable are due from companies in a broad range of industries, primarily based in the United States. Credit is extended based on an evaluation of the customer's financial condition, and collateral is not generally required.

        The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Company determines the adequacy of this allowance by regularly reviewing the composition of its accounts receivable aging and evaluating individual customer receivables, considering such customer's financial condition, credit history and general economic conditions. Management believes that the allowance for doubtful accounts at December 31, 2005 and 2006 and March 31, 2007 adequately provides for any expected losses.

        Property and Equipment—Property and equipment are recorded at cost less accumulated depreciation and amortization computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the asset life or the remaining lease term. Repair and maintenance expenditures which are not considered improvements and do not extend the useful life of fixed assets are expensed as incurred. Estimated useful lives are as follows:

Computer hardware and software	2-5 years
Computer equipment under capital lease	2 years
Furniture and fixtures	2-3 years
Office equipment	2-5 years
Leasehold improvements	Estimated useful life limited by the lease term
Capitalized software	2 years

        Capitalized Software Costs—Costs incurred to develop software for internal use are required to be capitalized and amortized over the estimated useful life of the software in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs related to design or maintenance of internal-use software is expensed as incurred. As of March 31, 2007, $108,000 in software development costs have been capitalized by the Company and are included in property and equipment.

        Long-Lived Assets—Management assesses whether indicators of impairment of long-lived assets are present. If such indicators are present, recoverability of these assets is determined based upon expected undiscounted future net cash flows from the operations to which the assets relate utilizing management's best estimates, appropriate assumptions and projections at the time. If the carrying value is determined to be not recoverable from future operating cash flows, the asset is deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair value of the asset. Management has evaluated its long-lived assets and has not identified any impairment at December 31, 2005 and 2006 and March 31, 2007.

        Revenue Recognition—Total revenue consists of service revenue and reimbursed fee revenue. Service revenue primarily consists of transaction related revenue from screening reports that may include a variety of background screening transactions including criminal, motor vehicle and other public records searches, employment, education and professional license verifications and credit checks, as well as drug and health screening services. The Company typically performs multiple screening transactions per applicant and bundles the transaction results for each applicant into a single screening report. The customer is billed and revenue is recognized when the report is completed and made available to the customer through the Internet. In accordance with Emerging Issues Task Force ("EITF") No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company includes reimbursed fees as part of total revenue, which consist of fees paid to government entities, collection fees for drug testing, and certain access fees, all of which are incurred during screening.

        Research and Development Expense—Research and development expense primarily consists of personnel costs and related benefits for the Company's software engineers and related personnel.

        Income Taxes—Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). As required by this statement, deferred tax assets and liabilities are recognized for temporary differences in the bases of assets and liabilities for tax and financial reporting purposes. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

        Stock-Based Compensation—On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment ("SFAS 123(R)"), which requires companies to expense the estimated fair value of employee stock options and similar awards based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period.

        The Company adopted SFAS 123(R) using a prospective transition method that applies to awards granted, modified or canceled subsequent to the date of adoption. Prior periods were not revised for comparative purposes, and existing options continue to be accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), unless such options are modified, repurchased or canceled after the adoption date. Prior to January 1, 2006, the Company accounted for employee stock options in accordance with APB 25. Under APB 25, the Company did not recognize compensation expense related to employee stock options if the exercise price of the options was equal to or greater than the market price of the underlying common stock on the date of grant.

        Operating Leases—The Company accounts for operating leases in accordance with SFAS No. 13, Accounting for Leases, and Financial Accounting Standards Board ("FASB") Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases. Accordingly, rent expense for the Company's office facilities is recognized on a straight-line basis over the original term of each lease, inclusive of predetermined rent escalations or modifications.

        Net Income (Loss) Per Share—Basic net income (loss) per share allocable to common stockholders is computed by dividing the net income (loss) allocable to common stockholders for the period by the weighted average number of comon shares outstanding during the period as reduced by the weighted average unvested common shares subject to repurchase by the Company. Net income (loss) available to common stockholders is calculated using the two class method under EITF No. 03-6, Participating Securities and the Two-Class Method under FASB Statement 128 ("EITF Issue No. 03-6"), which established standards regarding the computation of earnings per share ("EPS") by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company. EITF Issues No. 03-6 requires earnings for the period, after deduction of preferred stock dividends, to be allocated between the common and preferred stockholders based on their respective rights to receive dividends. Basic net income (loss) per share is then calculated by dividing income allocable to common stockholders (after the reduction for any undeclared, preferred stock dividends assuming current income for the period had been distributed) by the weighted-average number of common shares outstanding, net of shares subject to repurchase by the Company, during the period.

        Diluted net income (loss) per share allocable to common stockholders is computed by dividing the net income (loss) allocable to common stockholders for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of each class of potential common shares is dilutive. Potential common shares include common stock subject to repurchase rights and incremental shares of common stock issuable upon the exercise of stock options and warrants.

        EITF Issue No. 03-6 does not require the presentation of basic and diluted net income (loss) per share for securities other than common stock. The following table sets forth the computation of basic and diluted net income (loss) per share allocable to common stockholders:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands, except per share data)
Numerator:
Net income (loss)	$(341)	$21	$10,894	$1,401	$1,177
Preferred stock dividends	—	(21)	(2,174)	(544)	(543)
Income allocable to preferred stockholders	—	—	(6,697)	(665)	(481)

Net income (loss) allocable to common stockholders	$(341)	$0	$2,023	$192	$153

Denominator:
Weighted average common shares outstanding	1,738	1,787	1,873	1,791	1,967
Less weighted average unvested common shares	(248)	(170)	(62)	(101)	(10)

Weighted average common shares outstanding, basic	1,490	1,617	1,811	1,690	1,957
Effects of dilutive securities:
Weighted average unvested common shares	—	—	62	101	10
Common equivalent shares from warrants to purchase common stock	—	—	248	87	359
Common equivalent shares from options to purchase common stock	—	—	645	554	710

Weighted average common shares outstanding, diluted	1,490	1,617	2,766	2,432	3,036

Basic net income (loss) per share allocable to common stockholders	$(0.23)	$0.00	$1.12	$0.11	$0.08

Diluted net income (loss) per share allocable to common stockholders	$(0.23)	$0.00	$0.73	$0.08	$0.05

        Potentially dilutive securities not included in the calculation of diluted net income (loss) per share, because to do so would be anti-dilutive, are as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands)
Weighted average unvested common shares	248	170	—	—	—
Common stock warrants	474	474	—	—	—
Options to purchase common stock	823	916	186	124	25

Total	1,545	1,560	186	124	25

        Recent Accounting Pronouncements—In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company is currently evaluating the impact, if any, that SFAS 157 will have on its consolidated financial position, results of operations and cash flows.

        In September 2006, the Staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year's financial statements are materially misstated. The Company adopted the requirements of SAB 108 for the year ended December 31, 2006. Adoption of SAB 108 did not impact the Company's results of operations or financial condition.

        In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 ("FIN 48"), and is effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS 109 by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The Company adopted FIN 48 as of January 1, 2007. The impact of the Company's reassessment of its tax positions in accordance with FIN 48 did not have a material effect on its consolidated financial position, results of operations or cash flows.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"), including an amendment of SFAS No. 115. SFAS 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (the "fair value option"). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting period. SFAS 159 is effective for years beginning after November 15, 2007. The Company is currently evaluating the effect, if any, that the adoption of SFAS 159 will have on its results of operations, financial position, and cash flows.

3. PROPERTY AND EQUIPMENT

        As of December 31, 2005 and 2006 and March 31, 2007, property and equipment was as follows:

	December 31,
			March 31, 2007
	2005	2006
			(unaudited)
	(in thousands)
Computer hardware and software	$2,996	$3,990	$4,151
Computer equipment under capital lease	423	426	426
Furniture and fixtures	604	678	706
Office equipment	299	385	380
Leasehold improvements	268	590	576
Capitalized software	—	—	108

	$4,590	$6,069	$6,347
Less accumulated depreciation	(3,369)	(4,486)	(4,503)

Total property and equipment	$1,221	$1,583	$1,844

        Depreciation expense was $1,061,000, $1,078,000 and $302,000 for the years ended December 31, 2005 and 2006 and the three months ended March 31, 2007, respectively. Amortization of equipment under capital leases included in depreciation expense was $130,000, $69,000 and $14,000, respectively.

4. LINE OF CREDIT

        In April 2002, the Company entered into a revolving credit agreement, which provided for borrowings up to the lesser of $250,000 plus 75% of accounts receivable, as defined, or $2,000,000. The borrowings were collateralized by substantially all assets of the Company and bore interest at 1.5% plus the prime rate. In May 2004, the Company entered into an amendment of the revolving credit agreement extending the term from May 31, 2004 to May 31, 2006. The amended agreement provided for borrowings up to $3,000,000 bearing interest at 0.75% plus the prime rate. In December 2004, the Company entered into an amendment of the revolving credit agreement extending the term to December 31, 2006. The amended agreement provides for borrowings up to the lesser of $500,000 plus 75% of accounts receivable, as defined, or $4,500,000 and bears interest at 0.50% plus the prime rate. In addition, a commitment fee equal to 0.25% is payable on the difference between the average daily balance outstanding under the facility and $4,500,000. In December 2006, the Company entered into an amendment of the revolving credit agreement extending the term to December 31, 2007. The amended agreement provides for borrowings up to $5,000,000 and bears interest at 2.00% plus the bank's LIBOR rate or the prime rate. In addition, a commitment fee equal to 0.25% is payable quarterly on the difference between the average daily balance outstanding under the credit facility and $5,000,000. As of December 31, 2004, $700,000 was outstanding on the credit facility. The credit facility was repaid in full in October 2005, and no amounts were outstanding under this credit facility as of December 31, 2005 or 2006 and March 31, 2007.

        The above credit agreement has certain financial and nonfinancial covenants requiring the Company to, among other things, maintain certain financial ratios and meet specified deadlines for the issuance of audited financial statements. The Company is in compliance with all of such covenants as of March 31, 2007.

5. NOTES PAYABLE

        The December 2004 amendment to the credit agreement described in Note 4 also provided for a term loan in the amount of $1,500,000 to be used for working capital purposes. The term loan was repaid in June 2006. As of December 31, 2005 and 2006 and March 31, 2007, $1,000,000, $0 and $0, respectively, was outstanding on the loan.

        The Company also had a note payable to a third party related to financing of insurance premiums. The note payable bore interest at 5.75% and matured in March 2006. As of December 31, 2005, $124,000 was outstanding under this note. No amount was outstanding under this note as of December 31, 2006 or March 31, 2007.

6. INCOME TAXES

        The provision for income taxes consisted of the following for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands)
Current income taxes:
Federal	$—	$—	$125	$—	$35
State	2	1	76	—	85

	2	1	201	—	120
Deferred income taxes:
Federal	$(177)	$(196)	$2,919	$490	$618
State	161	(55)	506	70	99

	(16)	(251)	3,425	560	717
Change in valuation allowance	16	251	(8,095)	(560)	—

	$2	$1	$(4,469)	$—	$837

        A reconciliation of income tax expense to the amount of expense that would result from applying the U.S federal statutory rate (35%) to income before income taxes was as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
	(in thousands)
Income tax provision (benefit) at statutory rate	$(75)	$8	$2,249	$490	$705
State taxes, net of federal benefit	2	1	(169)	70	119
Valuation allowance	64	10	(7,254)	(560)	—
Net operating loss expiration	—	—	686	—	—
Other	11	(18)	19	—	13

	$2	$1	$(4,469)	$—	$837

        The components of the Company's deferred income tax benefit as of December 31, 2005 and 2006 and March 31, 2007 was as follows:

	December 31,
			March 31, 2007
	2005	2006
			(unaudited)
	(in thousands)
Deferred income tax benefit:
Depreciation and amortization	$253	$308	$308
Net operating losses	7,549	3,558	2,733
Accrued expenses and allowances	293	632	672
Credit carryforwards	—	200	206
Other	—	(29)	33

	8,095	4,669	3,952
Valuation allowance	(8,095)	—	—

	$—	$4,669	$3,952

        The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets, including the timing of future taxable income, and has determined it is more likely than not that the asset will be realized as of March 31, 2007.

        At March 31, 2007, the Company had federal and state net operating loss carryforwards of approximately $7,808,000 and 0, respectively. The federal and state net operating losses will begin to expire in 2011 and 2007, respectively. In general, Section 382 of the Internal Revenue Code includes provisions which limit the amount of net operating loss carryforwards and other tax attributes that may be used annually in the event that a 50% ownership change (as defined) occurs in any three-year period. During 2000, the Company experienced an ownership change for purposes of Section 382, and the annual utilization of net operating loss carryforwards and credits prior to the change will be limited accordingly. Such limitation is reflected in the deferred income tax benefit balances as of March 31, 2007.

        The Company adopted the provisions of FIN 48 on January 1, 2007. At the adoption date and as of March 31, 2007, the Company had no material unrecognized tax benefits and no adjustments to liabilities or operations were required. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense which were $0 for the three months ended March 31, 2007.

        Tax years 2003 through 2006 and 2002 through 2006 are subject to examination by the federal and state taxing authorities, respectively. There are no income tax examinations currently in process.

7. EMPLOYEE BENEFIT PLANS

        The Company's 401(k) Plan is a salary deferral plan for U.S. based employees. The Company did not match employee contributions and, therefore incurred no benefits expense related to such 401(k) Plan during the years ended December 31, 2004 and 2005. Effective January 1, 2006, the Company's plan matches up to 50% of the first 6% of each participant's eligible compensation. Matches are provided on an annual basis, and participants must be employed on the last day of the plan year and have reached 1,000 hours of service in order to be eligible for the match, which is fully vested upon payment. For the year ended December 31, 2006, the Company incurred $227,000 of benefit expense. For the three months ended March 31, 2007, the Company incurred $81,000 of benefit expense.

        The Company has an employee incentive program ("Short-Term Incentive Plan") that pays cash bonuses quarterly. The amount of the bonus pool is determined based upon the Company's achievement of operating income targets as approved by the Board of Directors at the beginning of the year. Individual targets vary by level of position, and actual payments are determined based upon achievement of a combination of company objectives and individual objectives. Also, an additional bonus may be granted for overachievement of operating income targets at management's discretion with Board approval. Bonus expense related to the Short-Term Incentive Plan was $839,000, $1,126,000 and $2,537,000 for the years ended December 31, 2004, 2005 and 2006, respectively. Bonus expense for the three months ended March 31, 2007 was $574,000. In 2006, an overachievement bonus of $568,000 is included in bonus expense. No overachievement bonus was paid in 2004 and 2005 and in the three months ended March 31, 2007.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amount of the Company's financial instruments at December 31, 2005 and 2006 and March 31, 2007, which includes cash and cash equivalents, short-term investments, accounts receivable and short-term notes payable, approximates fair value because of the short maturity of those instruments. The Company considers the variable rate debt to be representative of current market rates and, accordingly, estimates that the recorded amounts approximate fair market value.

9. COMMITMENTS AND CONTINGENCIES

        Operating Leases—The Company leases certain operating facilities under noncancelable operating leases. These leases expire at various dates between October 2006 and July 2009 and contain renewal options. The Company also leases certain office equipment under non-cancelable operating leases that expire at various dates between September 2007 and April 2009. The future minimum lease payments under lease agreements as of December 31, 2006 were as follows:

Year Ending December 31
(in thousands)
2007	1,932
2008	1,926
2009	1,789

Total minimum lease payments	$5,647

        Rent expense was $1,036,000, $1,288,000 and $1,538,000 for the years ended December 31, 2004, 2005 and 2006, respectively. For the three months ended March 31, 2007, rent expense was $455,000.

        Letter of Credit—The terms of the lease agreement related to the Company's primary office facility in Irvine, California require an irrevocable standby letter of credit. This letter of credit is secured by a restricted cash deposit with the issuing bank in the amount of $403,000, which is included in other assets. The letter of credit expires on February 28, 2008 and provides for annual extensions through February 28, 2010. As of March 31, 2007, no draws have been made against the letter of credit.

        Legal Matters—The Company is involved in certain legal matters that have arisen in the normal course of business. Management believes that the ultimate resolution of such actions will not have a material adverse effect on the Company's consolidated financial position and results of operations.

10. PREFERRED STOCK

        In August 2000, the Company amended its articles of incorporation whereby, among other things, the authorized capital was increased to 58,503,843 shares, comprising 50,000,000 shares of common stock and 8,503,843 shares of preferred stock. The preferred stock was divided into three series, 854,632 shares of Series A preferred stock (the "Series A preferred stock"), 854,632 shares of Series B convertible preferred stock (the "Series B preferred stock") and 6,794,579 shares Series C redeemable convertible preferred stock (the "Series C preferred stock").

        On January 23, 2002, the Company amended and restated its Articles of Incorporation to increase the number of shares of preferred stock to 13,000,000 in connection with the Series D redeemable convertible preferred stock (the "Series D preferred stock") financing. On December 29, 2002, the Company amended and restated its Articles of Incorporation to replace all previously authorized, issued and outstanding Series D preferred stock with a new Series E redeemable convertible preferred stock (the "Series E preferred stock").

        Series A Preferred Stock—In August 2000, the Company entered into a stock redemption agreement and redeemed all of the Series A preferred stock at a price of $1.91329 per share, or approximately $1,635,000. There were no shares of Series A preferred stock outstanding at December 31, 2005 and 2006 and March 31, 2007.

        Series B Preferred Stock—Series B preferred stockholders are entitled to receive dividends, in preference to the common stockholders, based on the number of preferred shares held, at a rate of $0.187 per share per annum, when and if declared by the Board of Directors. In addition, after the dividends on Series B preferred stock have been declared and paid, such Series B stockholders shall participate in any dividends, when and if declared by the Board of Directors, pro rata with the holders of common stock, on an "as-if converted" basis. Such dividends are not cumulative. In the event of any liquidation, dissolution, or winding-up of the Company, the holders of each Series B preferred stock shall be entitled to receive, in preference to the common stockholders, $2.3402 per share, plus declared but unpaid dividends. Such per share amount shall be appropriately adjusted to reflect certain events, including any stock dividends, stock splits, or recapitalizations effected after the date of issuance of any shares of Series B preferred stock. Series B preferred stockholders have voting rights similar to common stockholders on an as-if converted basis. Series B preferred stock shares are convertible at the option of the holder into shares of common stock, with the number determined by dividing $2.34 by the Series B conversion price (approximately $7.56 per share, which is subject to adjustment in accordance with anti-dilution provisions) at conversion. Conversion is automatic in certain circumstances, including upon completion of a public offering of the Company's common stock meeting certain specified criteria. In 1997, 854,632 shares were issued for $2,000,000. There were 854,632 shares of Series B preferred stock outstanding at December 31, 2005 and 2006 and March 31, 2007.

        Series C Redeemable Preferred Stock—In August 2000, the Company issued 6,794,579 shares of Series C preferred stock for aggregate proceeds of approximately $13,000,000. The Company used a portion of such proceeds to retire all of the notes payable, plus accrued interest.

        Series C preferred stockholders are entitled to receive dividends, in preference to the common and Series B preferred stockholders, at a rate of $0.153 per share, when and if declared by the Board of Directors. In addition, after all the dividends on all series of preferred stock have been declared and paid, such Series C preferred stockholders shall participate in any dividends, when and if declared by the Board of Directors, pro rata with the holders of Series B preferred stock and common stock, on an as-if converted basis. Such dividends are not cumulative. In the event of any liquidation, dissolution, or winding-up of the Company, the holders of each Series C preferred stock shall be entitled to receive, in preference to the preferred Series B and common stockholders, $1.9132 per share, plus declared but unpaid dividends. Such per share amount shall be appropriately adjusted to reflect certain events, including any stock dividends, stock splits, or recapitalizations effected after the date of issuance of any shares of Series C preferred stock. Series C preferred stockholders have voting rights similar to common stockholders on an as-if converted basis.

        Series C preferred shares are convertible at the option of the holder into shares of common stock, with the number determined by dividing $1.9132 by the Series C conversion price (approximately $6.18 per share, which is subject to adjustment in accordance with anti-dilution provisions) at conversion. Conversion is automatic in certain circumstances, including a public offering of the Company's common stock meeting specific criteria.

        The Series C preferred stockholders may require redemption of their stock at any time from January 1, 2007 to January 1, 2011. This redemption amount will be equal to the face amount of the preferred stock, plus declared but unpaid dividends. The accretion of the preferred stock discount for issuance costs was $13,000 and $8,000 for the years ended December 31, 2004 and 2005, respectively. For the year ended December 31, 2006, there was no accretion. The accretion is recorded as an increase in Series C preferred stock and accumulated deficit. There were 6,794,579 shares of Series C preferred stock outstanding at December 31, 2005 and 2006 and March 31, 2007.

        Series D Preferred Stock—On January 23, 2002, the Company issued 1,068,375 shares of Series D preferred stock for aggregate proceeds of $2,500,000. Concurrently, the Company also entered into a convertible subordinated note agreement, which allowed for borrowings up to $3,500,000. In conjunction with the issuance of the Series D preferred stock and the convertible subordinated note, the Company issued warrants to purchase 786,096 shares of common stock at an exercise price of $1.13 per share.

        On March 28, 2002, the Company issued 213,675 shares of Series D preferred stock in a second issuance for aggregate proceeds of $500,000. The Company also amended the convertible subordinated note agreement referred to above to allow up to an additional $700,000 of borrowings. In conjunction with the issuance of the additional Series D preferred stock and the amended convertible subordinated note, the Company issued warrants to purchase 156,942 shares of common stock at an exercise price of $1.13 per share.

        In December 2002, the Company amended and restated its Articles of Incorporation to replace all previously authorized, issued and outstanding Series D preferred shares with newly authorized Series E shares. In connection with this conversion and the issuance of additional shares of Series E preferred stock, the former holders of the Series D shares stipulated to the cancellation of all common stock warrants previously issued in connection therewith.

        Series E Redeemable Preferred Stock—In December 2002, the Company issued 12,885,373 shares of Series E preferred stock for aggregate proceeds of approximately $9,100,000 (including $3,000,000 received in conjunction with the canceled Series D preferred shares). The Company used such proceeds to retire all Bridge Notes and for working capital. All previously issued shares of Series D preferred stock were canceled and replaced with shares of Series E preferred stock.

        Series E preferred stockholders are entitled to receive dividends, in preference to the common, Series B and Series C stockholders, at a rate of $0.0565 per share, when and if declared by the Board of Directors. In addition, after all the dividends on all series of preferred stock have been declared and paid, such Series E preferred stockholders shall participate in any dividends, when and if declared by the Board of Directors, pro rata with the holders of Series B preferred stock and C preferred stock and common stock, on an as-if converted basis. Such dividends are not cumulative. In the event of any liquidation, dissolution, or winding-up of the Company, the holders of each Series E preferred stock shall be entitled to receive, in preference to the Series B preferred stock and Series C preferred stock and common stockholders, $0.706227 per share, plus declared but unpaid dividends. Such per share amount shall be appropriately adjusted to reflect certain events, including any stock dividends, stock splits, or recapitalizations effected after the date of issuance of any shares of Series E preferred stock. Series E preferred stockholders have voting rights similar to common stockholders on an as-if converted basis.

        Each share of Series E preferred stock is convertible at the option of the holder into shares of common stock, with the number determined by dividing $0.706227 by the Series E conversion price (approximately $3.18 per share, which is subject to adjustment in accordance with anti-dilution provisions) at conversion. Conversion is automatic in certain circumstances, including upon the closing of a public offering of the Company's common stock meeting specific criteria.

        In conjunction with the issuance of the Series E preferred stock, the Company issued warrants to purchase 420,068 shares of common stock at an exercise price of $3.18 per share. At the date of grant, the fair value of such warrants, determined using the Black-Scholes option-pricing model, was not material. Such warrants expire in 2012.

        The Series E preferred stockholders can require redemption of their stock at any time after January 1, 2007 and through January 1, 2011. This redemption amount will be equal to the face amount of the preferred stock, plus declared but unpaid dividends. The accretion of the preferred stock discount for issuance costs was $83,000 for each of the years ended December 31, 2004 and 2005 and $166,000 for the year ended December 31, 2006. For the three months ended March 31, 2007, there was no accretion. The accretion is recorded as an increase in Series E preferred stock and accumulated deficit.

        In the event the funds of the Company legally available for redemption of the Series C and Series E preferred stock on any required redemption date are insufficient to redeem all of the shares of Series C and/or Series E preferred stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of such preferred stock. At the earliest time thereafter when additional funds of the Company are legally available for redemption of the Series C and/or Series E preferred stock, as applicable, such funds will be immediately used to redeem the remaining shares.

        Pursuant to an amendment to an Executive Employment Agreement with its chief executive officer dated January 31, 2003, the Company will pay the chief executive officer a cash bonus equal to 5.694% of the gross proceeds realized in the event of a sale of the Company less proceeds received from the sale of shares of capital stock owned by the chief executive officer. No cash bonus shall be payable under the agreement until all shares of the Company's Series E preferred stock outstanding have received their full liquidation preference. No amounts have been accrued as of March 31, 2007 related to this agreement.

        On February 6, 2003, the Company issued an additional 4,361,206 shares of Series E preferred stock in a second closing for $3,080,000. There were 17,246,579 shares of Series E preferred stock outstanding at December 31, 2005 and 2006 and March 31, 2007.

11. STOCK OPTIONS

        The Company's 1996 Stock Option Plan (the "1996 Plan"), as amended, provides for the granting of options to eligible persons to purchase shares of the Company's common stock. The maximum number of authorized shares of common stock under the terms of the 1996 Plan was 333,333 shares. As of March 31, 2007, no options under the 1996 Plan were outstanding. No further options may be granted under this plan. The exercise price of such options may not be less than 85% of the fair market value of the common stock at the date of grant. Options granted expire five years from the date of grant and generally vested 25% each year.

        In September 2000, the Company formed the 2000 Stock Option/Stock Issuance Plan (the "2000 Plan"). The 2000 Plan initially provided for the granting of 444,444 shares of the Company's common stock or options to purchase shares of the Company's common stock and was subsequently amended to provide for the granting of 2,001,333 shares. Options granted expire ten years from the date of grant and generally vest 25% upon completion of one year of service with the remaining options vesting in 36 successive equal monthly installments upon completion of each additional month of service thereafter. Options may be exercised for unvested shares of common stock which have full shareholder rights including voting, dividend and liquidation rights. The Company retains the right to repurchase at the exercise price paid per share any or all unvested shares should the optionee cease to remain in service while holding such unvested shares. As of December 31, 2006 and March 31, 2007, the Company has recorded a liability totaling approximately $49,000 and $14,000, respectively, for shares exercised that were not vested and subject to the Company's repurchase right.

        In the event of a change in control or liquidation of the Company, all unvested options will vest in full immediately prior to any such transaction if certain conditions, as defined, are met.

	1996 Plan		2000 Plan		Total
	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price	Option Shares	Weighted- Average Exercise Price
Balance—December 31, 2003	26,666	$1.13	641,010	$0.90	667,676	$0.90
2004 activity:
Granted	—		342,778	1.62	342,778	1.62
Expired	(22,222)	1.13			(22,222)	1.13
Forfeited	—		(108,155)	0.90	(108,155)	0.90
Exercised	—		(56,676)	1.08	(56,676)	1.08

Balance—December 31, 2004	4,444	1.13	818,957	1.17	823,401	1.17
2005 activity:
Granted	—		131,778	4.91	131,778	4.91
Expired	(4,444)	1.13	—		(4,444)	1.13
Forfeited	—		(31,348)	2.43	(31,348)	2.43
Exercised	—		(3,541)	1.04	(3,541)	1.04

Balance—December 31, 2005	—		915,846	1.67	915,846	1.67
2006 activity:
Granted	—		412,316	5.27	412,316	5.27
Forfeited	—		(19,491)	4.05	(19,491)	4.05
Cancelled	—		(107,081)	1.13	(107,081)	1.13
Exercised	—		(166,090)	1.62	(166,090)	1.62

Balance—December 31, 2006	—		1,035,500	3.15	1,035,500	3.15
2007 activity (unaudited):
Granted	—		24,889	10.94	24,889	10.94
Cancelled	—		(5,920)	3.78	(5,920)	3.78
Exercised	—		(15,210)	1.53	(15,210)	1.53

Balance—March 31, 2007 (unaudited)	—		1,039,259	$3.33	1,039,259	$3.33

Vested and Expected to Vest in the Future, March 31, 2007 (unaudited)	—		1,010,710	$3.15	1,010,710	$3.15

        The following table summarizes information concerning stock options granted during the 12 month period ended March 31, 2007:

Grant date	Options Granted	Exercise Price	Fair Value of Underlying Stock	Intrinsic Value per Option
June 30, 2006	17,751	$4.32	$6.93	$2.61
July 24, 2006	180,244	6.93	6.93	—
October 26, 2006	5,222	7.88	7.88	—
January 12, 2007	24,889	10.94	10.94	—

        In October 2006, the Company repurchased fully vested stock options at their fair value from a former executive of the Company. Upon completion of the repurchase, the options were cancelled. In accordance with SFAS 123(R), the transaction was accounted for as a cash settlement of an equity award with a charge to additional paid-in capital for the amount of the repurchase price.

        The following table summarizes information concerning outstanding and exercisable options as of March 31, 2007:

	Options Outstanding			Options Exercisable
2000 Plan Exercise Price Per Share	Options Outstanding	Weighted Average Exercise Price	Weighted average Remaining Contractual Life (years)	Options Outstanding	Weighted Average Exercise Price	Weighted average Remaining Contractual Life (years)
$0.32-0.63	106,264	$0.32	6.0	104,300	$0.32	6.0
$1.13-1.22	351,573	1.17	5.5	307,518	1.17	5.3
$2.70-3.83	246,273	3.47	8.5	91,771	3.20	8.2
$4.28-4.95	90,015	4.50	8.1	42,502	4.46	8.4
$5.76-6.44	35,889	5.90	8.4	13,847	5.85	8.4
$6.93-7.88	184,356	6.98	9.3	30,400	6.93	9.3
$10.94	24,889	10.94	9.8	1,037	10.94	9.8

	1,039,259	$3.33	7.4	591,375	$2.03	6.4

        The weighted average remaining contractual life for options vested and expected to vest in the future at March 31, 2007 is 7.1 years.

        The weighted-average fair value of the options granted in 2004, 2005 and 2006 and for the three months ended March 31, 2007, under the 2000 Plan was $0.23 per share, $0.77 per share, $2.75 per share and $5.31 per share, respectively, based on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
				Three Months Ended March 31, 2007
	2004	2005	2006
				(unaudited)
Expected life (years)	4.00	4.00	6.25	6.25
Risk-free interest rate	4.20%	4.21%	4.91%	4.82%
Volatility	0%	0%	41.5%	41.5%
Dividend yield	0%	0%	0%	0%

        Effective January 1, 2006, the Company adopted SFAS 123(R) using a prospective transition method, which applies to new awards and any awards that are modified or cancelled subsequent to the date of adoption. Prior periods are not restated for comparative purposes. Because the Company used the minimum value method for its pro forma disclosures under SFAS No. 123, Accounting for Stock Based Compensation, options granted prior to the adoption of SFAS 123(R) will be accounted for in accordance with APB 25 unless such options are modified, repurchased or cancelled after the effective date.

        The Company utilizes the Black-Scholes option-pricing model to estimate the fair value of option grants and determine the related compensation expense. The model requires the use of certain assumptions, including expected volatility, risk-free interest rate, expected term or life and forfeiture rate to calculate the fair value of stock-based payment awards.

        The Company does not have an adequate history of market prices for its common stock. Therefore, in accordance with SAB No. 107, the Company estimates expected volatility using historical volatilities of publicly-traded peer companies. The Company intends to continue to consistently use the same group of publicly-traded peer companies to determine volatility in the future until sufficient information regarding the volatility of its share price becomes available or the selected companies are no longer suitable for this purpose. The risk-free interest rate is based on the implied yield on a U.S. Treasury constant maturity with a remaining term equal to the expected life of the Company's stock options. The expected life of the options is based on a simplified method which defines the life as the average of the contractual term of the options and the weighted average vesting period. The estimated forfeiture rate is based on the Company's historical experience and the composition of option plan participants, among other factors, and reduces the compensation expense recognized. If the actual forfeitures differ from the estimates, adjustments to compensation expense may be required in future periods. The dividend yield assumption is based on the Company's history and expectation of paying no dividends.

        For options granted during 2006, the fair value of the underlying common stock was estimated contemporaneously by the Company's Board of Directors, with input from management, and was determined considering a number of factors, including (i) the Company's business, financial condition and results of operations; (ii) the Company's forecasted operating performance and projected future cash flows; (iii) the illiquid nature of common stock; (iv) the liquidation preferences, redemption rights and other rights, preferences and privileges of the outstanding preferred stock; (v) an implied market value analysis based on the stock price performance of the Company's most comparable public peers;

(vi) recent sales of the Company's securities; and (vii) market conditions affecting the Company's industry.

        Stock-based compensation expense amounted to approximately $244,000 and $77,000 for the year ended December 31, 2006 and for the three months ended March 31, 2007, respectively. As of March 31, 2007, there was approximately $823,000 of total unrecognized stock-based compensation expense related to unvested options granted under the 2000 Plan. That cost is expected to be recognized over a weighted average period of 2.1 years. The total fair value of options vested during the three months ended March 31, 2007 was approximately $69,000. The adoption of SFAS 123(R) did not affect the Company's cash flows.

        The aggregate intrinsic value of options outstanding, options vested and expected to vest in the future, and options exercisable as of March 31, 2007 was $12,574,000, $12,308,000 and $7,948,000, respectively. The aggregate intrinsic value of options exercised and options redeemed during the year ended December 31, 2006 was $655,000 and $723,000, respectively. The aggregate intrinsic value of options exercised during the three months ended March 31, 2007 was $177,000. The intrinsic value is calculated as the difference between the market value and the exercise price of the options.

12. WARRANTS

        In addition to the warrants issued in association with the Series E preferred stock (warrants to purchase 420,068 shares of common stock), as of March 31, 2007, the Company also had outstanding warrants to purchase an aggregate of 15,686 shares of common stock at an exercise price of $3.83 per share and warrants to purchase 172,438 shares of Series E preferred stock at an exercise price of $0.71 per share (which will become warrants to purchase an aggregate of 38,318 shares of common stock at an exercise price of $3.18 per share upon the closing of the Company's initial public offering) granted in connection with the issuance of debt. The fair value of such warrants, determined using the Black-Scholes option-pricing model, was approximately $70,000 and was recorded as additional paid-in capital and amortized to expense over the term of the loan. The warrants to purchase common stock expire in 2011 and 2012. The warrants to purchase Series E preferred stock expire between 2009 and 2011.

13. SEGMENT INFORMATION

        The Company provides web-based screening services, primarily to customers located throughout the United States, and provides similar services to similar customers across industries. Separate profitability or financial information is not analyzed for particular individual screening services. Management, including the chief operating decision maker, evaluates the Company's performance based on its overall operating results for the Company, and therefore, the Company has determined that it operates under one reportable segment.

        International sales did not exceed 10% of total revenue in any period presented.

14. RELATED PARTY TRANSACTION

        Until May 2007, The Travelers Companies, Inc. ("Travelers") owned a controlling interest in certain entities that collectively hold in excess of 5% of the Company's capital stock. Travelers is a customer of the Company. For the year ended December 31, 2006, the Company's service revenue from

Travelers totaled $209,000. For the quarter ended March 31, 2007, service revenue from Travelers was $124,000. For periods prior to 2006, the Company's service revenue from Travelers was insignificant.

15. UNAUDITED PRO FORMA INFORMATION

        The pro forma balance sheet as of March 31, 2007 reflects the mandatory conversion of all of the outstanding shares of the Company's preferred stock into an aggregate of 6,201,142 shares of common stock upon completion of the initial public offering of common stock by the Company. Pro forma basic net income per share allocable to common stockholders is computed to give effect to the assumed conversion of the preferred stock into common stock on the first day of the period. Pro forma diluted net income per share allocable to common stockholders gives effect to all potentially dilutive securities. Anti-dilutive securities excluded from the pro forma diluted net income per share calculation allocable to common stockholders for the year ended December 31, 2006 and for the three months ended March 31, 2007 consisted of options to purchase an aggregate of 185,555 and 24,888 shares, respectively, of common stock. The weighted average pro forma common and common equivalent shares outstanding for the year ended December 31, 2006 and for the three months ended March 31, 2007 was computed as follows:

	December 31, 2006	March 31, 2007
	(in thousands)
Weighted average common shares outstanding	1,811	1,957
Pro forma shares issued for the conversion of the preferred stock	6,201	6,201

Total pro forma weighted average common shares outstanding—basic	8,012	8,158
Add common stock equivalents: Options, warrants and unvested common shares	955	1,079

Total pro forma weighted average common shares outstanding—diluted	8,967	9,237

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC and NASD registration fees. All of the expenses below will be paid by us.

Item
SEC registration fee	$9,229
NASD filing fee	9,125
NASDAQ Global Market listing fee	100,000
Blue sky fees and expenses	10,000
Printing and engraving expenses	60,000
Legal fees and expenses	500,000
Accounting fees and expenses	750,000
Transfer Agent and Registrar fees	10,000
Miscellaneous	20,646

Total	$1,469,000

Item 14. Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws (Exhibit 3.2 to this registration statement) provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Our certificate of incorporation (Exhibit 3.1 to this registration statement) provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        In addition, our certificate of incorporation provides that we shall indemnify our directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to our best interests, and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non- monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. We intend to obtain directors' and officers' liability insurance in connection with this offering.

        We have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of HireRight or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

        The underwriting agreement (Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

        The following is a summary of our transactions since December 31, 2003, involving sales of our securities that were not registered under the Securities Act of 1933, as amended:

          (1)   In August 2004, we issued to Comerica Bank a warrant to purchase 45,000 shares of our Series E Preferred Stock at an exercise price of approximately $0.71 per share (which will become a warrant to purchase 10,000 shares of our common stock at an exercise price of $3.18 per share upon the closing of this offering). In December 2004, we also issued to Comerica Bank a warrant to purchase 15,686 shares of our common stock at an exercise price of $3.83 per share. The warrants were issued in connection with amendments to our credit line with the bank.

          (2)   From January 2004 to May 2007, we granted options to purchase an aggregate of 955,371 shares of common stock to our employees and directors under our 2000 Stock Option/Stock Issuance Plan at exercise prices ranging from $1.22 to $15.44 per share.

        The issuances of securities in the transactions described in paragraph 1 above were effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 506 of Regulation D thereunder based on the status of each investor as an accredited investor as defined under the Securities Act. The issuances of securities in the transactions described in paragraph 2 above were effected without registration under the Securities Act in reliance on Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. None of the foregoing transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction either received adequate information about us or had access, through their relationships with us, to such information.

Item 16. Exhibits and Financial Statement Schedules

(a)
Exhibits

        The following exhibits are attached hereto and incorporated herein by reference.

Exhibit No.	Description
*1.1	Form of Underwriting Agreement
*3.1	Certificate of Incorporation of HireRight, Inc.
*3.2	Bylaws of HireRight, Inc.
*4.1	Specimen common stock certificate
*5.1	Opinion of Dorsey & Whitney LLP
**10.1+	HireRight, Inc. 2000 Stock Option/Stock Issuance Plan
*10.2+	HireRight, Inc. 2007 Long-Term Incentive Plan
*10.3+	HireRight, Inc. Employee Stock Purchase Plan
10.4+	Employment Agreement dated June 2007 by and between HireRight, Inc. and Eric J. Boden
10.5+	Form of Change in Control Agreement dated June 2007 by and between HireRight, Inc. and each of the following officers: Lisa A. Gallagher, Stefano Malnati, Alexander F. Munro, David M. Nachman, Barbara M. Nieto, Robert J. Pickell and Glen E. Schrank
**10.6	Amended and Restated Investors' Rights Agreement dated December 2002 by and among HireRight, Inc. and certain security holders, as amended
**10.7	Lease dated July 20, 2006 by and between Irvine Commercial Property Company LLC and HireRight, Inc.
**10.8	Standard Multi-Tenant Office Lease dated December 27, 2001 by and between F&F Simon Rancho Tech, LLC and HireRight, Inc.
10.9+	HireRight 2007 Executive Short-Term Incentive Plan
**10.10+	HireRight 2007 Vice President, Worldwide Sales Commission Plan
**10.11+	Offer Letter dated February 2006 by and between HireRight, Inc. and Jeffrey A. Wahba
*10.12	Loan and Security Agreement dated April 2002 by and between HireRight, Inc. and Comerica Bank-California, as amended
**10.13†	Outsourcing Services Agreement dated February 3, 2005 by and between HireRight, Inc. and TransWorks Information Services Limited
*10.14	Form of Warrant to Purchase Common Stock
*10.15+	Deferred Compensation Plan for Directors of HireRight, Inc.
*10.16+	Change in Control Agreement by and between HireRight, Inc. and Jeffrey A. Wahba
**21.1	Subsidiaries of HireRight, Inc.
23.1	Consent of Deloitte & Touche LLP
*23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
**24.1	Power of Attorney
24.2	Power of Attorney for Margaret L. Taylor

*
To be filed by amendment.

**
Previously filed.

†
Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

+
Indicates management contract or compensatory plan.

(b)
Financial Statement Schedules

        Schedule II—Valuation and Qualifying Accounts

HireRight, Inc. amd Subsidiary
Schedule II
Valuation and Qualifying Accounts
(in thousands)

	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions	Balance at End of Year
Year Ended December 31, 2004
Allowance for doubtful accounts and reserve for sales allowance	$33	$51	$(3)	$81
Valuation allowance for deferred income tax assets	$7,827	$16	$—	$7,843
Year Ended December 31, 2005
Allowance for doubtful accounts and reserve for sales allowance	$81	$288	$30	$399
Valuation allowance for deferred income tax assets	$7,843	$252	$—	$8,095
Year Ended December 31, 2006
Allowance for doubtful accounts and reserve for sales allowance	$399	$(17)	$(97)	$285
Valuation allowance for deferred income tax assets	$8,095	$—	$(8,095)	$—

        All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of HireRight pursuant to the foregoing provisions, or otherwise, HireRight has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by HireRight of expenses incurred or paid by a director, officer or controlling person of HireRight in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, HireRight will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by HireRight pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, HireRight, Inc. has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 10th day of July 2007.

HireRight, Inc.
By:	/s/ ERIC J. BODEN Eric J. Boden, Chief Executive Officer, President and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ERIC J. BODEN Eric J. Boden	Chief Executive Officer, President and Chairman (principal executive officer)	July 10, 2007
/s/ JEFFREY A. WAHBA Jeffrey A. Wahba	Chief Financial Officer, Vice President of Finance and Secretary (principal financial and accounting officer)	July 10, 2007
* Jeffrey H. Anderson	Director	July 10, 2007
* Thomas B. Blaisdell	Director	July 10, 2007
* Cranston R. Lintecum	Director	July 10, 2007
/s/ MARGARET L. TAYLOR Margaret L. Taylor	Director	July 10, 2007
*By:	/s/ ERIC J. BODEN Eric J. Boden Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
*1.1	Form of Underwriting Agreement
*3.1	Certificate of Incorporation of HireRight, Inc.
*3.2	Bylaws of HireRight, Inc.
*4.1	Specimen common stock certificate
*5.1	Opinion of Dorsey & Whitney LLP
**10.1+	HireRight, Inc. 2000 Stock Option/Stock Issuance Plan
*10.2+	HireRight, Inc. 2007 Long-Term Incentive Plan
*10.3+	HireRight, Inc. Employee Stock Purchase Plan
10.4+	Employment Agreement dated June 2007 by and between HireRight, Inc. and Eric J. Boden
10.5+	Form of Change in Control Agreement dated June 2007 by and between HireRight, Inc. and each of the following officers: Lisa A. Gallagher, Stefano Malnati, Alexander F. Munro, David M. Nachman, Barbara M. Nieto, Robert J. Pickell and Glen E. Schrank
**10.6	Amended and Restated Investors' Rights Agreement dated December 2002 by and among HireRight, Inc. and certain security holders, as amended
**10.7	Lease dated July 20, 2006 by and between Irvine Commercial Property Company LLC and HireRight, Inc.
**10.8	Standard Multi-Tenant Office Lease dated December 27, 2001 by and between F&F Simon Rancho Tech, LLC and HireRight, Inc.
10.9+	HireRight 2007 Executive Short-Term Incentive Plan
**10.10+	HireRight 2007 Vice President, Worldwide Sales Commission Plan
**10.11+	Offer Letter dated February 2006 by and between HireRight, Inc. and Jeffrey A. Wahba
*10.12	Loan and Security Agreement dated April 2002 by and between HireRight, Inc. and Comerica Bank-California, as amended
**10.13†	Outsourcing Services Agreement dated February 3, 2005 by and between HireRight, Inc. and TransWorks Information Services Limited
*10.14	Form of Warrant to Purchase Common Stock
*10.15+	Deferred Compensation Plan for Directors of HireRight, Inc.
*10.16+	Change in Control Agreement by and between HireRight, Inc. and Jeffrey A. Wahba
**21.1	Subsidiaries of HireRight, Inc.
23.1	Consent of Deloitte & Touche LLP
*23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
**24.1	Power of Attorney
24.2	Power of Attorney for Margaret L. Taylor

*
To be filed by amendment.

**
Previously filed.

†
Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

+
Indicates management contract or compensatory plan.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
Risks Related to Our Business
Risks Related to This Offering and Ownership of Our Common Stock
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
HIRERIGHT, INC. AND SUBSIDIARY INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HIRERIGHT, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (in thousands)
HIRERIGHT, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)
HIRERIGHT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
HIRERIGHT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT AND COMPREHENSIVE OPERATIONS (in thousands, except share data)
HIRERIGHT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
HIRERIGHT, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (in thousands)
HIRERIGHT, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
HireRight, Inc. amd Subsidiary Schedule II Valuation and Qualifying Accounts (in thousands)
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX